     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 2001
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          PREMIUM STANDARD FARMS, INC.
           (EXACT NAME OF CO-REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      2011                                     43-1755411
      (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NUMBER)

                         423 WEST 8TH STREET, SUITE 200
                          KANSAS CITY, MISSOURI 64105
                                 (816) 472-5837
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
           AREA CODE, OF CO-REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

         PSF GROUP HOLDINGS, INC.                    THE LUNDY PACKING COMPANY                   LUNDY INTERNATIONAL, INC.
               DELAWARE 6719                            NORTH CAROLINA 2011                         NORTH CAROLINA 0213
                43-1818535                                  56-0507254                                  56-1312631
        423 WEST 8TH ST, SUITE 200                  423 WEST 8TH ST, SUITE 200                  423 WEST 8TH ST, SUITE 200
           KANSAS CITY, MO 64105                       KANSAS CITY, MO 64105                       KANSAS CITY, MO 64105
              (816) 472-5837                              (816) 472-5837                              (816) 472-5837

                             PREMIUM STANDARD FARMS
                            OF NORTH CAROLINA, INC.
                                 DELAWARE 0213
                                   06-1594088
                           423 WEST 8TH ST, SUITE 200
                             KANSAS CITY, MO 64105
                                 (816) 472-5837
                            ------------------------
                             STEPHEN A. LIGHTSTONE
         EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER & TREASURER
                         423 WEST 8TH STREET, SUITE 200
                             KANSAS CITY, MO 64105
                                 (816) 472-5837
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                    JEFFREY T. HAUGHEY AND H. DALE DIXON III
                       BLACKWELL SANDERS PEPER MARTIN LLP
                              TWO PERSHING SQUARE
                          2300 MAIN STREET, SUITE 1000
                          KANSAS CITY, MISSOURI 64108
                                 (816) 983-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
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                            ------------------------

                        CALCULATION OF REGISTRATION FEE

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                                                                   PROPOSED MAXIMUM         PROPOSED
          TITLE OF EACH CLASS OF                AMOUNT TO BE      OFFERING PRICE PER   MAXIMUM AGGREGATE         AMOUNT OF
        SECURITIES TO BE REGISTERED              REGISTERED         EXCHANGE NOTES    OFFERING PRICE(1)(2) REGISTRATION FEE(1)(2)
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9 1/4% Senior Notes due 2011(3)............     $175,000,000             100%             $175,000,000            $43,750
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Guarantees of the 9 1/4% Senior Notes due
  2011(4)..................................         N/A                  N/A                  N/A                   N/A
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(1) The registration fee has been calculated pursuant to Rule 457(f)(2) and Rule 457(n) under the Securities Act of 1933 and reflects the book value of the notes as of June 25, 2001. The Proposed Maximum Aggregate Offering Price is estimated solely for the purpose of calculating the registration fee.
(2) The Proposed Maximum Aggregate Offering Price is based on the book value of the notes, as of June 25, 2001, in the absence of a market for them as required by Rule 457(f)(2) under the Securities Act of 1933.
(3) The 9 1/4% Senior Notes due 2011 will be the obligations of Premium Standard Farms, Inc.
(4) Each of PSF Group Holdings, Inc., The Lundy Packing Company, Lundy International, Inc., and Premium Standard Farms of North Carolina, Inc. will guarantee on an unconditional basis the obligations of Premium Standard Farms, Inc. under the 9 1/4% Senior Notes due 2011. Pursuant to Rule 457(n), no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

    THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE 29, 2001

PROSPECTUS

                          PREMIUM STANDARD FARMS, INC.

                               OFFER TO EXCHANGE

                      $175,000,000 PRINCIPAL AMOUNT OF ITS
                         9 1/4% SENIOR NOTES DUE 2011,
              WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
        FOR ANY AND ALL OF ITS OUTSTANDING 9 1/4% SENIOR NOTES DUE 2011

     We are offering to exchange all of our outstanding 9 1/4% senior notes due 2011, which we refer to as the old notes, for our registered 9 1/4% senior notes due 2011, which we refer to as the exchange notes. We refer to the old notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the old notes except that the exchange notes have been registered under the Securities Act of 1933 and, therefore, are freely transferable.

PLEASE CONSIDER THE FOLLOWING:

     - Our offer to exchange old notes for exchange notes will be open until
       5:00 p.m., New York City time, on             , 2001, unless we extend
       the offer.

     - You should also carefully review the procedures for tendering the old notes beginning on page 26 of this prospectus.

     - If you fail to tender your old notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

     - No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

     - The notes will mature on June 15, 2011.

     - We will pay interest on the notes semi-annually on June 15 and December 15 of each year beginning December 15, 2001 at the rate of 9 1/4% per annum.

     - We may redeem the notes on or after June 15, 2006 at the rates set forth on page 75 of this prospectus.

     - We also have the option until June 15, 2004, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

     - Our parent, PSF Group Holdings, and our wholly-owned domestic subsidiaries have guaranteed the notes.

     - The notes are unsecured obligations and are effectively junior to all of our secured indebtedness and the secured indebtedness of the guarantors.

     - If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

      YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 11 OF THIS PROSPECTUS. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                           , 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................   11
The Exchange Offer..........................................   24
Use of Proceeds.............................................   31
Capitalization..............................................   32
Unaudited Pro Forma Consolidated Statement of Operations....   33
Selected Historical Consolidated Financial Information......   35
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   38
Business....................................................   46
Management..................................................   61
Principal Stockholders......................................   69
Related Party Transactions..................................   71
Description of the Credit Agreement.........................   72
Description of the Notes....................................   74
Important United States Federal Tax Consequences............  109
Plan of Distribution........................................  113
Legal Matters...............................................  113
Independent Auditors........................................  113
Index to Financial Statements...............................  F-1

                            ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     Upon effectiveness of the Registration Statement of which this prospectus is a part, we will file annual and quarterly and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements and other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call 1-800-SEC-0330 for further information on the public reference rooms. Our filings will also be available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

     We have filed a Registration Statement on Form S-4 to register with the Commission the exchange notes and the guarantees to be issued in exchange for the old notes. This prospectus is part of that Registration Statement. As allowed by the Commission's rules, this prospectus does not contain all of the information you can find in the Registration Statement or the exhibits to the Registration Statement. This information is available free of charge to any holders of securities of Premium Standard Farms upon written or oral request to Stephen A. Lightstone, Premium Standard Farms, Inc., 423 West 8th Street, Suite 200, Kansas City, Missouri 64105, telephone: (816) 472-5837. IN ORDER TO OBTAIN TIMELY DELIVERY OF SUCH DOCUMENTS, HOLDERS MUST REQUEST THIS INFORMATION NO LATER THAN FIVE BUSINESS DAYS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER FOR THE NOTES.

     We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained herein. If you are given any information or representations about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after this date.

                     MARKET AND INDUSTRY DATA AND FORECASTS

     Market data and certain industry forecasts used throughout this prospectus were obtained from internal surveys, market research, consultant surveys, publicly available information and industry publications and surveys. Reports prepared or published by Sparks Companies, Inc., the National Pork Producers Council, Agrimetrics Associates Inc. and the USDA were the primary sources for third-party industry data and forecasts. Industry surveys, publications, consultant surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon our management's knowledge of the industry, have not been independently verified. Forecasts are particularly likely to be inaccurate, especially over long periods of time. In addition, we do not know what assumptions regarding general economic growth were used in preparing the forecasts we cite. We do not make any representation as to the accuracy of information described in this paragraph.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements" within the meaning of
Section 17A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipates," "believes," "expects," "intends" and similar expressions identify such forward-looking statements. Although we believe that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks and uncertainties include, among others, the following:

     - economic conditions generally and in our principal markets;

     - competitive practices in the pork production and processing industries;

     - the impact of consolidation in the pork production and processing industries;

     - the impact of current and future laws, governmental regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations;

     - the availability of additional capital to fund future commitments and expansion and the cost and terms of financing;

     - outbreaks of disease in our herds;

     - feed ingredient costs;

     - fluctuations in live hog prices and the price of pork products;

     - customer demands and preferences; and

     - the occurrence of natural disasters and other occurrences beyond our control.

     Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition.

                                    SUMMARY

     This summary highlights some of the information in this prospectus and summarizes the material terms of the exchange offer. It is not complete and may not contain all of the information that you should consider before deciding to exchange your old notes. You should read the entire prospectus carefully, including the "Risk Factors" section and the financial statements and the notes to those statements.

     In this prospectus, the terms "we," "us," and "our" refer collectively to Premium Standard Farms, Inc. and its subsidiaries. All of our outstanding capital stock is owned by PSF Group Holdings, Inc.

                                  OUR COMPANY

     We are a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States. By combining modern, efficient production and processing facilities, sophisticated genetics, and strict control over the variables of health, diet and environment, we produce value-added premium pork products. We are the second largest owner of sows in North America, with over 200,000 sows producing approximately 3.9 million hogs per year in production operations located on over 100,000 acres in Missouri, Texas and North Carolina. We are also the eighth largest pork processor in the United States, with two plants capable of processing over 3.7 million hogs per year. In our fiscal year ended March 31, 2001, we generated revenues of $540.6 million, operating income of $60.6 million, EBITDA of $112.3 million and net income of $22.0 million.

     Our production and processing operations are organized as three separate pods located in Missouri, Texas and North Carolina. Our Missouri and North Carolina pods each combine hog production farms with a pork processing plant. Our Texas pod currently has only hog production operations. We eventually plan to add a pork processing plant in Texas to achieve full integration of the pod similar to our Missouri operations. Our pods incorporate feed mill operations and internal trucking facilities to maximize our ability to control costs, manage feed formulations and minimize the risk of disease. The designs of our processing facilities are modern and efficient, incorporating unique animal handling systems and sophisticated monitoring techniques to ensure high quality pork products. Because of our integrated hog production and pork processing operations, we have achieved the distinction of being the first pork company to receive Process Verified accreditation from the USDA, which periodically audits the entire process ensuring traceability from farms to the customer.

     We sell fresh pork products to select supermarket chains, meat distributors, further processors, food service companies, and institutional food customers. The strict quality control provided by the vertical integration of our production and processing operations allows us to provide premium products and to focus on discriminating customers in the retail, food service, export and further processing markets. We believe this allows us to obtain higher prices for our products than our more commodity-focused competitors.

     In addition to our sales of fresh pork products, we also sell excess live hogs, processed meat products and pork by-products.

INDUSTRY OVERVIEW

     Pork products are the third largest source of meat protein in the United States and the largest source globally. The market for pork products in the United States totaled 97.9 million hogs and 18.9 billion pounds of pork in a $33 billion industry in 2000. The primary driver of demand for pork products in the United States has been population growth. However, between 1997 and 1999, U.S. per capita consumption increased from 45.8 pounds to 50.9 pounds per annum according to the National Pork Producers Council. U.S. exports of pork products have grown substantially in recent years. Between 1995 and 2000, exports increased at an 11.1% compound annual growth rate from 770 million pounds to 1.3 billion pounds. U.S. exports are projected by Sparks Companies, Inc. to increase an additional 16% in calendar year 2001.

     The United States pork industry is divided into two segments: hog production and pork processing. Hog production, while rapidly consolidating, remains highly fragmented, with nearly 86,000 producers in 2000. In contrast, pork processing is a competitive, but highly concentrated and consolidating industry, with the top ten processors representing approximately 87% of total federally inspected industry capacity in 2000.

     Based on Sparks Companies, Inc.'s recent analysis of the USDA Hog and Pig Report released in March 2001, we estimate that live hog prices will average approximately $43 per hundred weight in 2001, and hog production is expected to be slightly higher for 2001 as compared to 2000. Pork product prices in 2001 are expected to decrease slightly, with the total amount of commercial processing in the U.S. estimated at 99.1 million hogs in 2001 compared to 97.9 million hogs in 2000.

     We expect several on-going industry trends to continue in 2001. These include increasing consumer demand for high-quality pork products in the United States and globally, continued consolidation of the hog production industry, further integration of hog production and pork processing operations and stricter environmental regulations governing new and existing hog operations. We believe the trends will result in favorable demand for our products, more stable live hog and pork product prices and generally improved industry conditions.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths position us to enhance our growth and profitability:

     - Vertically Integrated Production and Processing. All of the hogs used by our Milan, Missouri processing plant are sourced from our Missouri and Texas hog production operations. In fiscal 2001, since our North Carolina acquisitions, approximately 61% of hogs used by our Clinton, North Carolina plant were supplied by our North Carolina hog production operations, with the remaining 39% supplied through contracts with independent producers. Vertical integration gives us strict control over our process, from a hog's initial genetic makeup to the pork product ultimately produced and shipped. This is a powerful advantage for competing effectively in the rapidly consolidating pork industry because it allows us to:

       - produce premium and specialty products, which typically command higher prices than commodity price products, by regulating the variables of genetics, environment, health and diet;

       - target premium customers, who are willing to pay premium prices, by tailoring our production process to meet the exacting specifications of discriminating customers in our target market;

       - reduce our production costs and maximize value, by significantly reducing our hog procurement costs and streamlining our logistics, transportation and production schedules and capturing more of the value of our hogs through our own processing rather than passing this value on to other processors; and

       - reduce earnings volatility and exposure to market fluctuations, by providing us with an assured supply of hogs and reducing our exposure to pricing volatility.

     - Strong Market Position with Large Scale Operations. Our large-scale integrated operations, geographic dispersal and strong market position allow us to serve a broad range of customers in our target market, while maintaining economies of scale and marketing leverage.

     - Efficient, Modern Facilities and Operations. Our Milan, Missouri processing plant is currently one of the most modern and technically advanced facilities of its kind, and we believe our Clinton, North Carolina plant will be the most advanced facility of its kind in the United States when our North Carolina capital improvement plans are complete. Our hog production operations allow us to achieve industry-leading productivity statistics. According to data compiled by Agrimetrics Associates, Inc., our costs of production are in the lowest quartile of all pork producers surveyed, and we are consistently among the top processors in terms of return on hogs processed, which is a function of both price and yield.

     - Experienced Management Team. Our senior and operational management personnel, on average, have over thirteen years of experience in farm production and/or the fresh meat industry.

BUSINESS STRATEGY

     We are pursuing a strategy designed to increase our revenues and cash flow. Key elements of our strategy include:

     - Further Develop Vertical Integration. We intend to increase integration in our North Carolina operations by renovating our recently acquired processing plant, upgrading the genetics of our breed stock, improving feed manufacturing and increasing supervision of contract growers in order to put in place a USDA Process Verified program similar to the program that is in place for our fully integrated Missouri operations. Ultimately, we intend to have two fully-integrated geographically separated pods located in these states, allowing us to serve the U.S. and international markets cost effectively. When justified in the future by market conditions, customer relationships and other circumstances, we also intend to expand our Texas operations to add a processing plant that will create a third fully integrated pod modeled upon our Missouri operations.

     - Focus on High Quality and Value-Added Products. We intend to continue to focus on producing high quality and value-added products for our discriminating customers, and to further differentiate ourselves from commodity oriented competitors by developing new brands and additional products. We believe our capital improvements to our Clinton, North Carolina processing plant will allow us to market premium products similar to those produced by our Milan, Missouri plant, as well as smoked and processed pork products.

     - Expand Production and Processing Capacity. We intend to further expand hog production at our Texas facilities by adding 10,000 new sows, which we expect will produce approximately 200,000 new hogs per year beginning in fiscal year 2003. In addition, we believe our Texas production facilities have adequate space and have obtained all environmental and land use permits required for further expansion in a manner that could replicate our Missouri hog production facilities. We also intend, through modernization and efficiency efforts, to increase processing capacity at our Clinton, North Carolina plant from its current 6,500 hogs per day to 8,000 hogs per day on an eight-hour shift, with additional capacity to process up to 10,000 hogs per day on a ten-hour shift on a seasonal basis.

     - Maintain Position as a Low Cost Producer. We intend to continue to measure our production and processing activities continually in an effort to increase our hog production efficiencies, lower our break-even costs, improve our processing yields and develop new value-added products.

     - Continue Expansion into International Markets. We intend to continue our efforts to develop sales outside the United States. In particular, we intend to increase our export volumes to Japan, as this market ascribes significant value to premium, process-controlled traceable products. We also intend to actively expand sales in the South Korean, Chinese and Taiwanese markets.

     - Manage Market Risks. We will continue to draw upon the strength of our risk management team and monitor daily opportunities to lock in favorable margins by hedging both feed and energy costs, as well as fresh meat sales.

     - Environmental Stewardship. We will continue to be a leader in the pork industry in researching, developing and implementing new waste handling and environmental technologies and solutions, including source reduction, risk reduction, improved manure treatment, beneficial reuse of waste products (creating value-added products) and water reuse.

                                  OUR HISTORY

     The hog production business of Premium Standard Farms was originally founded in 1988. In 1994, we completed construction of our Milan, Missouri processing plant. Due primarily to start-up costs and the low level of initial production at that plant, as well as the rapid expansion of our Missouri and Texas operations, the corporation that previously ran our Missouri and Texas operations filed Chapter 11 bankruptcy on July 2, 1996. In September 1996, the reorganization became effective and our business emerged from Chapter 11. Premium Standard Farms in its current corporate form resulted from this restructuring.

     Since emerging from bankruptcy, we have expanded our business in two significant ways. On May 13, 1998, we expanded our Missouri operations in a series of transactions with ContiGroup Companies, Inc. (formerly known as Continental Grain). In these transactions, ContiGroup purchased a 51.0 percent ownership interest in our parent company, PSF Group Holdings, for $182.3 million. In exchange, we purchased the North Missouri Farms hog production operations then owned by ContiGroup for $75.0 million. Our transactions with ContiGroup were treated for accounting purposes as a reverse acquisition by ContiGroup. Thus, even though we trace our roots as a business to the Premium Standard Farms that underwent reorganization and emerged from bankruptcy in 1996, the financial data included in this prospectus for the periods prior to May 1998 relates to ContiGroup's North Missouri Farms operations rather than to Premium Standard Farms itself. Despite this accounting treatment, we will discuss the pre-1998 business of Premium Standard Farms at times in this prospectus since that business provided the basis for our current vertically integrated operations.

     In fiscal 2001, we expanded our operations through two acquisitions in North Carolina. We acquired The Lundy Packing Company, which consisted of hog production and pork processing operations, on August 25, 2000. On September 22, 2000, we then acquired Premium Standard Farms of North Carolina from ContiGroup. In the latter transaction, ContiGroup received cash and additional shares of PSF Group Holdings stock, bringing its overall ownership of our parent's outstanding common stock to 53.1 percent.

     Premium Standard Farms is a Delaware company formed in 1996. PSF Group Holdings, our parent corporation, is a Delaware company formed in 1998. Our principal executive offices are located at 423 West 8th Street, Suite 200, Kansas City, Missouri and our telephone number is (816) 472-7675.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

THE EXCHANGE OFFER............   $1,000 principal amount of exchange notes in
                                 exchange for each $1,000 principal amount of old notes. As of the date hereof $175.0 million in aggregate principal amount of old notes are outstanding.

                                 Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to certain third parties unrelated to us, we believe that exchange notes issued pursuant to the exchange offer in exchange for old notes may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

                                      - are an "affiliate" of ours within the
                                        meaning of Rule 405 under the Securities
                                        Act;

                                      - are a broker-dealer who purchased old
                                        notes directly from us for resale under
                                        Rule 144A or Regulation S or any other
                                        available exemption under the Securities
                                        Act;

                                      - acquired the exchange notes other than
                                        in the ordinary course of your business;
                                        or

                                      - have an arrangement with any Person to
                                        engage in the distribution of exchange
                                        notes. However, the Commission has not
                                        considered the exchange offer in the
                                        context of a no-action letter and we
                                        cannot be sure that the staff of the
                                        Commission would make a similar
                                        determination with respect to the
                                        exchange offer as in such other
                                        circumstances. Furthermore, in order to
                                        participate in the exchange offer, you
                                        must make the representations set forth
                                        in the letter of transmittal that we are sending you with this prospectus.

Registration Rights
Agreement.....................   We sold the old notes on June 7, 2001, in a
                                 private placement in reliance on Section 4(2) of the Securities Act. The old notes were immediately resold by the initial purchasers in reliance on Rule 144A and Regulation S under the Securities Act. At the same time, we entered into a registration rights agreement with the initial purchasers requiring us to make the exchange offer. The registration rights agreement also requires us to use reasonable best efforts to consummate the exchange offer by December 7, 2001.

                                 If we do not do so, the interest rate on the old notes will increase, initially by 0.50%. See "The Exchange Offer -- Purpose and Effect."

Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                      , 2001, New York City time, or a later
                                 date and time if we extend it (the "Expiration
                                 Date").

Withdrawal....................   The tender of the old notes pursuant to the
                                 exchange offer may be withdrawn at any time prior to the Expiration Date. Any old notes not accepted for exchange for any reason will be returned without expense as soon as practicable after the expiration or termination of the exchange offer.

Interest on the Exchange Notes
and the Old Notes.............   Interest on the exchange notes will accrue from
                                 the date of the original issuance of the old notes or from the date of the last payment of interest on the old notes, whichever is later.
                                 No additional interest will be paid on the old notes tendered and accepted for exchange.

Conditions to the Exchange
Offer.........................   The exchange offer is subject to customary
                                 conditions, some of which may be waived by us.
                                 See "The Exchange Offer -- Conditions to
                                 Exchange Offer."

Procedures for Tendering Old
Notes.........................   If you wish to accept the exchange offer, you
                                 must complete, sign and date the letter of transmittal, or a copy of the letter of transmittal, in accordance with the instructions contained in this prospectus and in the letter of transmittal, and mail or otherwise deliver the letter of transmittal, or the copy, together with the old notes and any other required documentation, to the exchange agent at the address set forth in this prospectus. If you are a person holding the old notes through the Depository Trust Company and wish to accept the exchange offer, you must do so through the Depository Trust Company's
                                 Automated Tender Offer Program, by which you will agree to be bound by the letter of transmittal. By executing or agreeing to be bound by the letter of transmittal, you will be making a number of important representations to us, as described under "The Exchange
                                 Offer -- Purpose and Effect."

                                 Under the circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for the old notes for a continuous offering under Rule 415 under the Securities Act.

                                 We will accept for exchange any and all old notes that are properly tendered in the exchange offer prior to the Expiration Date. The exchange notes issued in the exchange offer will be delivered promptly following the Expiration Date. See "The Exchange
                                 Offer -- Terms of the Exchange Offer."

Exchange Agent................   Wilmington Trust Company is serving as exchange
                                 agent in connection with the exchange offer.

Federal Income Tax
Considerations................   We believe the exchange of old notes for
                                 exchange notes in the exchange offer will not constitute a sale or an exchange for federal income tax purposes. See "Important Federal
                                 Income Tax Considerations."

Effect of Not Tendering.......   Old notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, continue to be subject to their existing transfer restrictions. We will have no further obligation to provide for registration under the Securities Act of such old notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

Issuer........................   Premium Standard Farms, Inc.

Securities Offered............   $175,000,000 aggregate principal amount of
                                 9 1/4% Senior Notes due 2011.

Maturity......................   June 15, 2011.

Interest......................   Payable semi-annually in arrears on June 15 and
                                 December 15, commencing December 15, 2001.

Optional Redemption...........   We may redeem any of the exchange notes
                                 beginning on June 15, 2006. The initial
                                 redemption price is 104.625% of their principal amount plus accrued interest. The redemption price will decline each year after 2006 and will be 100% of their principal amount, plus accrued interest, beginning on June 15, 2009.

                                 In addition, before June 15, 2004, we may redeem up to 35% of the exchange notes at a redemption price of 109.250% of their principal amount plus accrued interest, using the proceeds from sales of specified kinds of our capital stock. We may make such redemption only if after such redemption, at least 65% of the aggregate principal amount of exchange notes originally issued remains outstanding.

Change of Control.............   Upon a change of control, we will be required
                                 to make an offer to purchase the exchange notes at a price equal to 101% of their principal amount plus accrued interest to the date of repurchase. We may not have sufficient funds available at the time of any change of control to make any required debt repayment.

Ranking.......................   The exchange notes will be senior unsecured
                                 obligations.

                                 The exchange notes will rank equally in right of payment with all of our unsecured unsubordinated indebtedness. The exchange notes will be effectively junior to all our secured indebtedness.

                                 As of March 31, 2001, after giving effect to this offering and the application of the proceeds therefrom, we would have had $274.5 million in indebtedness outstanding, including $92.7 million of secured indebtedness under our credit facility.

Guarantees....................   PSF Group Holdings and each of our wholly owned
                                 domestic subsidiaries will fully and
                                 unconditionally guarantee the exchange notes on a senior unsecured basis. As of March 31, 2001, the guarantors had $4.7 million of indebtedness
                                 (other than their obligations under our credit facility), all of which was secured. The guarantee by each guarantor will rank equally in right of payment with each guarantor's unsecured indebtedness. The guarantees will be effectively junior to all secured indebtedness of the guarantors.

Certain Covenants.............   The terms of the exchange notes will limit our
                                 ability and the ability of our subsidiaries to:

                                      - incur additional indebtedness;

                                      - create liens;

                                      - pay dividends and make distributions in
                                        respect of capital stock;

                                      - redeem capital stock;

                                      - make investments or other restricted
                                        payments;

                                      - sell assets;

                                      - issue or sell stock of restricted
                                        subsidiaries;

                                      - enter into transactions with affiliates;
                                        and

                                      - effect a consolidation or merger.

                                 These covenants are subject to a number of important qualifications and exceptions.

                                  RISK FACTORS

     See "Risk Factors" beginning on page 11 for a discussion of certain risks relating to us, our business and an investment in the exchange notes.

                 SUMMARY HISTORICAL CONSOLIDATED AND UNAUDITED
                        PRO FORMA FINANCIAL INFORMATION

     The following tables set forth summary historical consolidated financial information for PSF Group Holdings from inception (May 13, 1998, the date of the ContiGroup acquisition) through March 31, 2001, and summary unaudited pro forma information for the year ended March 31, 2001. The summary historical consolidated financial information in the table below has been derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report, and are included in the back of this prospectus. The historical consolidated financial information presented for the year ending March 31, 2001 reflects our acquisition of The Lundy Packing Company on August 25, 2000 and our acquisition of Premium Standard Farms of North Carolina, Inc. on September 22, 2000, both of which were accounted for in accordance with the purchase method of accounting.

     The unaudited pro forma statement of operations set forth below gives effect to our acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina and this offering and the application of the net proceeds therefrom as if they had been consummated on March 26, 2000. The unaudited pro forma financial statement of operations is not necessarily indicative of future results of operations or the results that might have occurred if the foregoing transactions had been consummated on such date. There can be no assurance that assumptions used in the preparation of the pro forma financial data will prove to be correct. This data should be read in conjunction with "Unaudited Pro Forma Consolidated Statement of Operations," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the notes thereto included in the back of this prospectus.

                                                            HISTORICAL                        PRO FORMA
                                             -----------------------------------------    -----------------
                                                                       FOR THE                 FOR THE
                                             FOR THE PERIOD       FISCAL YEARS ENDED      FISCAL YEAR ENDED
                                             ---------------    ----------------------    -----------------
                                             MAY 13, 1998 TO    MARCH 25,    MARCH 31,        MARCH 31,
                                             MARCH 27, 1999       2000         2001             2001
                                             ---------------    ---------    ---------    -----------------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS DATA:
Net sales..................................     $237,090        $306,266     $ 540,576        $680,076
Cost of goods sold.........................      249,757         265,929       456,184         593,195
Selling, general and administrative
  expenses.................................       20,027          18,830        19,413          20,933
Impairment of fixed assets(1)..............           --           5,000            --              --
Amortization expense.......................        1,945           2,320         3,180           3,490
Other expense (income).....................          682             (47)        1,210           2,648
Operating income (loss)....................      (35,321)         14,234        60,589          59,810
Interest expense, net......................       17,601          21,220        23,208          27,019
Income tax expense (benefit)...............      (20,377)         (1,699)       15,367          13,531
Net income (loss)..........................      (32,545)         (5,287)       22,014          19,260
OTHER FINANCIAL DATA:
GAAP cash flow:
  Operating activities.....................     $ (7,620)       $ 55,522     $  61,679              --

                                                            HISTORICAL                        PRO FORMA
                                             -----------------------------------------    -----------------
                                                                       FOR THE                 FOR THE
                                             FOR THE PERIOD       FISCAL YEARS ENDED      FISCAL YEAR ENDED
                                             ---------------    ----------------------    -----------------
                                             MAY 13, 1998 TO    MARCH 25,    MARCH 31,        MARCH 31,
                                             MARCH 27, 1999       2000         2001             2001
                                             ---------------    ---------    ---------    -----------------
                                                                 (DOLLARS IN THOUSANDS)
  Investing activities.....................      (17,322)        (15,242)     (145,992)             --
  Financing activities.....................         (227)        (42,677)       91,219              --
EBITDA(2)..................................        2,330          62,527       112,292        $121,101
EBITDA margin(3)...........................         0.98%          20.42%        20.77%          17.81%
Capital expenditures.......................     $ 22,126        $ 23,669     $  43,224              --
Debt to EBITDA(4)..........................       90.72x           2.81x         2.38x           2.27x
Depreciation, amortization and
  impairment...............................     $ 37,651        $ 48,293     $  51,703        $ 58,850
EBITDA to interest expense(5)..............        0.13x           2.94x         4.65x           4.33x
Ratio of earnings to fixed charges(6)......           --              --         2.47x           2.10x
Pounds of pork sales (millions)............       296.79          345.84        603.88              --
Total hogs processed (millions)............         1.61            1.92          3.02              --

                                                                                        FOR THE
                                                              FOR THE PERIOD       FISCAL YEARS ENDED
                                                              ---------------    ----------------------
                                                              MAY 13, 1998 TO    MARCH 25,    MARCH 31,
                                                              MARCH 27, 1999       2000         2001
                                                              ---------------    ---------    ---------
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA (AT PERIOD END):
Working capital.............................................     $ 70,010        $ 51,698     $119,764
Property, plant, equipment and breedstock...................      456,961         427,662      496,882
Goodwill....................................................       59,438          57,398       75,998
Total assets................................................      617,455         584,498      773,440
Total long-term debt and capital leases (including current
  portion)..................................................      211,384         175,997      267,216
Shareholders' equity........................................      324,955         319,668      357,837

---------------
(1) During fiscal 2000, certain assets under construction, which were originally being constructed for an expansion in Texas, were determined to be unrecoverable due to a change in expansion plans. A non-cash impairment loss was taken during the year ended March 25, 2000.

(2) EBITDA represents earnings before interest, taxes, depreciation, amortization and impairment of fixed assets. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our consolidated financial statements.

(3) Represents EBITDA as a percentage of net sales.

(4) Represents debt divided by EBITDA.

(5) Represents EBITDA divided by gross interest expense.

(6) The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges. Fixed charges include interest, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. For the period ended March 27, 1999 and the fiscal year ended 2000 our earnings were insufficient to cover our fixed charges by $52.9 million and $7.0 million, respectively.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also materially and adversely affect our business operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

RISK FACTORS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UNDER OUR EXISTING CORPORATE STRUCTURE UPON WHICH YOU CAN EVALUATE OUR PERFORMANCE.

     In 1998, ContiGroup purchased a 51% ownership interest in our parent and simultaneously, we purchased the North Missouri Farms hog production operations owned by ContiGroup. These transactions were treated for accounting purposes as a reverse acquisition by ContiGroup. As a result, ContiGroup's North Missouri Farms operations, not our Missouri and Texas operations, are considered our predecessor, and the financial information in this prospectus prior to May 1998 relate to the operations of our predecessor.

     On August 25, 2000, we acquired The Lundy Packing Company for approximately $67.2 million in cash and the assumption of approximately $31.0 million in debt. On September 22, 2000, we purchased ContiGroup's North Carolina hog production operations for $16.2 million in cash and $16.2 million in shares of Class B Common Stock of PSF Group Holdings. These acquisitions significantly increased our operations, however, they are included in our historical results of operations only from their date of acquisition.

     As a result of these transactions, we have a limited operating history under our existing corporate structure upon which you can evaluate our performance.

OUR HISTORY OF OPERATIONS INCLUDES NET LOSSES AND BANKRUPTCY, AND WE MAY INCUR NET LOSSES IN THE FUTURE.

     On July 2, 1996, we filed a plan of reorganization under Chapter 11 of the United States Bankruptcy Code, which became effective on September 17, 1996. Because ContiGroup's North Missouri Farms operations are considered our predecessor, our bankruptcy reorganization is not reflected in the financial statements included in this prospectus. Our bankruptcy resulted from our net losses from December 31, 1992 to June 30, 1996 totaling $207.3 million, excluding restructuring items. These losses were due in significant part to a combination of aggressive expansion of the Missouri and Texas operations, high break-even costs, high feed ingredient prices, interest expense, "start-up" losses on newly constructed units, and depreciation on assets which had not yet reached their full productive and earning capacity. As a result of these losses, we did not make a required interest payment of approximately $7.0 million due on our then-outstanding senior secured notes.

     Although we generated $22.0 million of net income in fiscal 2001, we experienced net losses from operations of approximately $5.3 million in fiscal 2000 and approximately $32.5 million in fiscal 1999. These losses were due primarily to low hog and pork prices. Our management currently expects that increased industry hog production could cause live hog prices to decline in fiscal 2002 and that these price declines could adversely affect our cash flow and operating results during these periods. There can be no assurance as to our ability to generate positive cash flow in future periods. If we are unable to generate positive cash flow in the future, we may not be able to make required payments on our debt obligations, including your notes.

IF OUR PORK PRODUCTS BECOME CONTAMINATED, WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS.

     Pork products may be subject to contamination by disease producing organisms, or pathogens, such as Listeria monocytogenes, Salmonella and generic E coli. These pathogens are generally found in the environment and as a result, there is a risk that they as a result of food processing could be present in our processed pork products. This risk may be controlled, but may not be eliminated, by adherence to good manufacturing practices and finished product testing. Once contaminated products have been shipped for distribution, illness and death may result if the pathogens are not eliminated at the further processing, foodservice or consumer level. Even an inadvertent shipment of contaminated products is a violation of law and may lead to increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies and may have a material adverse effect on our business, reputation, prospects, results of operations and financial condition.

PRODUCT LIABILITY CLAIMS OR PRODUCT RECALLS COULD ADVERSELY AFFECT OUR BUSINESS REPUTATION AND EXPOSE US TO INCREASED SCRUTINY BY FEDERAL AND STATE REGULATORS.

     The packaging, marketing and distribution of food products entails an inherent risk of product liability and product recall and the resultant adverse publicity. We may be subject to significant liability if the consumption of any of our products causes injury, illness or death. We could be required to recall certain of our products in the event of contamination or damage to the products. In addition to the risks of product liability or product recall due to deficiencies caused by our production or processing operations, we may encounter the same risks if any third party tampers with our products. We cannot assure you that we will not be required to perform product recalls, or that product liability claims will not be asserted against us, in the future. Any claims that may be made may create adverse publicity that would have a material adverse effect on our ability to market our products successfully and on our business, reputation, prospects, financial condition and results of operations.

OUR OPERATIONS ARE SUBJECT TO NUMEROUS LAWS AND REGULATIONS, EXPOSING US TO POTENTIAL CLAIMS AND COMPLIANCE COSTS THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Various federal, state and local environmental and health and safety laws and regulations apply to our operations. Those laws and regulations particularly relate to our processing plants and our waste treatment lagoons and facilities.

     Our pork processing plants are subject to regulation by the USDA and we cannot assure you that USDA enforcement proceedings will not be brought against us in the future. Such proceedings could cause disruptions in our operations and lead to material costs, liabilities or other losses. Prior to our acquisition of the North Carolina processing plant, that plant had received a high number of USDA-FSIS Non-Compliance Reports. We cannot assure you that our capital improvements to our North Carolina plant will be successful in alleviating all of the USDA's concerns.

     The nature of our hog production operations exposes us to the risk of environmental claims, including claims for damages to property, nuisance and injury to persons resulting from the environmental, health and safety impacts of our operations, and these claims could cause us to experience material costs, liabilities or other losses. We were a successor to a nuisance suit brought by neighbors of our northern Missouri pork operations. For more information, see "Business -- Litigation." The risks of nuisance and community issues are inherent in our operations even if we are in compliance with applicable regulations, and the risk of claims based on these issues may increase in the future.

     Further, confined animal feeding operations such as ours have recently come under intense review by federal, state and local regulators. These regulators, including the federal Environmental Protection Agency, have proposed new regulations and attempted to apply certain existing regulations for the first time to agricultural operations. These regulations could result in the prevention or restriction of some of our operations, and noncompliance with them has resulted, and may in the future result, in the imposition of fines and penalties. The State of Missouri, for example, has promulgated a new rule that comes into effect on January 1, 2002 to regulate odor emissions from large animal feeding operations such as ours. This rule required us to develop plans to reduce odor emissions and to submit such plans to state authorities. This rule also requires us to make any changes needed to reduce odors at the property line to certain established levels. We have also entered into a consent judgment with the Attorney General of Missouri pursuant to which we are obligated to spend $25 million over the course of five years. For more information, see
"Business -- Litigation."

     The State of North Carolina has issued a moratorium on construction of new waste treatment lagoons and spray fields associated with hog operations. We anticipate that this moratorium will be extended until more effective and environment-friendly technologies for the handling of animal wastes are developed. On September 29, 2000, we reached agreement with the Attorney General of North Carolina with respect to our acquired waste lagoons and spray fields. In that agreement, we committed to implement "Environmentally Superior Technologies" within three years after an independent panel has determined that such technologies are both effective and economically feasible to construct and operate. We cannot assure you, however, that the technologies will not cost more than we anticipate. We also cannot assure you that lagoons and spray fields will not be banned in North Carolina in the future, leading to increased competition for growers and disruption to our North Carolina operations.

     We are a defendant in a citizen's action suit seeking to enforce alleged violations of the Clean Air Act, Clean Water Act and CERCLA. The plaintiffs are seeking injunctive relief, civil penalties and attorneys' fees. The federal Environmental Protection Agency has also intervened in the case. We cannot assure you that our defense will be successful.

     We cannot assure you that future events, such as changes in existing laws and regulations or enforcement policies which result in additional compliance costs, or additional claims for nuisance, personal injury or property damage, will not have a material adverse effect on our business, financial condition and results of operations.

     For additional information on environmental, health and safety regulation and compliance, see "Business -- Regulation" and "Business -- Litigation."

CHANGES IN CORPORATE FARMING LAWS IN SOME OF THE STATES WHERE WE OPERATE OR A FINDING THAT WE ARE NOT IN COMPLIANCE WITH EXISTING LAWS COULD ADVERSELY AFFECT OUR BUSINESS.

     Several states have enacted "corporate farming laws" that restrict the ability of corporations to engage in farming activities. Missouri is among these states, but Texas and North Carolina currently are not. Missouri's corporate farming law in many cases bars corporations from owning agricultural land and engaging in farming activities. We believe our operations currently comply with the Missouri corporate farming law and its existing exemptions, but the Missouri laws could be subject to challenge or amendment by Missouri governmental bodies in the future. Further, even with the exemptions, the corporate farming laws restrict our ability to expand beyond the counties in which we currently operate.

OUTBREAKS OF DISEASE CAN ADVERSELY AFFECT OUR REVENUES AND OPERATING MARGINS.

     The productivity and profitability of any hog operation depends, to a great extent, on the ability to maintain animal health and control disease. Disease can reduce the number of offspring weaned per sow and hamper the growth of hogs to finished size. Diseases can be spread from other infected hogs, in feed, in trucks, by rodents or birds, by people visiting the farms or through the air. We have experienced outbreaks of certain diseases in the past, and may in the future, including Transmittable Gastroenteritis (TGE), and Porcine Reproductive and Respiratory Syndrome (PRRS), a respiratory disease commonly affecting swine herds.

     We also face the risk of outbreaks of other diseases that have not affected our herds previously, including foot-and-mouth disease, which is a highly contagious viral disease affecting swine, cattle, sheep and goat herds. Until the outbreaks of the disease recently reported in Europe which have led to the destruction of thousands of animals, foot-and-mouth disease had been primarily limited to Africa, the

Middle East, Asia and South America. Although foot-and-mouth disease is generally not lethal in adult pigs, mortality is common when younger pigs are infected. If we experience an outbreak of foot-and-mouth disease, we will likely be required to destroy all of our herd that has the potential of being infected. If this occurs, our production and our ability to sell our pork products would be adversely affected. In addition, because foot-and-mouth disease is highly contagious and destructive to susceptible livestock, if an outbreak of foot-and-mouth disease were confirmed in the United States, our ability to export our pork products could be adversely affected, even if our herds were not infected with the disease.

IF WE ARE NOT ABLE TO COMPLETE THE CAPITAL IMPROVEMENTS TO OUR PROCESSING FACILITIES IN NORTH CAROLINA TIMELY OR EFFICIENTLY, WE MAY BE REQUIRED TO INCUR ADDITIONAL COSTS AND MAY NOT ACHIEVE ANTICIPATED INCREASES IN SALES AND MARGINS.

     We need to make substantial improvements in our North Carolina processing facility in order to increase capacity and to bring this facility up to the same quality as our Missouri processing facility. We are currently in the process of implementing these capital improvements. We expect the total cost of these improvements to be approximately $37 million and to complete the improvements by the fourth quarter of our fiscal year 2002. We do not expect to benefit significantly from these improvements until they are completed. If we are not able to complete the improvements on schedule, our business could be adversely affected in the following ways:

     - we may not be able to obtain Process Verified accreditation from the USDA for our pork products processed at this facility, which would adversely affect our ability to increase our export sales from this facility;

     - we may not be able to increase our production of higher-margin pork products at our North Carolina facility;

     - we may not be able to improve the level of customer service that our North Carolina facility has historically provided, which could adversely affect our ability to increase our customer base and to target discriminating customers; and

     - we may be required to continue to operate our North Carolina facility at less than full capacity, which would adversely affect our sales and margins.

     In addition, our costs of completing the improvements may exceed the amounts we have budgeted, which could require us to borrow additional funds for, or dedicate additional cash flow to, the capital improvement project. Our inability to complete the capital improvements on time may also divert our management's attention from our day-to-day business.

IF WE ARE NOT ABLE TO COMPLETE THE EXPANSION OF OUR TEXAS HOG PRODUCTION OPERATIONS TIMELY OR EFFICIENTLY, WE MAY BE REQUIRED TO INCUR ADDITIONAL COSTS AND MAY NOT ACHIEVE ANTICIPATED INCREASES IN REVENUES.

     We are currently expanding our Texas hog production facilities to house an additional 10,000 sows and their offspring. We expect to complete this expansion in 2002 at a total cost of approximately $25 million. We do not expect to benefit significantly from this expansion until it is completed. If we are not able to complete this expansion on schedule, our business could be adversely affected in the following ways:

     - because we have already begun to produce the additional hogs at our Texas facility, we may be required to contract with third parties to finish our hogs at a higher cost;

     - we may not receive the additional revenues we anticipate from the increased sales of market hogs from our Texas operations; and

     - because we expect to use some of the additional animals we produce to replenish our existing breeding herds, we may be required to purchase higher cost replacement sows for our existing operations.

     In addition, our costs of completing the expansion may exceed the amounts we have budgeted, which could require us to borrow additional funds for, or dedicate additional cash flow to, the expansion project. Our inability to complete the Texas expansion on time may also divert our management's attention from our day-to-day business.

OUR FEED COMPONENT COSTS AND THE SALES OF OUR PORK PRODUCTS ARE SUBJECT TO SEASONAL VARIATIONS AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE.

     Our quarterly operating results are influenced by seasonal fluctuations in the price of our primary feed components, corn and soybean meal, and by seasonal fluctuations in wholesale pork prices. The prices we pay for our feed components are generally lowest in August, September and October, which corresponds with the corn and soybean harvests. Generally, the prices for these commodities will increase over the following months leading up to the next harvest due to the storage costs. As a result, our costs in the production side of our business tend to increase during this period.

     Live hog and wholesale pork prices are similarly affected by seasonal factors. It generally takes approximately 11 months from conception for a hog to reach market weight, and because sows are generally less productive in summer months as a result of seasonal conditions, there are generally fewer hogs available in the months of April, May and June. This decrease in supply of live hogs generally causes live hog and wholesale pork prices to be higher on average during these months, and our revenues tend to increase accordingly. Conversely, there are generally more hogs available in the months of October, November and December, which generally causes live hog and wholesale pork prices to be lower on average during these months and adversely affects our revenues.

     As a result of these seasonal and quarterly fluctuations, we believe that comparisons of our sales and operating margins between quarters within a single fiscal year are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of our future performance.

INCREASES IN THE COSTS OF OUR FEED COMPONENTS COULD ADVERSELY AFFECT OUR COSTS AND OPERATING MARGINS.

     The results in our business can be negatively affected by increased costs of our feed components, which consist primarily of corn and soybean meal. The cost and supply of feed components are determined by constantly changing market forces of supply and demand, which are driven by matters over which we have no control, including weather, current and projected worldwide grain stocks and prices, grain export prices and supports and governmental agricultural policies. For example, the annual average price of corn has ranged from a low of $1.72 per bushel to a high of $3.70 per bushel during the period from 1980 to 2000. The annual average price of soybean meal has ranged from a low of $131.53 per ton to a high of $250.28 per ton in the same period. In our fiscal year ended March 31, 2001, our purchases of feed components comprised approximately 30.5% of our total cost of goods sold. As a result of our Texas hog production expansion, we expect our feed component costs to increase as a percentage of our total costs over the next 12 to 24 months, and we will be more vulnerable to increases in feed component costs. Unless live hog and wholesale pork prices correspondingly increase, increases in the prices of our feed components would adversely affect our operating margins. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Cost of Goods Sold."

     We purchase a portion of our feed requirements in advance at fixed prices in order to hedge our short-term exposure to future price fluctuations. We use forward contracts, as well as futures and options contracts, to establish adequate supplies of future grain requirements and to reduce the risk of market fluctuations. These contracts may result in off-balance sheet market risk which is dependent on fluctuations in the grain markets. In periods of declining commodity prices, our advance purchases and hedging transactions could result in our paying more for feed components than our competitors.

     For further discussion of the risks associated with commodity prices, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Market Risk."

DECREASES IN WHOLESALE PORK AND LIVE HOG PRICES COULD ADVERSELY AFFECT OUR REVENUES AND OPERATING MARGINS.

     Our revenues depend greatly on the price at which pork products can be sold. These prices can be volatile as a result of a number of factors. The most important factors are the supply and demand in the markets for pork and other meat products, particularly beef and poultry. Any significant decrease in pork product prices for a sustained period of time could have a material adverse effect on our revenues and, unless our feed component and other costs correspondingly decrease, in our operating margins. For example, the annual average USDA #2 cutout price, which is a standard measure for determining current market prices of pork primal cuts, has ranged from a low of $53.02 per hundred weight to a high of $76.87 per hundred weight during the period from 1990 to 2000. The cyclical nature of pricing and investment in our industry is likely to continue and as a result, we may experience periods of overcapacity, declining prices and lower profit margins at times in the future.

     Our revenues are primarily derived from the sale of pork products. In fiscal 2001 approximately 12% of our revenues came from our sale of hogs to other processors. We expect this to increase slightly when our Texas hog production expansion is complete. As a result, our business, financial condition and results of operation could be materially impacted by significant changes in the selling price for hogs. For example, an excess supply of live hogs in the industry caused live hog prices to reach a record low in December of 1998, hitting a one-day low of $8.00 per hundred weight, averaging $14.17 per hundred weight for the month of December, and averaging $31.91 per hundred weight in 1998 and $31.49 in 1999, as compared to an average of $47.80 per hundred weight for the period between 1990 and 1997. These low prices produced losses in the production side of our business that could not be entirely offset by margins from our processing operation. Our management currently anticipates that higher production levels in our industry generally are likely to exert downward pressure on hog prices in fiscal 2002.

OUR REVENUES DEPEND ON OUR HERD PRODUCTIVITY AND FEED EFFICIENCY, AND DECREASES IN PRODUCTIVITY AND EFFICIENCY CAN ADVERSELY AFFECT OUR PROFITABILITY AND MARGINS.

     Sow herd productivity and feed efficiency are important measures by which we evaluate the performance of our production operations. Sow productivity is commonly calculated as the number of offspring per sow per year that reach 45 to 50 pounds and measures the performance of our breeding, gestation, farrowing and nursery operations. Changes in sow productivity can have a material effect on profitability and margins because a substantial portion of the costs of operating a sow unit are either fixed or related to the number of sows. Sows generally have approximately six litters during their reproductive lives, and are most productive on average during the third and fourth litters. Rapid expansion of our sow herd can adversely affect our sow herd productivity because the additional sows will be less productive in their earlier litters. Sow productivity also can be influenced by a number of other factors, including the number and quality of our employees, the health condition of our hogs and their genetics and environment.

     Feed efficiency is commonly measured in terms of feed conversion ratios. A feed conversion ratio is calculated by the number of pounds of feed, which consists primarily of corn and soybean meal, consumed to produce a pound of live weight in hogs in our finishing units. It is a measure of the performance of our hog-finishing operations. Changes in feed efficiency affect per head feed consumption. As a result, they affect the aggregate cost of feed, which is the primary cost component in our hog-production operations. A number of factors influence feed efficiency, including, the capacity and use of our finishing facilities, the number and quality of our employees, the health condition of our animals, genetics, and the nutrient value of available feed ingredients.

     Because of the many factors involved, we cannot assure you that existing herd productivity and feed efficiency levels will be maintained in the future. We also cannot assure you that any decline in those levels will not have a material adverse effect on our costs, operating margins or ability to compete with other hog producers.

CHANGES IN CONSUMER PREFERENCES AND DISTRIBUTION CHANNELS COULD ADVERSELY AFFECT OUR BUSINESS.

     Like other food producing businesses, we are subject to the risks of:

     - evolving consumer preferences and nutritional and health-related concerns; and

     - changes in food distribution channels and increased buying power of large supermarket chains, warehouse clubs, mass merchandisers, supercenters and other retail outlets that tend to resist price increases and have stringent inventory and management requirements.

     The occurrence of any of these risks could have a material adverse effect on our business, financial condition and results of operations.

THE OCCURRENCE OF UNANTICIPATED NATURAL DISASTERS COULD DESTROY OUR HERDS AND FACILITIES.

     The occurrence of unanticipated natural disasters could adversely affect our business in the following ways:

     - our production and processing operations materially depend on the availability of large supplies of fresh water, and our animals' health and our ability to operate our processing facilities at full capacity could be adversely affected if we experience a shortage of fresh water due to floods, droughts, depletion of underground aquifers or other causes beyond our control;

     - one of our principal costs in the production side of our business is feed costs, and our feed costs may increase if crop supplies are reduced as a result of droughts, floods, hail storms, crop diseases or other causes beyond our control; and

     - our production and processing facilities and our swine herds could be materially damaged by floods, hurricanes and tornadoes.

OUR PROFITABILITY MAY SUFFER AS A RESULT OF COMPETITION IN OUR MARKETS.

     We operate in a highly competitive environment and face significant competition in all of our markets. Some of our competitors possess significantly greater financial, technical and other resources than we do. Some of our larger competitors may be able to decrease pricing of pork products in the markets in which we operate. The hog production and processing industries are rapidly consolidating, and the consolidation process may lead to more vertically integrated pork producers. We could experience increased price competition for our pork products and lose existing customers if other vertically integrated hog and pork processing companies gain market share or if the influence of relatively higher-cost products of smaller farms decreases. When hog prices are lower than our hog production costs, our non-integrated pork processing competitors may have a cost advantage. Those competitors can purchase lower cost hogs on the spot market, while we would have to continue to use hogs produced by our own hog production operations. We cannot assure you that we will have sufficient resources to compete effectively in our industry.

OUR PERFORMANCE DEPENDS ON FAVORABLE LABOR RELATIONS WITH OUR EMPLOYEES. ANY DETERIORATION OF THOSE RELATIONS OR INCREASE IN LABOR COSTS COULD ADVERSELY AFFECT OUR BUSINESS.

     Our employees are not represented by any labor union. However, in 1997, the Western Missouri & Kansas Laborers' District Council of the Laborers' International Union of North America, AFL-CIO, filed a petition with the National Labor Relations Board, seeking an election among the production and maintenance employees at our Milan, Missouri facility. Our employees voted not to form a union when that election was conducted. We cannot assure you that further efforts will not be made to unionize our work force.

     In 1993, the United Food and Commercial Workers Union (UFCW) commenced an organizing campaign among employees at The Lundy Packing Company. Notwithstanding a number of objections by Lundy, the NLRB certified the UFCW as the collective bargaining representative. The United States Court of Appeals for the Fourth Circuit invalidated the NLRB's certification of the UFCW and dismissed the case. The United States Supreme Court denied certiorari requested by the NLRB and UFCW. There can be no assurance that additional organization efforts will not be attempted.

     In addition, we have experienced high turnover in our Missouri production and processing employees in the past, and our location in rural Missouri limits our ability to find replacement workers for those operations. Our Missouri operations are currently located in five sparsely populated counties, and we currently employ approximately 2,200 people. As a result, we have a limited pool of potential replacement workers for those operations.

     Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Employees."

OUR INVOLVEMENT IN INTERNATIONAL MARKETS EXPOSES US TO POLITICAL AND ECONOMIC RISKS IN FOREIGN COUNTRIES, AS WELL AS TO RISKS RELATED TO CURRENCY VALUES AND IMPORT/EXPORT POLICIES.

     We intend to expand our international sales. In our fiscal year ended March 31, 2001, exports, primarily to Japan, Canada, Russia and Mexico, accounted for approximately 8% of our total revenues. The markets for our products in countries outside of the United States vary in several material respects from markets in the United States. These variances include differences in pork consumption levels and marketing and distribution practices.

     Our international activities also pose other risks not faced by companies that limit themselves to United States markets. These risks include:

     - changes in foreign currency exchange rates;

     - exchange controls;

     - changes in a specific country's or region's political or economic conditions, particularly in emerging markets;

     - hyperinflation;

     - tariffs, other trade protection measures and import or export licensing requirements;

     - potentially negative consequences from changes in tax laws; and

     - different regulatory structures and unexpected changes in regulatory requirements.

We cannot assure you that we will be successful in identifying favorable international expansion opportunities or that we will be able to further penetrate and compete effectively in international markets.

THE LOSS OF ONE OR MORE OF OUR FOUR LARGEST CUSTOMERS COULD SIGNIFICANTLY AND ADVERSELY AFFECT OUR CASH FLOW, MARKET SHARE AND PROFITS.

     In fiscal 2001, our four largest customers accounted for approximately 27% of our total revenues, and we expect that these customers will continue to account for a substantial portion of our revenues for the foreseeable future. As a result, if we lose one or more of these customers, or if there is a decline in the amount of pork products they purchase from us, our cash flow, market share and profits would be adversely affected.

     In addition, our export sales are predominately focused on Japan, and in fiscal 2001, our sales to Japanese customers represented approximately 6% of our total revenues. Substantially all of our Japanese exports were sold through a relationship with our Japanese trading partner, with whom we renewed a three-year contract under which, in Japan, we sell exclusively to this partner certain of the chilled pork products we produce at our Milan plant. If we lose our relationship with our Japanese trading partner, our cash flow, market share and profits could be materially and adversely affected.

CONTIGROUP HAS THE ABILITY, SUBJECT TO CERTAIN SUPERMAJORITY APPROVAL REQUIREMENTS, TO DIRECT OUR BUSINESS AND AFFAIRS, AND CONTIGROUP'S INTERESTS COULD CONFLICT WITH YOURS.

     ContiGroup currently owns 53.1%, or approximately 48.0% if all outstanding warrants are exercised, of our parent company's common stock and has the right to elect a majority of our parent company's board of directors. As a result, ContiGroup currently has the ability, subject to certain supermajority approval requirements, to direct our parent's and our business and affairs. The interests of ContiGroup and its affiliates could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of ContiGroup as a stockholder in our parent could conflict with your interests as a holder of our debt. In addition, our Chief Executive Officer and General Counsel are also officers of ContiGroup and, as such, may face similar conflicts of interest. Our stockholders may also have an interest in pursuing acquisitions, divestitures, financing or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of the exchange notes. In addition, ContiGroup currently owns and may in the future own businesses that directly compete with ours.

STATEMENTS MADE IN THIS PROSPECTUS ABOUT FUTURE PLANS AND EVENTS MAY PROVE TO BE INACCURATE.

     We have made forward-looking statements in this document, including statements about forecasts, our plans, strategies and prospects, under the headings "Summary," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations." These forward-looking statements are based on our management's beliefs and assumptions and on information currently available to our management. We can give you no assurance that our plans, intentions and expectations will be achieved.

     Forward-looking statements involve risks, uncertainties and assumptions including those identified above. Actual results may differ materially from those expressed in these forward-looking statements. You should understand that many important factors, in addition to those discussed in this "Risk Factors" section and elsewhere in this prospectus, could cause our results to differ materially from those expressed in forward-looking statements. These factors include:

     - economic conditions generally and in our principal markets;

     - competitive practices in the pork production and processing industries;

     - the impact of consolidation in the pork production and processing industries;

     - the impact of current and future laws, governmental regulations and fiscal policies affecting our industry and operations, including environmental laws and regulations;

     - the availability of additional capital to fund future commitments and expansion and the cost and terms of financing;

     - outbreaks of disease in our herds;

     - feed ingredient costs;

     - fluctuations in live hog prices and the price of pork products;

     - customer demands and preferences; and

     - the occurrence of natural disasters and other occurrences beyond our control.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Forecasts are particularly likely to be inaccurate, especially over longer periods of time. In addition, we do not know what assumptions regarding general economic growth or other factors were used in preparing the forecasts we cite. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

RISK FACTORS RELATED TO THE SECURITIES OFFERED

WE HAVE SUBSTANTIAL DEBT OUTSTANDING THAT COULD NEGATIVELY IMPACT OUR BUSINESS AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THE EXCHANGE NOTES.

     We have a significant amount of outstanding debt. As of March 31, 2001, taking into account this offering and the application of the offering proceeds, we would have had total consolidated debt outstanding of $274.5 million. Our high level of debt could:

     - make it difficult to satisfy our obligations, including making interest payments under the notes and our other debt obligations;

     - limit our ability to obtain additional financing to operate our business;

     - limit our flexibility in planning for and reacting to changes in our industry;

     - place us at a competitive disadvantage relative to some of our competitors that have less debt;

     - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, lower hog prices or a downturn in our business or the economy; and

     - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow for other purposes.

DESPITE OUR SUBSTANTIAL INDEBTEDNESS, WE MAY STILL INCUR SIGNIFICANTLY MORE DEBT, WHICH COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

     The terms of the indenture do not prohibit us from incurring significant additional indebtedness in the future. As of March 31, 2001, we had $82.5 million available for additional borrowing under our revolving credit facility. We intend to borrow additional funds to fund our capital expenditures and working capital needs. We may also incur additional debt to finance future acquisitions. We may secure any additional debt we borrow, and if we do, such debt will be effectively senior to the exchange notes. If we borrow additional funds for these or other purposes, it will become more likely that we will experience some or all of the risks described above.

BECAUSE THE EXCHANGE NOTES ARE EFFECTIVELY SUBORDINATED TO OUR SECURED DEBT, IF WE ARE IN DEFAULT ON OUR SECURED DEBT YOU MAY NOT RECEIVE FULL PAYMENT ON YOUR EXCHANGE NOTES.

     The exchange notes are effectively subordinated to our secured debt up to the value of the collateral securing that debt. As a result, if we are in default on these obligations, you may not receive principal and interest payments on your exchange notes. As of March 31, 2001, we had $122.5 million of secured debt outstanding under the bank credit facilities, and the ability to borrow $82.5 million more under these facilities. All borrowings under our credit facility are secured by substantially all of our assets and substantially all of the assets of our subsidiaries and are guaranteed by our parent, PSF Group Holdings.

WE MAY NOT HAVE SUFFICIENT CASH FLOW TO PAY YOUR EXCHANGE NOTES AND OUR OTHER DEBT.

     Our ability to pay principal and interest on your exchange notes and on our other debt and to fund our planned capital expenditures depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive, regulatory and environmental factors. For a discussion of some of these risks and uncertainties, please see "Risk Factors -- Risk Factors Related to Our Business." Consequently, we cannot assure you that we will have sufficient cash flow to meet our liquidity needs, including paying our indebtedness.

     If our cash flow and capital resources are insufficient to allow us to make scheduled payments on your notes or our other debt, we may have to sell assets, seek additional capital or restructure or refinance our debt. We cannot assure you that the terms of our debt will allow these alternative measures or that such measures would satisfy our scheduled debt service obligations.

     If we cannot make scheduled payments on our debt:

     - our debtholders could declare all outstanding principal and interest to be due and payable;

     - the lenders under our credit facility could terminate their commitments and commence foreclosure proceedings against our assets;

     - we could be forced into bankruptcy or liquidation; and

     - you could lose all or a part of your investment in the exchange notes.

THE TERMS OF OUR DEBT MAY RESTRICT OUR ABILITY TO PLAN FOR OR RESPOND TO CHANGES IN OUR BUSINESS, WHICH COULD LIMIT OUR ABILITY TO MAKE INTEREST OR PRINCIPAL PAYMENTS ON YOUR EXCHANGE NOTES.

     Either our senior secured credit facility or the indenture governing your notes, or both, restrict, among other things, our ability to:

     - grant liens on our assets;

     - merge or consolidate with, or acquire substantially all of the assets of, another company;

     - enter into transactions with our affiliates;

     - make investments;

     - incur additional debt or issue guarantees;

     - sell, lease or otherwise dispose of our assets;

     - make capital expenditures;

     - pay dividends or make distributions to our stockholders;

     - purchase or redeem our capital stock;

     - issue or distribute capital stock of our subsidiaries;

     - enter into operating leases of property;

     - pay subordinated debt;

     - construct additional hog production facilities; and

     - materially change our business.

     Our credit facility requires us to maintain specified financial ratios and meet specific financial tests. Our failure to comply with these covenants could result in an event of default that, if not cured or waived, would prevent us from borrowing under our revolving credit facility and could cause us to be required to repay our borrowings before their due date. If we were unable to make this repayment or otherwise refinance these borrowings, our lenders could foreclose on our assets. If we were unable to refinance these borrowings on favorable terms, we may not be able to pay interest and principal on your exchange notes.

BECAUSE OUR CREDIT FACILITY BEARS INTEREST AT A VARIABLE RATE, AN INCREASE IN INTEREST RATES COULD ADVERSELY AFFECT OUR ABILITY TO PAY PRINCIPAL AND INTEREST ON YOUR EXCHANGE NOTES.

     Our credit facility bears interest at a variable rate that will not be capped at a maximum interest rate. As a result, if interest rates increase, the required payments under our credit facility will also increase. As our credit facility payments increase, the amount of funds we have available for other purposes, including payment of principal and interest on your exchange notes, decreases. A significant and prolonged increase in interest rates could adversely affect our ability to pay principal and interest on your exchange notes. In addition, we cannot assure you that any interest rate hedging agreements we enter into will adequately protect against this interest rate risk.

THE MARKET PRICE FOR THE EXCHANGE NOTES MAY BE VOLATILE.

     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the price of securities similar to the exchange notes. The market for the exchange notes, if any, may be subject to similar disruptions. Any such disruption could adversely affect the value of your exchange notes.

FEDERAL AND STATE LAWS PERMIT A COURT TO VOID THE SUBSIDIARY GUARANTEES UNDER CERTAIN CIRCUMSTANCES.

     The guarantee of the exchange notes by our subsidiaries may be subject to review under federal or state fraudulent transfer laws. While the relevant laws may vary from state to state, under such laws, a subsidiary guarantee will be a fraudulent conveyance if (1) any of our subsidiaries guaranteed the notes with the intent of hindering, delaying or defrauding creditors, or (2) any of the subsidiary guarantors received less than reasonably equivalent value or fair consideration in return for its guarantee, and in the case of (2) only, one of the following is also true:

     - any of the subsidiary guarantors was insolvent, or became insolvent, when they guaranteed the exchange notes;

     - the guarantee left the applicable subsidiary guarantor with an unreasonably small amount of capital; or

     - the applicable subsidiary guarantor intended to, or believed that it would, be unable to pay its debts as they matured.

     If any guarantee of the exchange notes were to be deemed a fraudulent conveyance, a court could, among other things, void the relevant subsidiary guarantor's obligations under its guarantee and require the repayment of any amounts paid thereunder.

     Generally, an entity will be considered insolvent if:

     - the sum of its debts is greater than the value of its property;

     - the present fair value of its assets is less than the amount that it will be required to pay on its existing debts as they become due; or

     - it cannot pay its debts as they become due.

     We cannot be sure as to whether a court would determine that immediately after our subsidiaries guaranteed the exchange notes, each of the subsidiary guarantors would be solvent, would have sufficient capital to carry on its business and would be able to pay its debts as they mature or what standard a court would apply in making these determinations.

RISK FACTORS RELATED TO THE EXCHANGE OFFER

IF YOU DO NOT PROPERLY TENDER YOUR OLD NOTES, YOU WILL CONTINUE TO HOLD UNREGISTERED OLD NOTES AND YOUR ABILITY TO TRANSFER OLD NOTES WILL BE ADVERSELY AFFECTED.

     We will only issue exchange notes in exchange for old notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the old notes. If you do not tender your old notes or if we do not accept your old notes because you did not tender your old notes properly, then, after we consummate the exchange offer, you may continue to hold old notes that are subject to the existing transfer restrictions. In addition, if you tender your old notes for the purpose of participating in a distribution of the exchange notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are a broker-dealer that receives exchange notes for your own account in exchange for old notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such exchange notes. After the exchange offer is consummated, if you continue to hold any old notes, you may have difficulty selling them because there will be less old notes outstanding. In addition, if a large amount of old notes are not tendered or are tendered improperly, the limited amount of exchange notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such exchange notes.

YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

     The exchange notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The liquidity of the trading market in the exchange notes, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high-yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the exchange notes.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

     Together with the sale by us of the old notes on June 7, 2001, we entered into a registration rights agreement, dated June 4, 2001, with the placement agents, which requires that we file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of that registration statement, offer to the holders of the old notes the opportunity to exchange their old notes for a like principal amount of exchange notes. The exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. The registration rights agreement further provides that we must use reasonable best efforts to begin the exchange offer within 60 days after the registration statement, of which this prospectus forms a part, becomes effective and to consummate the exchange offer by December 7, 2001.

     Except as described below, upon the completion of the exchange offer, our obligations with respect to the registration of the old notes and the exchange notes will terminate. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and this summary of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the complete registration rights agreement. As a result of the timely consummation of the exchange offer, we will not have to pay certain additional interest on the old notes provided in the registration rights agreement. Following the completion of the exchange offer, holders of old notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and those old notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the old notes could be adversely affected upon consummation of the exchange offer.

     In order to participate in the exchange offer, a holder must represent to us, among other things, that:

     - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

     - the holder is not engaging in and does not intend to engage in a distribution of the exchange notes;

     - the holder does not have an arrangement or understanding with any Person to participate in the distribution of the exchange notes; and

     - the holder is not an "affiliate," as defined under Rule 405 under the Securities Act, of ours.

     Under certain circumstances specified in the registration rights agreement, we may be required to file a "shelf" registration statement for a continuous offering in connection with the old notes pursuant to Rule 415 under the Securities Act. See "-- Procedures for Tendering."

     Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

     - is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

     - is a broker-dealer who purchased old notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

     - acquired the exchange notes other than in the ordinary course of the holder's business; or

     - the holder has an arrangement with any Person to engage in the distribution of exchange notes.

     Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." Broker-dealers who acquired old notes directly from us and not as a result of market making activities or other trading activities may not rely on the staff's interpretations discussed above or participate in the exchange offer and must comply with the prospectus delivery requirements of the Securities Act in order to sell the old notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on
  , 2001, or such date and time to which we extend the offer. We will issue $1,000 in principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000 in principal amount.

     The exchange notes will evidence the same debt as the old notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the old notes.

     As of the date of this prospectus, old notes representing $175.0 million in aggregate principal amount were outstanding and there was one registered holder, a nominee of the Depository Trust Company. This prospectus, together with the letter of transmittal, is being sent to the registered holder and to others believed to have beneficial interests in the old notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated under the Exchange Act.

     We will be deemed to have accepted validly tendered old notes when, as, and if we have given oral or written notice thereof to Wilmington Trust Company, the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading "Conditions to the Exchange Offer" or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder of those old notes as promptly as practicable after the expiration date unless the exchange offer is extended.

     Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, applicable to the exchange offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The expiration date shall be 5:00 p.m., New York City time, on , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion:

          (A) to delay accepting any old notes, to extend the exchange offer or, if any of the conditions set forth under "Conditions to Exchange Offer" shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

          (B) to amend the terms of the exchange offer in any manner. In the event that we make a fundamental change to the terms of the exchange offer, we will file a post-effective amendment to the registration statement.

PROCEDURES FOR TENDERING

     Only a holder of old notes may tender the old notes in the exchange offer. Except as set forth under "Book Entry Transfer," to tender in the exchange offer a holder must complete, sign, and date the letter of transmittal, or a copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or copy to the exchange agent prior to the expiration date. In addition:

     - certificates for the old notes must be received by the exchange agent along with the letter of transmittal prior to the expiration date;

     - a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of the old notes, if that procedure is available, into the exchange agent's account at the Depository Trust Company (the "Book-Entry Transfer Facility") following the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     - you must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the letter of transmittal and other required documents must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date.

     Your tender, if not withdrawn before the expiration date will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO US. YOU MAY REQUEST YOUR BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR YOU.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner's old notes, either make appropriate arrangements to register ownership of the old notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless old notes tendered pursuant thereto are tendered:

          (A) by a registered holder who has not completed the box entitled "Special Registration Instruction" or "Special Delivery Instructions" on the letter of transmittal or

          (B) for the account of an Eligible Institution. If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or an Eligible Institution.

     If the letter of transmittal is signed by a Person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the old notes.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal unless waived by us.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance, and withdrawal of tendered old notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent, nor any other Person shall incur any liability for failure to give that notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date, unless the exchange offer is extended.

     In addition, we reserve the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth under "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions, or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

     By tendering, you will be representing to us that, among other things:

     - the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the Person receiving such exchange notes, whether or not such Person is the registered holder;

     - you are not engaging in and do not intend to engage in a distribution of the exchange notes;

     - you do not have an arrangement or understanding with any Person to participate in the distribution of such exchange notes; and

     - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours.

     In all cases, issuance of exchange notes for old notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of certificates for such old notes or a timely Book-Entry Confirmation of such old notes into the exchange agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed letter of transmittal or, with respect to the Depository Trust Company and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the letter of transmittal, and all other required documents. If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at the Book-Entry Transfer Facility according to the book-entry transfer procedures described below, those nonexchanged old notes will be credited to an account maintained with that Book-Entry

Transfer Facility, in each case, as promptly as practicable after the expiration or termination of the exchange offer.

     Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by such broker-dealer as a result of market making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See "Plan of Distribution."

BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at the Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of old notes being tendered by causing the Book-Entry Transfer Facility to transfer such old notes into the exchange agent's account at the Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the exchange agent at the address set forth under "Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

     The Depository Trust Company's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the Depository Trust Company. To accept the exchange offer through ATOP, participants in the Depository Trust Company must send electronic instructions to the Depository Trust Company through the Depository Trust Company's communication system instead of sending a signed, hard copy letter of transmittal. The Depository Trust Company is obligated to communicate those electronic instructions to the exchange agent. To tender old notes through ATOP, the electronic instructions sent to the Depository Trust Company and transmitted by the Depository Trust Company to the exchange agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the letter of transmittal.

GUARANTEED DELIVERY PROCEDURES

     If a registered holder of the old notes desires to tender old notes and the old notes are not immediately available, or time will not permit that holder's old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     - the tender is made through an Eligible Institution;

     - prior to the expiration date, the exchange agent receives from that Eligible Institution a properly completed and duly executed letter of transmittal or a facsimile of duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, by telegram, telex, fax transmission, mail or hand delivery, setting forth the name and address of the holder of old notes and the amount of old notes tendered and stating that the tender is being made by guaranteed delivery and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, will be deposited by the Eligible Institution with the exchange agent; and

     - the certificates for all physically tendered old notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal of a tender of old notes to be effective, a written or, for the Depository Trust Company participants, electronic ATOP transmission notice of withdrawal, must be received by the exchange agent at its address set forth under "Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

     - specify the name of the Person having deposited the old notes to be withdrawn (the "Depositor");

     - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of such old notes;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such old notes into the name of the Person withdrawing the tender; and

     - specify the name in which any such old notes are to be registered, if different from that of the Depositor.

     All questions as to the validity, form, eligibility and time of receipt of such notices will be determined by us, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder of those old notes without cost to that holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures under "Procedures for Tendering" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time before the acceptance of those old notes for exchange or the exchange of the exchange notes for those old notes, we determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the Commission or any order of any governmental agency or court of competent jurisdiction.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of those rights and each of those rights shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any old notes tendered, and no exchange notes will be issued in exchange for those old notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939. In any of those events we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

EXCHANGE AGENT

     All executed letters of transmittal should be directed to the exchange agent. Wilmington Trust Company has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                    WILMINGTON TRUST COMPANY, EXCHANGE AGENT

   By Overnight Delivery or
 Registered or Certified Mail:       By Hand in New York:            By Hand in Delaware:
   Wilmington Trust Company        Wilmington Trust Company        Wilmington Trust Company
      Rodney Square North           c/o Computershare Trust        1105 Rodney Square North
   1100 Rodney Square North           Company of New York               Wilmington, DE
     Wilmington, DE 19890              Wall Street Plaza          Attn: Corporate Trust, 1st
     Attn: Corporate Trust        88 Pine Street, 19th Floor                 Floor
                                      New York, NY 10005

                                Facsimile Transmission Number:
                                  (For Eligible Institutions
                                             Only)
                                        (302) 651-1079
                                 Confirm Receipt of Facsimile
                                         by Telephone:
                                        (302) 651-8869

     Originals of all documents sent by facsimile should be sent promptly by registered or certified mail, by hand or by overnight delivery service.

FEES AND EXPENSES

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in Person or by telephone by our officers and employees. The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and will include accounting, legal, printing, and related fees and expenses.

TRANSFER TAXES

     Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection with that tender or exchange, except that holders who instruct us to register exchange notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a Person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax on those old notes.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement dated as of June 4, 2001 by and among PSF Group Holdings, Premium Standard Farms, The Lundy Packing Company, Lundy International, Inc., Premium Standard Farms of North Carolina, Inc., and Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as placement agents. We will not receive any cash proceeds from the issuance of the exchange notes. We will only receive old notes with a total principal amount equal to the total principal amount of the exchange notes issued in the exchange offer.

     We used a portion of the net proceeds from the sale of the old notes, which were approximately $169.1 million, to redeem all $137.9 million principal amount of our 11% Senior Secured Notes (Partial Pay-In-Kind) due on September 17, 2003 and to repay $25.0 million principal amount of our bank term loan. The 11% Senior Secured Notes were redeemed at 101% of their principal amount plus accrued interest to the date of redemption. We will use the balance of the net proceeds to reduce amounts owed under our revolving credit facility and for working capital and general corporate purposes. For a description of our bank term loan and our revolving credit facility, see "Description of the Credit Agreement" beginning on page 72.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of March 31, 2001, on a historical basis and on a pro forma basis after giving effect to the issuance of the old notes and the application of the proceeds therefrom as if they had occurred on March 31, 2001. This table should be read in conjunction with the information contained in "Use of Proceeds," "Unaudited Pro Forma Consolidated Statement of Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as the Financial Statements and the notes thereto included in the back of this prospectus.

                                                               AS OF MARCH 31, 2001
                                                              -----------------------
                                                               ACTUAL       PRO FORMA
                                                              --------      ---------
                                                               (IN THOUSANDS EXCEPT
                                                              FOR SHARE INFORMATION)
Debt:
  Credit facility
     Revolving credit facility..............................  $ 10,000(1)   $  5,200
     Term loan facility.....................................   112,500        87,500
  Senior notes offered hereby...............................        --       175,000
  11% Senior Secured Notes due 2003.........................   137,894            --
  Other notes payable and capital leases....................     6,822         6,822
                                                              --------      --------
          Total debt........................................  $267,216      $274,522
                                                              --------      --------
Shareholders' Equity:
  Class A common stock, $1 par value, 250,000 shares
     authorized, 100,000 shares issued and outstanding......  $    100      $    100
  Class B common stock, $1 par value, 300,000 shares
     authorized, 113,301 shares issued and outstanding......       113           113
  Preferred Stock, $1 par value, 10,000 shares authorized,
     no shares outstanding..................................        --            --
  Additional paid-in capital................................   373,442       373,442
  Accumulated deficit.......................................   (15,818)      (15,818)(2)
                                                              --------      --------
          Total shareholders' equity........................   357,837       357,837
                                                              --------      --------
          Total capitalization..............................  $625,053      $632,359
                                                              ========      ========

---------------
(1) $82.5 million total availability, net of $7.5 million in letters of credit outstanding, subject to certain conditions.
(2) Does not reflect a $1.4 million prepayment premium on the 11% Senior Secured Notes.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

     The following Unaudited Pro Forma Consolidated Statement of Operations has been derived by the application of unaudited pro forma adjustments to the historical consolidated Statement of Operations of PSF Group Holdings for the year ended March 31, 2001. The Unaudited Pro Forma Consolidated Statement of Operations gives effect to (i) the offering of the old notes and the application of substantially all of the proceeds to redeem all outstanding 11% Senior Secured Notes due 2003 and to repay $25.0 million principal amount of our bank term loan, and (ii) our acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina, Inc. (PSFNC), as if they had been consummated on March 26, 2000. The adjustments necessary to fairly present this unaudited pro forma consolidated financial information have been made based on available information and in the opinion of management are reasonable and are described in the accompanying notes.

     The unaudited pro forma consolidated financial information should not be considered indicative of actual results that would have been achieved had these transactions been consummated on the date indicated and does not purport to indicate results of operations for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited pro forma consolidated financial information will prove to be correct. You should read the Unaudited Pro Forma Consolidated Statement of Operations together with "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto, included in the back of this prospectus.

                            PSF GROUP HOLDINGS, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 2001
                                 (IN THOUSANDS)

                                     PSF
                                    GROUP            LUNDY                PSFNC           PURCHASE       OFFERING
                                  HISTORICAL   PRE-ACQUISITION(1)   PRE-ACQUISITION(1)   ADJUSTMENTS    ADJUSTMENTS    PRO FORMA
                                  ----------   ------------------   ------------------   -----------    -----------    ---------
Net sales......................    $540,576         $111,236             $28,264           $    --        $    --      $680,076
Cost of goods sold.............     456,184          112,566              22,314             2,131(2)          --       593,195
                                   --------         --------             -------           -------        -------      --------
Gross profit (loss)............      84,392           (1,330)              5,950            (2,131)            --        86,881
Selling, general and
  administrative expenses......      19,413            1,151                 369                --             --        20,933
Amortization expense...........       3,180               --                  --               310(3)          --         3,490
Other expense..................       1,210            1,357                  81                --             --         2,648
                                   --------         --------             -------           -------        -------      --------
Operating income (loss)........      60,589           (3,838)              5,500            (2,441)            --        59,810
Interest expense, net..........      23,208            2,184                  --                --          1,627(4)     27,019
                                   --------         --------             -------           -------        -------      --------
Income (loss) before tax.......      37,381           (6,022)              5,500            (2,441)        (1,627)       32,791
Income tax expense (benefit)...      15,367           (2,409)              2,200              (976)(5)       (651)(5)    13,531
                                   --------         --------             -------           -------        -------      --------
Net income (loss)..............    $ 22,014         $ (3,613)            $ 3,300           $(1,465)       $  (976)     $ 19,260
                                   ========         ========             =======           =======        =======      ========
OTHER FINANCIAL DATA:
EBITDA(6)......................    $112,292         $   (625)            $ 6,993           $ 2,441                     $121,101

---------------
(1) Represents historical results of operations from Lundy and PSFNC from March 26, 2000 through the respective acquisition dates of August 25 and September 22, 2000.

(2) The adjustment to cost of goods sold represents the incremental depreciation on the stepped-up assets under purchase accounting for both the Lundy acquisition and the PSFNC acquisition. The adjustment includes approximately $2.0 million and $155,000 in incremental depreciation related to Lundy and PSFNC, respectively.

(3) The adjustment to amortization expense relates to the increase in goodwill associated with the purchase accounting treatment of the Lundy and PSFNC acquisitions. Goodwill increased by $14.5 million and $6.5 million for the Lundy and PSFNC acquisitions, respectively. Goodwill is being amortized over 30 years.

(4) The adjustment to interest expense reflects the following:

                                                                YEAR ENDED
                                                              MARCH 31, 2001
                                                              --------------
                                                              (IN THOUSANDS)
Interest expense on previously existing indebtedness to be
  repaid with the proceeds from this offering...............     $(18,036)
Interest expense on the notes...............................       16,188
Interest expense on debt issued to finance the Lundy and
  PSFNC acquisitions (at an assumed rate of 9.625%).........        3,475
                                                                 --------
Total adjustment............................................     $  1,627
                                                                 ========

    The adjustment does not reflect a prepayment premium of $1.4 million on the 11% Senior Secured Notes which will be repaid with the proceeds of this offering.

(5) The adjustments to income tax benefit reflects the tax effect of the purchase and offering adjustments at 40% of income before tax.

(6) EBITDA represents earnings before interest, taxes, depreciation, amortization and impairment. EBITDA is presented because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth selected historical consolidated financial information for PSF Group Holdings from inception (May 13, 1998, the date of the ContiGroup acquisition) through the period ended March 27, 1999 and for the fiscal years ended March 25, 2000 and March 31, 2001, which was derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, which are included in the back of this prospectus. The financial information presented for the years ending March 29, 1997, March 28, 1998, and the period from March 29, 1998 to May 12, 1998 are for ContiGroup's North Missouri Farms division, our predecessor company which was derived from the unaudited financial statements of that company.

     The financial information presented for the year ending March 31, 2001 reflects our acquisition of The Lundy Packing Company on August 25, 2000 and our acquisition of Premium Standard Farms of North Carolina, Inc. on September 22, 2000, both of which were accounted for in accordance with the purchase method of accounting. This data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included in the back of this prospectus.

                            PSF GROUP HOLDINGS, INC.

             SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

                                                       PREDECESSOR                           PSF GROUP HOLDINGS
                                         ---------------------------------------   ---------------------------------------
                                          FISCAL YEARS ENDED     FOR THE PERIOD    FOR THE PERIOD     FISCAL YEARS ENDED
                                         ---------------------   ---------------   ---------------   ---------------------
                                         MARCH 29,   MARCH 28,   MARCH 29, 1998    MAY 13, 1998 TO   MARCH 25,   MARCH 31,
                                           1997        1998      TO MAY 12, 1998   MARCH 27, 1999      2000        2001
                                         ---------   ---------   ---------------   ---------------   ---------   ---------
                                                                      (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net Sales..............................  $ 37,405     $48,148        $ 4,638          $237,090       $306,266    $ 540,576
Cost of goods sold.....................    29,622      43,335          5,935           249,757        265,929      456,184
Selling, general and administrative
  expenses.............................       784       1,029            118            20,027         18,830       19,413
Impairment of fixed assets(1)..........        --          --             --                --          5,000           --
Amortization expense...................        --          --             --             1,945          2,320        3,180
Other expense (income).................        --          --             --               682            (47)       1,210
Operating income (loss)................     6,999       3,784         (1,415)          (35,321)        14,234       60,589
Interest expense, net..................     1,385       1,670            296            17,601         21,220       23,208
Income tax expense (benefit)...........     2,246         846           (684)          (20,377)        (1,699)      15,367
Net income (loss)......................     3,368       1,268         (1,027)          (32,545)        (5,287)      22,014
OTHER FINANCIAL DATA:
GAAP cash flow:
  Operating activities.................  $  5,164     $ 8,321        $  (756)         $ (7,620)      $ 55,522    $  61,679
  Investing activities.................   (23,961)     (1,641)        (2,654)          (17,322)       (15,242)    (145,992)
  Financing activities.................    20,407      (7,934)         3,673              (227)       (42,677)      91,219
EBITDA(2)..............................    11,176       9,193           (714)            2,330         62,527      112,292
EBITDA margin(3).......................     29.88%      19.09%        (15.39)%            0.98%         20.42%       20.77%
Capital expenditures...................  $ 23,961     $ 1,641        $ 2,654          $ 22,126       $ 23,669    $  43,224
Debt to EBITDA(4)......................        --          --             --             90.72x          2.81x        2.38x
Depreciation, amortization and
  impairment...........................  $  4,177     $ 5,409        $   701          $ 37,651       $ 48,293    $  51,703
EBITDA to interest expense(5)..........      8.07x       5.50x         (2.41)x            0.13x          2.94x        4.65x
Ratio of earnings to fixed
  charges(6)...........................        --          --             --                --             --         2.10x
Pounds of pork sales (millions)(7).....        --          --             --            296.79         345.84       603.88
Total hogs processed (millions)(7).....        --          --             --              1.61           1.92         3.02
BALANCE SHEET DATA (AT PERIOD END):
Working capital........................  $ 13,998     $11,600        $12,312          $ 70,010       $ 51,698    $ 119,764
Property, plant equipment and
  breedstock...........................    59,132      55,364         57,317           456,961        427,662      496,882
Goodwill...............................        --          --             --            59,438         57,398       75,998
Total assets...........................    74,945      68,413         70,211           617,455        584,498      773,440
Total long-term debt and capital leases
  (including current portion)..........        --          --             --           211,384        175,997      267,216
Shareholders' equity...................    73,839      67,173         69,836           324,955        319,668      357,837

---------------
(1) During fiscal 2000, certain assets under construction, which were originally being constructed for an expansion in Texas, were determined to be unrecoverable due to a change in expansion plans. A non-cash impairment loss was taken during the year.

(2) EBITDA represents earnings before interest, taxes, depreciation, amortization and impairment. EBITDA and the related ratios are presented because we believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, other companies in our industry may calculate EBITDA differently than we do. Therefore, EBITDA is not necessarily comparable to similarly titled measures of these companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Statements of Cash Flow included in our consolidated financial statements.

(3) Represents EBITDA as a percentage of net sales.

(4) Represents debt divided by EBITDA.

(5) Represents EBITDA divided by gross interest expense.

(6) The ratio of earnings to fixed charges, is computed by dividing earnings by fixed charges. For this purpose, "earnings" include net income (loss) before taxes and fixed charges. "Fixed charges" include interest, amortization of debt expense and the portion of rental expense that is representative of the interest factor in these rentals. For the period ended March 27, 1999 and the fiscal year ended 2000 our earnings were insufficient to cover our fixed charges by $52.9 million and $7.0 million, respectively.

(7) Our predecessor company did not process hogs or sell fresh pork.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the other financial information appearing elsewhere in this prospectus.

OVERVIEW

     As a vertically integrated provider of pork products, we operate in both pork industry segments: hog production and pork processing. In fiscal 2001, we made two strategic acquisitions to strengthen our position in the food production industry. On August 25, 2000, we acquired The Lundy Packing Company and its affiliated companies, which owned a processing plant in North Carolina capable of processing 1.8 million hogs per year and owned approximately 41,000 sows. On September 22, 2000, we acquired, from ContiGroup, Premium Standard Farms of North Carolina, which owned approximately 24,000 sows. As a result of these acquisitions, we are the second largest owner of sows in North America, with over 200,000 sows producing approximately 3.9 million hogs per year. We are also the eighth largest pork processor in the United States, with two plants capable of processing over 3.7 million hogs per year.

     Our fiscal year is the 52 or 53-week period, which ends on the last Saturday in March. Our financial statements include activity from the fiscal years ended March 31, 2001 (53 weeks) and March 25, 2000 (52 weeks), and the period from May 13, 1998, through March 27, 1999 (45.5 weeks).

NET SALES

     Our net sales are generated from the sale of pork products to retailers, food service suppliers, further processors, export buyers, and to a lesser extent the sale of market hogs to other pork processors. In fiscal 2001, sales of pork products accounted for approximately 88% of our net sales, with the remaining 12% coming from sales of market hogs.

     Pork product sales are of primal cuts, such as hams, loins, bellies, butts, picnics and ribs, and to a lesser extent of other by-products. Primal products are also converted further into boneless items or, in our North Carolina operations, further processed into items such as smoked hams, cured hams, and sliced bacon. Our processing revenues are primarily driven by the operating rate of our facilities and the value that we extract from the hogs that we process. For our fiscal years ended March 31, 2001 and March 25, 2000, and for the period between May 13, 1998 and March 27, 1999, we processed 3.0 million, 1.9 million and 1.6 million hogs respectively. Our Missouri processing plant is currently capable of processing 7,100 hogs per day and our Clinton, North Carolina processing plant is currently capable of processing 6,500 hogs per day. We are currently implementing improvements to our Clinton, North Carolina processing facility, which are expected to be completed by the end of the fourth quarter in fiscal 2002, to increase its capacity to 8,000 hogs per day, with additional capacity to process up to 10,000 hogs per day on a ten-hour shift on a seasonal basis. The value that we extract from hogs processed is primarily driven by pork prices, processing yields and to a lesser extent, by product mix, as premium products and boneless and further processed products generate higher prices and operating margins.

     Wholesale pork prices fluctuate seasonally and cyclically due to changes in supply and demand for pork. The annual average USDA #2 cutout price has ranged from a low of $53.02 per hundred weight to a high of $76.87 per hundred weight during the period from 1990 to 2000. The USDA #2 cutout price is a standard measure of the price of primal cuts produced by pork processing operations that is published daily by the U.S. Department of Agriculture. We expect that pork product prices may decrease slightly in 2001. We believe, however, that our vertical integration allows us to obtain higher prices for our products than our more commodity-driven competitors. See "Market Risk."

     Revenue from the sale of market hogs is driven by the number of hogs sold (in excess of what our processing facilities require), the average weight, and the current market price (including any quality premiums). We are currently expanding our Texas hog production facilities to add 10,000 new sows, which we expect will produce approximately 200,000 new hogs per year beginning in fiscal year 2003. We intend to sell most of these new hogs to third party processors rather than process them at our own facilities and have entered into a long-term supply contract with a processor who has agreed to acquire the majority of these new hogs. When justified by market conditions, customer relationships and other circumstances, we intend to add a processing plant in Texas that will create a third fully integrated pod.

     Historically, live hog prices have experienced cyclical and seasonal supply and demand fluctuations. Overproduction of hogs caused a severely depressed hog market during late calendar year 1998 and much of 1999.

     Hog prices reached twenty-year lows in calendar years 1998 and 1999 with average prices of $31.91 and $31.49 per hundred weight for those years. As a result, many smaller producers were forced to liquidate their sow herds and exit production, and the remaining producers have remained reluctant to expand despite an improving market environment. This constrained supply combined with an overall increase in consumer demand for pork products has resulted in improving hog prices. Average Iowa/ Southern Minnesota live hog prices, a commonly-used USDA-quoted market price, increased from $31.49 per hundred weight in calendar year 1999 to $43.02 per hundred weight in calendar year 2000. Although there was some sow herd liquidation, there have been improvements in the remaining sow herd's productivity, which have mitigated the impact on market hog inventories. Currently, the demand for pork coupled with more stable production numbers has proven to be sufficient to create favorable market conditions. We expect these conditions to continue until late calendar year 2001 when slightly higher forecasts for hog production are expected to exert modest downward pressure on live hog prices in late calendar year 2001 and into calendar year 2002.

COST OF GOODS SOLD

     Our cost of goods sold is driven primarily by several key factors. For our pork processing operations, the main costs (excluding market hogs) are labor, packaging, utilities, and facility expenses. Given the high fixed costs required to build, maintain and operate a processing plant, unit costs are impacted somewhat by processing volumes. For fiscal 2001, the costs associated with our North Carolina pork processing facility reflected the fact that approximately 39% of the hogs processed at that facility were purchased at market price from independent local farmers under supply contracts. For our hog production operations, the main costs are feed, labor, utilities, and facility expenses which include maintenance, depreciation and contract grower fees. The costs associated with feed generally represent 50% to 60% of the total cost to raise a market hog depending on the price of corn and soybean meal. We are proactive in recognizing opportunities to improve our cost structure and have been very effective in managing our costs to become one of the lowest cost producers in the industry.

     The cost of corn and soybean meal fluctuates constantly. The annual average price of corn has ranged from a low of $1.72 per bushel to a high of $3.70 per bushel during the period from 1980 to 2000. The annual average price of soybean meal has ranged from a low of $131.53 per ton to a high of $250.28 per ton in the same period. See "Risk Factors."

     Increases in the price of these commodities result in increases in our feed costs, while decreases reduce our feed costs. The relative impact of price changes in these commodities varies based on the percentage that each makes up in our feed composition. See "Market Risk."

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Sales and marketing expenses consist primarily of salaries for company-employed sales people as well as trade promotions, advertising, commissions and other marketing costs. General and administrative costs consist primarily of general management, accounting, tax and legal.

SEASONALITY

     Our quarterly operating results are influenced by seasonal fluctuations in the price of our primary feed components, corn and soybean meal, and by seasonal fluctuations in wholesale pork prices. The prices we pay for our feed components are generally lowest in August, September and October, which corresponds with the corn and soybean harvests. Generally, the prices for these commodities will increase over the following months leading up to the next harvest due to the increased storage costs. As a result, our costs in the production side of our business tend to increase during this period.

     Live hog and wholesale pork prices are similarly affected by seasonal factors. It generally takes approximately 11 months from conception for a hog to reach market weight, and because sows are generally less productive in summer months as a result of seasonal conditions, there are generally fewer hogs available in the months of April, May and June. This decrease in supply of live hogs generally causes live hog and wholesale pork prices to be higher on average during these months, and our revenues tend to increase accordingly. Conversely, there are generally more hogs available in the months of October, November and December, which generally causes live hog and wholesale pork prices to be lower on average during these months and adversely affects our revenues.

     The unaudited financial information contained in the following table illustrates the net impact of these seasonal factors on our net sales, operating income (loss), EBITDA and EBITDA margins in each of the last eight fiscal quarters.

                                                             FOR THE FISCAL QUARTERS ENDED
                               -----------------------------------------------------------------------------------------
                                                 FY 2000                                       FY 2001
                               -------------------------------------------   -------------------------------------------
                               JUNE 26,   SEPT. 25,   DEC. 25,   MARCH 25,   JUNE 24,   SEPT. 23,   DEC. 23,   MARCH 31,
                                 1999       1999        1999       2000        2000       2000        2000       2001
                               --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                          (IN THOUSANDS, EXCEPT PERCENTAGES)
Net Sales....................  $70,833     $71,906    $82,136     $81,391    $87,920    $111,912    $168,958   $171,786
Operating Income (Loss)......    2,675       4,182     (4,264)     11,641     20,643      20,273       9,195     10,478
EBITDA.......................   13,470      15,034      6,564      22,459     31,659      32,245      23,297     25,038
EBITDA margin................       19%         21%         8%         28%        36%         29%         14%        15%

RESULTS OF OPERATIONS

     The following table presents selected historical financial information for our production and processing segments for the period May 13, 1998 to March 27, 1999 and for each of the fiscal years 2000 and 2001. Results of operations for the period ended March 31, 2001 include information for The Lundy Packing Company from August 25, 2000 and information for Premium Standard Farms of North Carolina, Inc. from September 22, 2000, the respective dates of acquisition. Net sales, gross profit (loss) and operating income (loss) by segment are also presented as a percentage of their respective totals. The four columns under year-to-year change show the dollar and percentage change from the period May 13, 1998 to March 27, 1999 to the fiscal year 2000 and from the fiscal year 2000 to 2001. Intersegment sales are based on live hog prices.

                               FOR THE PERIOD              FOR THE FISCAL YEARS ENDED                  YEAR-TO-YEAR CHANGE
                          ------------------------   ---------------------------------------   -----------------------------------
                          MAY 13, 1998 TO            MARCH 25,            MARCH 31,            1999 TO             2000 TO
                          MARCH 27, 1999      %        2000        %        2001        %       2000       %        2001       %
                          ---------------   ------   ---------   ------   ---------   ------   -------   ------    -------   -----
                                                         (IN MILLIONS, EXCEPT PERCENTAGES)
NET SALES
  Production............      $157.0          66.2%   $ 220.9      72.1%   $ 359.1      66.4%  $ 63.9      40.7%   $ 138.2    62.6%
  Processing............       204.4          86.2      266.7      87.1      475.7      88.0     62.3      30.5      209.0    78.4
  Intersegment..........      (124.3)        (52.4)    (181.3)    (59.2)    (294.2)    (54.4)   (57.0)     45.9     (112.9)   62.3
                              ------        ------    -------    ------    -------    ------   ------              -------
  Net Sales.............      $237.1         100.0%   $ 306.3     100.0%   $ 540.6     100.0%  $ 69.2      29.2%   $ 234.3    76.5%
                              ======        ======    =======    ======    =======    ======   ======              =======
GROSS PROFIT (LOSS)
  Production............      $(46.3)        367.5%   $  11.1      27.5%   $  62.4      73.9%  $ 57.4    (124.0)%  $  51.3   462.2%
  Processing............        33.7        (267.5)      29.2      72.5       22.0      26.1     (4.5)    (13.4)      (7.2)  (24.7)
                              ------        ------    -------    ------    -------    ------   ------              -------
    Total Gross Profit
      (Loss)............      $(12.6)        100.0%   $  40.3     100.0%   $  84.4     100.0%  $ 52.9    (419.8)%  $  44.1   109.4%
                              ======        ======    =======    ======    =======    ======   ======              =======
OPERATING INCOME (LOSS)
  Production............      $(46.7)        132.3%   $   6.1      43.0%   $  62.7     103.5%  $ 52.8    (113.1)%  $  56.6   927.9%
  Processing............        31.8         (90.1)      26.7     188.0       16.3      26.9     (5.1)    (16.0)     (10.4)  (39.0)
  Corporate.............       (20.4)         57.8      (18.6)   (131.0)     (18.4)    (30.4)     1.8       0.0        0.2     0.0
                              ------        ------    -------    ------    -------    ------   ------              -------
    Total Operating
      Income (Loss).....      $(35.3)        100.0%   $  14.2     100.0%   $  60.6     100.0%  $ 49.5    (140.2)%  $  46.4   326.8%
                              ======        ======    =======    ======    =======    ======   ======              =======

  Year Ended March 31, 2001 Compared to the Year Ended March 25, 2000

     Consolidated

     Net sales. Net sales increased by $234.3 million, or 76.5%, to $540.6 million in 2001 from $306.3 million in 2000. The acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina accounted for $184.8 million of the increase in net sales, with the remaining $49.5 million the result of an increase in pork product sales attributable to improving pork prices and a slightly higher volume produced.

     Cost of Goods Sold. Cost of goods sold increased by $190.3 million, or 71.5%, to $456.2 million in 2001 from $265.9 million in 2000. The acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina accounted for $177.0 million of the increase. Cost of goods sold as a percentage of net sales improved to 84.4% in 2001 from 86.8% in 2000. This improvement was the result of improving pork product prices, as mentioned above, offset partially by an increase in volume produced, higher costs of feed in our hog production segment and higher costs of outside purchases of market hogs in our pork processing segment.

     Gross Profit. Gross profit increased by $44.1 million, or 109.4%, to $84.4 million in 2001 from $40.3 million in 2000 and increased to 15.6% of net sales in 2001 from 13.2% in 2000, due to the factors mentioned above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses improved as a percentage of net sales to 3.6% in 2001 from 6.1% in 2000 due primarily to economies of scale. In dollar terms, selling, general and administrative expenses increased by $0.6 million, or 3.2%, to $19.4 million in 2001 from $18.8 million in 2000 due primarily to the acquisitions in 2001.

     Operating Income. Operating income increased by $46.4 million, or 326.8%, to $60.6 million in 2001 from $14.2 million in 2000. The increase is attributable to the factors mentioned above.

     Interest Expense, net. Interest expense, net, increased by $2.0 million, or 9.4%, to $23.2 million in 2001 from $21.2 million in 2000. The increase was primarily caused by the increase in borrowings to finance the acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina.

     Income Tax Expense. Our effective tax rate was 41.1% in 2001 and 24.3% in 2000. The increase in effective rate was the result of the relative impact of permanent differences between book and tax income.

     Segment Analysis

     Hog Production. Net sales increased by $138.2 million, or 62.6%, to $359.1 million in 2001 from $220.9 million in 2000. The acquisition of Premium Standard Farms of North Carolina accounted for $83.9 million of the increase in net sales, with the remaining $54.3 million the result of an average increase of 22.6% in market hog prices. Intersegment sales to our pork processing segment transferred at market prices are eliminated in the Consolidated Statements of Operations.

     Gross profit increased by $51.3 million, or 462.2%, to $62.4 million in 2001 from $11.1 million in 2000. The increase is primarily related to the increase in market hog prices, which was slightly offset by increases in feed costs in 2001 compared to 2000.

     Operating income increased by $56.6 million, or 927.9%, to $62.7 million in 2001 from $6.1 million in 2000. In 2000 there was a $5.0 million nonrecurring asset impairment charge with the remaining increase attributed to factors mentioned above.

     Pork Processing. Revenues increased by $209.0 million, or 78.4%, to $475.7 million in 2001 from $266.7 million in 2000. The acquisition of The Lundy Packing Company accounted for $169.0 million of the increase in net sales, with the remaining $40.0 million the result of increased pork product sales attributable to an increase in prices and a slight increase in volume processed.

     Gross profit decreased by $7.2 million, or 24.7%, to $22.0 million in 2001 from $29.2 million in 2000. The decrease was the result of lower margins on pork products due to higher market hog costs partially offset by the incremental gross profit generated from The Lundy Packing Company.

     Operating income decreased by $10.4 million, or 39.0%, to $16.3 million in 2001 from $26.7 million in 2000. The decrease was attributed to the factors mentioned above, as well as to an increase in selling, general and administrative expenses of $1.3 million as a result of the acquisition of The Lundy Packing Company, and a nonrecurring charge in fiscal 2001 of $2.0 million for certain benefit plan expenses.

  Year Ended March 25, 2000 Compared to the 45.5 week Period Ended March 27,
1999

     Consolidated

     Net Sales. Net sales increased by $69.2 million, or 29.2%, to $306.3 million in 2000 from $237.1 million in 1999. The increase was in part due to 1999 only representing 45.5 weeks of operations subsequent to the purchase by ContiGroup. This represented $36.5 million of the increase. The remaining $32.7 million increase was the result of higher pork product prices coupled with a slight increase in the volume of pork products sold.

     Cost of Goods Sold. Cost of goods sold increased by $16.1 million, or 6.5%, to $265.9 million in 2000 from $249.8 million in 1999. Cost of goods sold as a percentage of net sales improved to 86.8% in 2000 from 105.3% in 1999. This improvement was the result of improving pork product prices, as mentioned above, as well as lower costs of feed in our hog production segment.

     Gross Profit (Loss). Gross profit increased by $52.9 million to $40.3 million in 2000 from a gross loss of $12.6 million in 1999 and increased to 13.2% of net sales in 2000 from (5.3)% in 1999, due to the factors mentioned above.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses improved as a percentage of net sales to 6.2% in 2000 from 8.5% in 1999. In dollar terms, selling, general and administrative expenses decreased by $1.2 million, or 6.0%, to $18.8 million in 2000 from $20.0 million in 1999. Both the improvement as a percentage and the decrease in terms of dollars were primarily due to a decrease in litigation expenses in 2000 compared to 1999.

     Operating Income (Loss). Operating income increased by $49.5 million to $14.2 million in 2000 from an operating loss of $35.3 million in 1999. The increase is attributable to the factors mentioned above.

     Interest Expense, net. Interest expense, net, increased by $3.6 million, or 20.5%, to $21.2 million in 2000 from $17.6 million in 1999. The increase was primarily caused by an increase in average debt outstanding under our revolving credit facility.

     Income Tax Expense. Our effective tax rate was 24.3% in 2000 and 38.5% in 1999. The decrease in effective rate was the result of the relative impact of permanent differences between book and tax income.

     Segment Analysis

     Hog Production. Net sales increased by $63.9 million, or 40.7%, to $220.9 million in 2000 from $157.0 million in 1999. The increase was due to a full year of operating results in 2000 coupled with an increase in market hog prices. Intersegment sales to the pork processing segment transferred at market prices are eliminated in the Consolidated Statements of Operations.

     Gross profit (loss) increased by $57.4 million to $11.1 million in 2000 from a gross loss of $46.3 million in 1999. The increase is primarily related to the increase in market hog prices, which was slightly offset by a full year of production costs.

     Operating income (loss) increased by $52.8 million to $6.1 million in 2000 from an operating loss of $46.7 million in 1999. In 2000 there was a $5.0 million nonrecurring asset impairment charge with the remaining increase attributed to factors mentioned above.

     Pork Processing. Net sales increased by $62.3 million, or 30.5%, to $266.7 million in 2000 from $204.4 million in 1999. The increase was due to a full year of operating results coupled with an increase in pork product sales due to an increase in prices and an increase in volume produced.

     Gross profit decreased by $4.5 million, or 13.4%, to $29.2 million in 2000 from $33.7 million in 1999. The decrease was the result of slightly lower margins on pork products due to higher market hog costs.

     Operating income decreased by $5.1 million, or 16.0%, to $26.7 million in 2000 from $31.8 million in 1999. The decrease is attributed to the factors mentioned above, as well as a $0.6 increase in selling, general and administrative expenses resulting from a full year of operation.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary source of financing has been cash flow from operations and bank borrowings. Our ongoing operations will require the availability of funds to service debt, fund working capital and make capital expenditures on our facilities. We expect to finance these activities through cash flow from operations and from amounts available under the revolving credit facility.

     Net cash flow provided by (used in) operating activities was $61.7 million, $55.5 million, and $(7.6) million in 2001, 2000 and 1999, respectively. The increase in net income in 2001 was offset primarily by increases in working capital requirements relating to inventory and margin calls on our risk management program compared to 2000. Non-cash charges helped minimize the working capital requirements. Non-cash charges increased in 2001 compared to 2000 due to incremental depreciation and amortization expense of acquired businesses as well as an increase in the deferred income tax provision.

     Net cash flow used in investing activities was $146.0 million, $15.2 million and $17.3 million in 2001, 2000 and 1999, respectively. In 2001, net cash used in investing activities consisted of $114.4 million for our acquisition of The Lundy Packing Company and Premium Standard Farms of North Carolina, as well as capital expenditures of $43.2 million for property, plant and equipment and breeding stock. In 2000, our net cash used in investing activities included capital expenditures of $23.7 million for property, plant and equipment and breeding stock.

     Net cash flow provided by (used in) financing activities was $91.2 million, $(42.7) million and $(0.2) million in 2001, 2000 and 1999, respectively. In 2001, we borrowed $125.0 million under a new term credit facility to finance the acquisitions of The Lundy Packing Company and Premium Standard Farms of North Carolina and paid approximately $33.8 million of existing debt.

     As of March 31, 2001, our total debt was $267.2 million, including $137.9 million principal amount of our 11% Senior Secured Notes (Partial Pay-In-Kind) due on September 17, 2003, which will be redeemed with the proceeds of this offering, and our total cash was $8.6 million. We expect to incur an extraordinary charge of $1.4 million representing the premium paid to redeem our 11% Senior Secured Notes. As of March 31, 2001, we had $112.5 million outstanding under our term loan facility and we had $10.0 million in borrowings outstanding, and had issued $7.5 million in letters of credit under, our revolving credit facility. As a result, we would have been able to borrow an additional $82.5 million under our revolving credit facility as of March 31, 2001. All borrowings under the revolving credit facility mature on August 21, 2003 and all borrowings under the term credit facility mature on August 21, 2005. For a description of our credit facility, see "Description of the Credit Agreement."

     In fiscal 2002, we expect to spend approximately $88 million on capital expenditures, of which we expect to spend:

     - approximately $34 million in connection with the implementation of improvements to our Clinton, North Carolina pork processing facility;

     - approximately $24 million in connection with our expansion of our Texas hog production facilities;

     - approximately $8 million on investments and research to develop and implement new technologies for improved waste handling; and

     - the rest for continuing improvements of our facilities.

     Under our consent decree with the Attorney General of the State of Missouri we are required to spend $18.3 million on additional investments in research and development over the next three years.

     We believe that available borrowings under our credit facility, available cash and internally generated funds will be sufficient to support our working capital, capital expenditures and debt service requirements for the foreseeable future. Our ability to generate cash, however, is subject to a certain extent to general economic, financial, competitive, legislative, regulatory and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. If we consummate any acquisitions, we may need to raise additional capital. In addition, it is our long-term plan to add a processing plant to our Texas operations when justified by market conditions, customer relationships and other circumstances. If we expand our Texas operations in this manner, we will need to seek additional sources of funding, which might potentially come from the issuance of additional equity or the pursuit of joint ventures to the extent that such options are available.

MARKET RISK

     Our operating results are influenced by fluctuations in the price of our primary feed components, corn and soybean meal, and by fluctuations in wholesale pork prices. The cost and supply of feed components and wholesale pork prices are determined by constantly changing market forces of supply and demand, which are driven by matters over which we have no control, including weather, current and projected worldwide grain stocks and prices, grain export prices and supports, hog production and governmental agricultural policies. In our hog production segment we use forward contracts, as well as futures and options contracts, to establish adequate supplies of future grain requirements, to secure margins and to reduce the risk of market fluctuations. To secure margins and minimize earnings volatility in our pork processing segment, we utilize lean hog futures to hedge future pork product sales. While this may tend to limit our ability to participate in gains from favorable commodity price fluctuation, it also tends to minimize earnings volatility and secure future margins. As of March 31, 2001, we had deferred gains of $0.1 million compared to deferred losses on closed futures contracts of $0.1 million at March 25, 2000. As of March 31, 2001, we had unrealized losses on open futures contracts of $7.4 million compared to unrealized gains of $0.1 million at March 25, 2000. As of March 31, 2001 and March 25, 2000, we had deposits with brokers for outstanding futures contracts of $10.0 million and $0.6 million respectively, included in prepaid expenses and other current assets. For open futures contracts, we use a sensitivity analysis technique to evaluate the effect that changes in the market value of commodities will have on these commodity derivative instruments. As of March 31, 2001, the potential change in fair value of open future contracts, assuming a 10% change in the underlying commodity price, was $10.8 million.

     We are exposed to changes in interest rates. Our term and revolving credit facilities have variable interest rates. Interest rate changes therefore generally do not affect the market value of such debt but do impact the amount of our interest payments and, therefore, our future earnings and cash flows, assuming other factors are held constant. Conversely, for fixed rate debt, interest rate changes do not impact future cash flows and earnings, but do impact the fair market value of such debt, assuming other factors are held constant. As of March 31, 2001, we had $122.5 million of variable rate debt outstanding. Holding other variables constant, including levels of indebtedness, a one percentage point increase in interest rates would impact pre-tax earnings by approximately $1.2 million.

                                    BUSINESS

OVERVIEW

     We are a leading vertically integrated provider of pork products to the wholesale and retail, food service and institutional markets in the United States. By combining modern, efficient production and processing facilities, sophisticated genetics, and strict control over the variables of health, diet and environment, we produce value-added premium pork products. We are the second largest owner of sows in North America, with over 200,000 sows producing approximately 3.9 million hogs per year in production operations located on over 100,000 acres in Missouri, Texas and North Carolina. We are also the eighth largest pork processor in the United States, with two plants capable of processing over 3.7 million hogs per year.

COMPETITIVE STRENGTHS

     We believe the following competitive strengths position us to enhance our growth and profitability:

     - Vertically Integrated Production and Processing. We have achieved a substantial degree of vertical integration of our hog production and processing operations. We measure our level of vertical integration in terms of the percentage of hogs processed at our plants that are owned by us and raised according to our controlled programs. All of the hogs used by our Milan, Missouri processing plant are sourced from our Missouri and Texas hog production operations. In fiscal 2001, since our North Carolina acquisitions, approximately 61% of hogs used by our Clinton, North Carolina processing plant were supplied by our North Carolina hog production operations, with the remaining 39% supplied through contracts with independent producers. Vertical integration gives us strict control over our process, from a hog's initial genetic makeup to the pork product ultimately produced and shipped. This is in contrast to non-integrated or less integrated processors who acquire hogs from a large number of suppliers with varying production standards and therefore find it difficult to ensure a consistent and high quality product. This is a powerful advantage for competing effectively in the rapidly consolidating pork industry because it allows us to:

       - Produce Premium and Specialty Products. By regulating the variables of genetics, environment, health and diet we can produce a controlled supply of high quality, consistent pork products along with specialty products, such as antibiotic free pork and Premium 97 pork (certified as 97 percent fat-free by the American Heart Association), as well as KenKo-Ton healthy pork and Mugi Buta barley-fed pork for the Japanese market. Our products typically command higher prices than commodity pork products.

       - Target Premium Customers. We are able to tailor our production process to meet the exacting specifications of discriminating customers in our target market. These customers are willing to pay premium prices for higher quality products and for the assurance that their standards are met throughout a traceable production process. Vertical integration provides the product consistency necessary to satisfy these customers.

       - Reduce Our Production Costs and Maximize Value. Vertical integration allows us to significantly reduce our hog procurement costs and to streamline our logistics, transportation and production schedules, thus optimizing asset utilization and reducing our cost structure. We are also able to capture more of the value of our hogs through our own processing rather than passing this value on to other processors.

       - Reduce Earnings Volatility and Exposure to Market Fluctuations. Vertical integration provides us with an assured supply of hogs and strengthens our overall financial performance in periods of market price weakness by reducing our exposure to pricing volatility. We believe this results in more consistent earnings.

     - Strong Market Position with Large Scale Operations. We are the second largest hog producer and the eighth largest pork processor in the United States. We produce over 3.9 million hogs and process over 3.7 million hogs annually. Our large-scale integrated operations, geographic dispersal and strong market position allow us to serve a broad range of customers in our target market, while maintaining economies of scale and marketing leverage.

     - Efficient, Modern Facilities and Operations. Our Milan, Missouri processing plant is one of the most modern and technically advanced facilities of its kind. When construction and renovation are completed on our recently acquired Clinton, North Carolina processing plant at the end of fiscal 2002, we believe the plant will be the most advanced facility of its kind in the United States. Our hog production operations, most of which were built in the past ten years, incorporate advanced breeding, farrowing and finishing methods resulting in industry-leading productivity statistics. According to data compiled by Agrimetrics Associates, Inc., our costs of production are in the lowest quartile of all pork producers surveyed. These data also show that we are consistently among the top processors in terms of return on hogs processed (which is a function of both price and yield).

     - Experienced Management Team. Most of our senior and operational management personnel have been involved in farm production and/or the fresh meat industry for most of their business careers. Senior and operational management members, on average, have over thirteen years of experience in those areas.

BUSINESS STRATEGY

     We are pursuing a strategy designed to increase our revenues and cash flow. Key elements of our strategy include:

     - Further Develop Vertical Integration. We believe our integrated model will be the proven approach to competing effectively in the rapidly consolidating pork industry. We have achieved 100% integration of our Missouri hog production and processing operations and intend to increase integration in our North Carolina operations. In North Carolina, we are renovating our recently acquired processing plant, upgrading the genetics of our breed stock, rationalizing feed manufacturing and increasing supervision of contract growers in order to put in place a USDA Process Verified program similar to the program that is in place for our Missouri operations. Ultimately, we intend to have two fully-integrated geographically separated pods located in these states, allowing us to serve the U.S. and international markets cost effectively. When justified in the future by market conditions, customer relationships and other circumstances, we also intend to expand our Texas operations to add a processing plant that will create a third fully integrated pod modeled upon our Missouri operations.

     - Focus on High Quality and Value-Added Products. We intend to continue to focus on producing high quality and value-added products for discriminating customers in the retail, food service, export and further processing markets, and to further differentiate ourselves from commodity oriented competitors by developing new brands and additional products. As part of these efforts, and in conjunction with our modernization and renovation of the Clinton, North Carolina processing plant, we intend to improve our North Carolina operations to market premium products similar to those produced by our Milan, Missouri plant, as well as smoked and processed pork products.

     - Expand Production and Processing Capacity. We intend to further expand hog production at our Texas facilities by adding 10,000 new sows, which we expect will produce approximately 200,000 new hogs per year beginning in fiscal year 2003. We believe additional expansion opportunities exist in Texas. Our Texas production facilities are located on approximately 54,000 acres with adequate space and all environmental and land use permits required for further expansion in a manner that could replicate our Missouri hog production facilities. Due to the difficulty in obtaining such permits in the current regulatory environment, we believe our existing permits in Texas provide us a competitive advantage. We also intend, through modernization and efficiency efforts, to increase processing capacity at our Clinton, North Carolina plant from its current 6,500 hogs per day to

       8,000 hogs per day on an eight-hour shift, with additional capacity to process up to 10,000 hogs per day on a ten-hour shift on a seasonal basis.

     - Maintain Position as a Low Cost Producer. We strive to produce high-quality pork products at low cost by combining state-of-the-art hog production with modern and efficient pork processing. We measure our production and processing activities continually in an effort to increase our hog production efficiencies, lower our break-even costs, improve our processing yields and develop new value-added products.

     - Continue Expansion into International Markets. We believe that international markets offer significant growth opportunities and intend to continue our efforts to develop sales outside the United States. Over the past five years, we have established relationships with trading partners in Japan, China, South Korea, Canada, Mexico, Russia and Taiwan, and have exported product over that time period to more than twenty countries. We also believe that our presence in these markets allows us to achieve higher prices for certain pork products than could be obtained domestically. In particular, we intend to increase our export volumes to Japan, as this market ascribes significant value to premium, process-controlled traceable products. We also intend to actively expand sales in the South Korean, Chinese and Taiwanese markets.

     - Manage Market Risks. We will continue to draw upon the strength of our risk management team, which collectively has over twenty years experience in the area. We will continue to monitor daily opportunities to lock in favorable margins by hedging both feed and energy costs as well as fresh meat sales.

     - Environmental Stewardship. We will continue to be a leader in the pork industry in researching, developing and implementing new waste handling and environmental technologies and solutions. Those technologies and solutions include source reduction, risk reduction, improved manure treatment, beneficial reuse of waste products (creating value-added products) and water reuse.

INDUSTRY OVERVIEW

     Pork products are the third largest source of meat protein in the United States and the largest source globally. The market for pork products in the United States totaled 97.9 million hogs and 18.9 billion pounds of pork in a $33 billion industry in 2000. Demand for pork products in the United States has historically been relatively stable, with population growth as a primary driver for increased aggregate demand. However, between 1997 and 1999, per capita consumption increased from 45.8 pounds to 50.9 pounds per annum according to the National Pork Producers Council. U.S. exports of pork products have grown substantially in recent years. Between 1995 and 2000, U.S. exports increased at an 11.1% compound annual growth rate from 770.0 million pounds to 1.3 billion pounds. U.S. exports are projected by Sparks Companies, Inc. to increase an additional 16% in calendar year 2001.

     The pork products market is characterized by prices that change daily based on seasonal consumption patterns and overall supply and demand for pork and other meats in the United States and abroad. In general, domestic and worldwide consumer demand for pork products drive pork processors' long-term demand for hogs, which is filled by hog producers. In order to operate profitably, processors seek to acquire hogs at the lowest possible costs and to minimize processing costs by maximizing plant operating rates. As a result, pork processors' short-term demand for hogs is driven largely by their plants' processing needs. Pork processing is a competitive, but highly concentrated and consolidating industry, with the top ten processors representing approximately 87% of total federally inspected industry capacity in 2000. In contrast, hog production, while also rapidly consolidating, remains highly fragmented, with nearly 86,000 producers in 2000. As a result, the production capacity and supply of hogs has historically been driven by the production decisions of thousands of individual farmers, and has varied substantially.

     There have been periods of time in which hog supply has either exceeded or fallen short of processors' demand for hogs. Prices for live hogs have then fluctuated either up or down, often relatively independent of short-term changes in wholesale pork prices. Generally speaking, in periods of excess supply of hogs, the profitability of hog producers is reduced while that of processors is increased due to the reduction in live hog prices. Conversely, in periods of insufficient supply of hogs, the profitability of hog producers generally increases while that of processors decreases. These variations in hog supply and price are often exacerbated by decisions made by hog producers due to their individual economic circumstances. For example, in periods of high hog prices, producers tend to expand their production capacity by adding sows to their herds, often by retaining marketable females, which further constrains short-term supply. In periods of low hog prices, producers with high production costs tend to liquidate or reduce their herds by selling their hogs, which further increases short-term supply. Supply tends to accumulate and results in larger and more severe supply and price imbalances in these situations because the lead times for changes in capacity to be reflected in hog production due to gestation and growing time are relatively long.

     Hog prices reached twenty-year lows in calendar years 1998 and 1999 with average prices of $31.91 and $31.49 per hundred weight for those years. As a result, producers have remained reluctant to expand despite an improving market environment. This may also be partially attributed to the increase in industry consolidation and the overall reduction in the total number of producers, as well as stricter environmental requirements hindering new and existing farm construction and expansion. Based on Sparks Companies, Inc. recent analysis of the USDA Hog and Pig Report released in March 2001, we estimate that live hog prices will average approximately $43 per hundred weight in 2001, and hog production is expected to be slightly higher for 2001 as compared to 2000. Pork product prices in 2001 are expected to decrease slightly, with the total amount of commercial processing in the U.S. estimated at 99.1 million hogs in 2001, an increase of approximately 1% compared to 97.9 million in 2000.

     We expect global consumer demand for pork to continue to increase. Consumer demand for various protein sources including pork, beef, chicken, fish and other meats is driven by consumer preferences and the relative prices and quality of the available products. For example, over the last 15 to 20 years chicken producers have enhanced the quality and consistency of their product, and as consumers have increasingly chosen healthier foods, chicken consumption has steadily increased. In the United States, we expect consumer demand for pork to continue to grow as a result of new lean pork products which are more attractive to diet conscious Americans, together with the industry's efforts to heighten public awareness of pork as an attractive protein source. In fact, according to the National Pork Producers' Council, as a result of genetic, feeding and management improvements by pork producers, certain cuts of pork are on average 31% lower in fat, 14% lower in calories and 10% lower in cholesterol than in 1983, and compare favorably with chicken on these measures.

     Export sales of U. S. pork have grown for many years, and are projected by Sparks Companies, Inc. to increase by 16% in calendar year 2001. The impact of foot-and-mouth disease in Great Britain and Europe may lead to additional increases in export sales, as customers in Japan and other Asian countries may reduce their purchases of pork products from those countries and purchase from U.S. producers instead. Export sales are also driven by high growth areas of the world, such as Asia and Latin America, where pork is already considered a highly favored meat. We believe that as hog production becomes more sophisticated and the overall quality, leanness, and consistency of pork increases, consumer demand for pork will be enhanced.

     Historically, the United States pork industry has been divided into two segments: pork processing and hog production. As a vertically integrated supplier of pork products, we operate in both industry segments.

PORK PROCESSING

     The U.S. pork processing industry is highly concentrated, with the top ten processors representing approximately 87% of total federally inspected industry capacity, and the industry is highly competitive. Although customers in the retail, institutional, further processing and export markets have different product specifications and service requirements, processors generally compete on the basis of the price and quality of their product. As shown below, pork supply has increased historically.

     Overall pork processing operations have high fixed costs primarily related to the capital required to build a plant and by labor, energy and other operating costs, and large daily requirements for hogs to process. In order to operate profitably, processors attempt to acquire hogs to process at the lowest possible costs and to minimize processing costs by maximizing plant operating rates.

     The processing industry is geographically concentrated in the hog producing regions of the U.S., particularly the Midwest and portions of the Southeast. Due to the high degree of fragmentation of the hog production industry, processing operations are extremely large relative to the producers that supply them. As a result, non-integrated processors, on a daily basis, must acquire each day's supply of hogs through large procurement operations, which include an extensive network of buyers and buying stations. Because many modern plants process in excess of 10,000 hogs per day, non-integrated processors must purchase hogs from a large number of suppliers, many of whom use varying genetics, feeding programs and growing environments. We believe that this dichotomy between the hog requirements of processors and the fragmentation and variation of hog production makes it relatively difficult for non-integrated pork processors to produce consistent, high quality products.

HOG PRODUCTION

     The hog production industry, although consolidating, remains highly fragmented and can be characterized by large variations in cost of production and quality of hog produced. Although the number and size of large, sophisticated producers has increased, a substantial majority of U.S. producers had one-time inventory on hand of fewer than 1,000 hogs in 1999. In many smaller hog operations, the hogs are kept outdoors in open lots or in less sophisticated buildings, bred in an unscientific manner, increasing disease and death risk, and grown on low-cost feed. As a result, these operations generally are characterized by fewer hogs per sow per year, higher feed-to-gain conversion ratios, higher costs of production, lower quality and less consistent hogs brought to market. In addition, the effects of temperature and climate on breeding and farrowing encourage outdoor hog producers to breed hogs in the spring and fall. This results in seasonal production, which may result in lower prices when these producers bring their hogs to market.

     According to the U.S. Department of Agriculture, the number of U.S. hog producers has declined from approximately one million in 1968 to less than 86,000 at the end of 2000. We believe that as the hog production and pork processing industry moves to more sophisticated production techniques, the pressures on marginal producers will intensify. In the last several years a number of operations have emerged which are based on large-scale scientific and management-intensive production of hogs. These operations have grown rapidly. The fifty largest hog producers in the United States marketed approximately 50% of the total pounds of pork produced in 2000, with the largest single producer accounting for approximately 14%.

     We expect that the hog production industry, which is characterized by large variations in cost of production and quality of hog produced, will see continued consolidation and integration, especially coming out of 1998 and 1999, which were poor years for producers. According to a recent study by the National Pork Producers Council, 74.3% of the hogs marketed in January 2000 were sold under some type of contractual agreement with roughly 25.7% sold on a spot basis. This is an increase from 64% in 1999 and 57% in 1997. The low hog prices of 1999 and 1998 curbed herd expansion and accelerated consolidation.

     The U.S. pork industry is very competitive with other leading pork producing countries. U.S. exports of pork products have grown substantially in recent years. The Food and Agricultural Policy Research Institute projects that the U.S. share of world net exports of pork products will more than double during the period from 2000 to 2010. According to a 1999 study by the George Morris Centre, the cost of producing a market hog in the U.S. is approximately two-thirds of the cost in Denmark and the Netherlands. We believe this relative cost advantage, increasing global trade and the economic impact of foot-and-mouth disease in the United Kingdom creates a competitive advantage for U.S. producers including Premium Standard Farms.

PRODUCTS, MARKETING AND CUSTOMERS

     We market our pork products to a variety of wholesale and retail customers in the U.S. and abroad, including select supermarket chains, meat distributors, further processors and food service companies. We focus on discriminating customers in the retail, food service, export and further processing markets. We primarily market our products as chilled and frozen pork, sold:

     - To retailers, retail distributors and wholesalers in the form of chilled boxed bone-in and boneless loins, tenderloins, hams, picnics, butts, ribs, marinated and case-ready;

     - To further processors in the form of chilled bulk bone-in and boneless hams, picnics and butts, bellies, trimmings, variety meats and other products which are used by these customers to make processed pork products;

     - To institutional food customers in the form of chilled and frozen boxed bone-in and boneless loins, ribs, picnics and butts; and

     - To export customers in the form of chilled boneless loins, tenderloins, frozen hams, shoulders, bellies, as well as offal items.

     Our vertical integration and control also allows us to produce specialty products. These include our antibiotic free pork and Premium 97 pork (certified as 97 percent fat-free by the American Heart Association), as well as KenKo-Ton healthy pork and Mugi Buta barley-fed pork for the Japanese market.

     Our marketing strategy seeks to capitalize on the quality of the pork produced by our controlled supply of high-quality consistent hogs and modern processing operations allowing us to sell fresh and processed pork at prices that reflect a premium to those received by competitors selling lower quality products. Our pork processing facilities have been designed to enhance the realization of this quality by converting standard pork cuts to value-added products through boning, trimming and other further processing. Furthermore, we target specialty, export and ethnic markets, in which there is a higher demand for certain pork products. In order to take advantage of a differentiated product, we have been certified to use the USDA Process Verified seal in connection with our Missouri operations. We expect to be certified with respect to our recently acquired North Carolina operations once our renovations and improvements to those operations are complete.

     Our international marketing efforts are directed toward a number of countries, but are predominantly focused on Japan, which ascribes significant value to our premium, process-controlled products. In 2000, we renewed a three-year contract with our trading partner in the Japanese market. Through this arrangement, we enjoy relationships with Japan's second largest manufacturer of ham and Japan's sixth largest ham distributor. In fiscal 2001, our sales to Japanese customers represented about 6% of our total sales. We expect our sales to Japan to significantly increase once we receive Process Verified accreditation for our North Carolina operations. We are using our success in Japan to explore other opportunities in the export market in Asia, Europe, Mexico and Canada. Sales to international markets other than Japan accounted for approximately 2% of our total sales in fiscal 2001.

     Though our sales and marketing efforts are primarily focused on sales of pork products, we are to a lesser extent involved in the related markets for live hogs, processed meat products and pork by-products. The excess live hogs of our production facilities are sold to other pork processors. In this respect, we have a long-term contract with a major pork processor and further-processor, as well as other processors in the region, who purchase the vast majority of hogs produced at our Texas facilities. The remainder of our excess hog production is sold in privately negotiated transactions. With respect to processed meats, our Clinton, North Carolina plant includes further-processing facilities that produce products such as cured hams, bacon and sausage. Finally, all of our facilities sell the by-products of our processing activities to the variety meat, feed processing and pet food industries.

PRODUCTION AND PROCESSING OPERATIONS

OVERVIEW

     Our production and processing operations are organized as three separate pods located in Missouri, Texas and North Carolina. Our Missouri and North Carolina pods each combine hog production farms and processing plants. Our Texas pod currently has only hog production operations. We eventually plan to add a pork processing plant in Texas to create a third fully-integrated pod modeled upon our Missouri operations. The geographic separation of our pods enhances biosecurity and puts us closer to our customers and feed grain suppliers, allowing us to minimize shipping costs. Shipping, usually via truck, is important in a number of aspects of hog production, particularly the delivery of feed to hog production units, the shipment of feeder pigs to finishing units, and the shipment of finished hogs to processing plants. To further reduce the risk of disease and maximize the scheduling and process coordination that our integrated approach provides, our pods incorporate transportation facilities served by our own truck fleet for hauling feed and hogs.

HOG PRODUCTION

     Our production facilities house herds ranging from 1,100 to 3,300 sows per unit. On average, a staff of five people is required for 1,100 sows. A typical production unit consists of four connected buildings, each with a specialized function -- breeding, gestation, farrowing and nursery.

     The production process begins in the breeding barn, where sows are artificially inseminated. Artificial insemination maximizes breeding efficiency and productivity and allows us to utilize genetic stock that maximizes our overall productivity and quality. After four weeks, conception is verified using ultrasound technology. From the breeding barn, sows are moved to the gestation barn where they are vaccinated and placed on a special diet. The gestation period is 114-days. During this period, the sows must receive adequate nutrition and careful attention to health and disease control in order to maximize the size and health of their litters. In our gestation buildings, sows are carefully monitored and individually fed according to body weight. A few days prior to delivery, sows are moved to the farrowing barn where they give birth to a litter of over 10 offspring on average. Sows nurse their offspring for three weeks before they are returned to the breeding barn. At approximately 12 to 15 pounds, the offspring are moved to the nursery for a six-to-seven week period. This step requires high levels of nutrition, environmental control and minimization of disease and health risks. A growing portion of our operations use the wean-to-finish production method where nursery pigs are transported directly to a modified grow/finish site, skipping the traditional time spent in a nursery.

     In the next phase of production, offspring are transferred in our sanitized trailers to our grow/finish complexes or contract growers for growth from approximately 50 pounds to a target market weight of 260 pounds. Our grow/finish complexes are comprised of temperature-controlled barns, each housing 950 to 1,150 hogs. A manager in charge of the complex is responsible for monitoring hog welfare and health, as well as equipment. Efficiency in finishing operations is affected by the health and environment of the hogs and the formulation of the feed. These factors, as well as the genetics of the hog, can have a substantial impact on the feed-to-gain conversion ratio (the pounds of feed required to add a pound of weight) and the average daily gain. Specialized crews support the complex managers by assisting with loading and unloading hogs, health care, and sanitation. Hogs generally remain at the grow/finish complexes for 18 to 19 weeks, gaining an average of 1.7 pounds per day, until they reach market weight and are transported to a processing facility.

     Because diet is a critical factor in the efficient production of hogs and affects the quality of the final products, where possible we have established our own feed mills. Our Missouri and Texas pods are located in areas with access to substantial corn and other feed grain production in excess of local demand. As a result, we can typically access feed grains on a cost-effective basis and manufacture and deliver feed to our facilities at a lower cost than we can buy it from commercial feed mills. In North Carolina, where we rely to some extent on commercial feed mills, we have established toll milling arrangements with select mills. Due to excess milling capacity in North Carolina, we are generally able to purchase feed from these vendors on terms that help us remain a low cost producer. Our feed mills and toll milling arrangements allow us to optimize production of our customized diets to a greater degree than would typical arrangements with third-party feed mills, which operate on a cost plus basis and provide feeds for many types of customers and animals. We achieve this through "least cost" formulations based on available feed ingredients. For example, while corn is the primary ingredient in hog feed, a large number of other grains, proteins, fats and supplements may be added, and the content and mix of feed ingredients can be managed to improve nutrition, feed-to-gain ratios and meat quality. We have five feed mills in operation aggregating approximately 1.4 million tons of annual capacity.

BIOSECURITY

     We seek to reduce the risk of disease transmission through a number of methods, including geographic separation of, and restricted access to, production facilities, strict sanitation procedures, high health genetic stock and constant monitoring and response. All units are restricted access, "shower in/shower out" facilities. If it is necessary for a manager or worker to enter a unit other than their designated unit, a mandatory 24 to 96-hour layover period is required. Feed purity and truck cleanliness are inspected and monitored. Operating procedures within the facilities are designed to stop the spread and lessen the viability of infection agents during all phases of the production process.

     The impact of disease is also controlled through the selection of healthy, disease-resistant sows and through breeding procedures that help pass along antibodies to the sow's offspring. When disease is found, treatment is implemented to lessen its impact on the health-challenged hogs and to prevent its spread to other facilities. For additional information on the risks associated with disease, see "Risk Factors."

PORK PROCESSING

     We maintain pork processing facilities in Missouri and North Carolina. All of the hogs used by our Milan, Missouri processing plant come from our Missouri and Texas hog production operations. During fiscal 2001, since our North Carolina acquisitions, approximately 61% of hogs used by our Clinton, North Carolina processing plant were supplied by our North Carolina hog production operations, with the remaining 39% supplied through contracts with independent producers. To ensure the safety and quality of our products, we use the USDA's Hazard Analysis of Critical Control Points methodology to identify food safety hazards in our operations. This approach uses a team of technically trained individuals who are familiar with the processes to be evaluated. Each separate point in the process is identified and any hazards associated with them are assessed. Methods for monitoring the quality and safety of products as they move through these points are then developed and implemented.

     The design of the quality management points provide the basis for our Process Verified Program. In November of 1998, we became the first company in the pork industry to receive approval for this program from the USDA-Agricultural Marketing Service. This approval gave accreditation to the only program which extends from live animal production through processing. While other pork companies have since received approval of their own Process Verified programs, we believe ours is the most comprehensive, encompassing live animal production through processing.

     Process Verified is based on ISO-9000 requirements that are adapted for the livestock industry, and is administered by the USDA Agricultural Marketing Service, Livestock and Seed Division. We have designated twelve process points throughout our process to represent our program. These process points are summarized as follows:

     - Every order is traceable to source farms

     - Every phase of production is managed using a food safety based control system, including a strict residue avoidance program where sulfa antibiotics are not used

     - Market hogs are fed a precise grain-based diet from process-controlled feed mills

     - Quality traits, processing hygiene and environmental systems are continuously evaluated and improved

     - Employee safety and training programs are emphasized and continuously improved

     Our automated processing operations have been designed to achieve the benefits of vertical integration that are not available to non-integrated hog producing or pork processing competitors. Some of these benefits are as follows:

     - We capture more value from our hogs through processing rather than passing this value on to other processors

     - We streamline logistics, transportation and production schedules to enhance asset utilization and reduce our cost structure because of the proximity and integrated management of production and processing operations

     - We improve the realizable value of our hogs through our control over the key factors (genetics, nutrition and environment) that affect the leanness and meat quality of each hog

     - We believe we provide a higher level of quality and safety assurance to our customers because of our control of both production and processing

     We believe that by controlling our own high quality, consistent hog supply, we can be among the more efficient processors in the industry and produce a consistent high-quality product whose value will be recognized in the market.

     The design of our Milan, Missouri processing facility reflects four key objectives:

     - Modern equipment and proven technology has been used to build one of the highest quality facilities in the industry

     - The facility design emphasizes worker safety to ensure compliance with all regulations and to reduce worker injury and turnover

     - The facility is designed to produce a product that is appealing to further processors and consumers and will be brandable. It employs identification and tracking technology to ensure quality control for the final pork product

     - The facility is designed to reduce waste products and emissions and dispose of waste in accordance with applicable environmental standards

     We are renovating and modernizing our recently acquired North Carolina plant to meet these objectives, based on the Milan facility. If and when we add a processing plant to our Texas facilities, that plant will be based on the model of our Milan facility as well.

MISSOURI

     Our Missouri pod has both production and processing operations. The Missouri production operation, based at Princeton, employs approximately 1,300 people. An 111,000-sow herd produces approximately 2.1 million market hogs per year. Eighty-two sow units, five nursery units and ninety-one finishing units are located on farms in Mercer, Putnam, Sullivan, Davies and Gentry counties. In fiscal 2002, we expect to contract finish approximately 78,000 hogs through agreements with local farmers. We also have certain grower relationships with ContiGroup. See "Related Party Transactions."

     The Missouri processing facility is located at Milan and employs over 900 people processing 7,100 hogs daily (on an eight hour shift) or about 1.9 million hogs per year. To ensure the safety and quality of our products, the processing facility incorporates several innovative systems, including a carbon dioxide anesthetizing system, which we believe was the first carbon dioxide system of its kind in use in the United States. This facility also has a large hog holding area that provides at least four hours of rest to hogs upon arrival. The result is a less stressful environment for the hogs, which results in better meat quality.

NORTH CAROLINA

     Our North Carolina pod has both production and processing operations. The North Carolina production operation, based at Clinton, employs approximately 250 people. A 64,000-sow herd produces approximately 1.4 million market hogs per year. Nine sow units, three nursery units and four finishing units are located on farms in various counties throughout the state. Most of the production operations in North Carolina are conducted on farms that are not owned by us. Instead, we have contract grower agreements with local farmers who provide the land, space and labor needed. The hogs themselves are owned by us, are raised according to our specifications using our genetics, feed and supplies, and are delivered to our Clinton facility. Since these arrangements allow us to control the process, from a hog's initial genetic makeup to the pork product ultimately produced and shipped, we consider them to be a part of our integrated operations notwithstanding the fact that we do not own the farms themselves.

     The North Carolina processing facility is located at Clinton and employs over 1,200 people processing 6,500 hogs daily (on an eight hour shift) or about
1.8 million hogs per year. When construction and renovation are completed at this recently acquired facility, we believe the plant will be the most advanced facility of its kind. To obtain the approximately 700,000 hogs annually used by the facility that are not supplied by our production operations, we have established supply arrangements with several external hog suppliers. We are currently renovating and modernizing the North Carolina facility and, as part of these efforts, we intend to improve our North Carolina operations in a manner that will allow us to produce and market premium products from that facility similar to those produced by our Milan, Missouri plant.

TEXAS

     Our Texas pod currently only has production operations. These operations are headquartered at Dalhart, Texas and employ approximately 280 people. A 24,000-sow herd produces approximately 392,000 market hogs per year. Twenty-three sow units, six nursery units and eight finishing units are located on farms in Dallam and Hartley counties. No contract finishing is used in the Texas pod's production. A small portion of the hogs produced in Texas are transported to our Milan, Missouri processing facility. The vast majority are sold under a long-term contract we have with a major processor and further processor, along with other processors, in the area.

     We intend to further expand hog production at our Texas facilities. The expansion now underway consists of the addition of a new 10,000 sow farrow-to-finish operation that we expect will produce approximately 200,000 new hogs per year beginning in fiscal year 2003. We believe additional expansion opportunities exist in Texas as well. Our Texas production facilities are located on approximately 54,000 acres with adequate space and all environmental and land use permits required for further expansion in a manner that will replicate our Missouri hog production facilities.

RESEARCH AND DEVELOPMENT

     We use an applied research strategy which allows rapid and early implementation of technologies in production, nutrition and processing. This effort is driven by our technical team, many of whom have advanced degrees in nutrition, meat science, reproductive physiology and health assurance. This group also uses an extensive network of outside scientists and other contacts to enable us to use the latest technology.

     We constantly seek to improve the genetics of our production herds and to produce hogs that are the highest quality commercially available. Our female breeding stock is purchased from the world's largest hog genetics firm, which employs extensive research efforts in molecular genetics, biosecurity, food safety and meat quality. We also have an internal "multiplier" herd, which is continually improved through the purchase of enhanced genetics and provides an internal source of a majority of our sows at a substantially reduced cost, and with greater control.

     In addition, we have an agreement for the exclusive use in the United States of selected male genetic lines of a leading European hog genetics firm. We routinely evaluate other genotypes to validate and compare them to existing products. In addition, we conduct intense research trials to further develop existing genotypes to meet economic and customer demands for composition and quality. These arrangements enhance the quality of our genetics and diversify our genetic sources. We also incorporate careful computer-based monitoring of the breeding performance of all our breedstock to improve breeding patterns and remove sub-optimal parents from the herd. These operations are conducted at our Missouri, Texas and North Carolina genetic improvement facilities.

     We also have been a leader in the implementation of new technologies at our processing facilities. For example, we believe that we were the first U.S. company to introduce the use of European-designed carbon dioxide anesthesia systems in pork processing to reduce livestock agitation and increase meat quality. Specially designed trucks and holding areas also enhance the welfare and handling of our hogs. In addition, we use extreme chilling technologies to improve product quality traits like color and texture.

     We also are in the second year of a five-year, $25 million, research program to develop improved waste processing methods and technologies. See "Litigation."

COMPETITION

     The pork industry is highly competitive and we compete with many other pork processors and hog producers of varying sizes. Our products also compete with a large number of other protein sources, including beef, chicken, turkey and seafood. However, our principal competition comes from other large pork processors. We believe that the principal areas of competition in the pork industry are price, quality, product distribution and brand loyalty. Some of our competitors are larger, have correspondingly greater financial and other resources and enjoy wider recognition for their branded products.

INTELLECTUAL PROPERTY

     We hold several trademark and other intellectual property rights. For example, we have registered the names "Premium Standard Farms," "Premium Standard Certified," "Fresh from the Farm Taste," "Carolinian," "Lundy's," "Tomahawk Farms" and "Gold Banner" with the United States Patent and Trademark Office. We have also registered "Premium Standard Farms" in some of the foreign countries to which we sell our products. In addition to trademark protection, we attempt to protect our unregistered marks and other proprietary information under trade secret laws, employee and third-party non-disclosure agreements and other laws and methods of protection. We have also applied with the United States Patent and Trademark Office for a patent with respect to an animal waste management system designed for some of our production facilities. That application is pending.

EMPLOYEES

     We have approximately 4,000 employees, of which approximately 2,000 are in processing, approximately 1,800 are in production and approximately 200 are in administration. None of our employees are subject to collective bargaining arrangements, although there can be no assurance that employees will not enter into such agreements in the future. See "Risk Factors." We generally consider our employee relations to be good.

PROPERTIES

     We conduct our hog production operations in Missouri, North Carolina and Texas and our hog processing operations in Missouri and North Carolina. We believe our facilities are in good condition and adequate to meet our present needs. Substantially all of our properties are pledged as security for our obligations under our Credit Agreement. Our principal facilities are located as follows:

                                                                                         NUMBER
LOCATION AND FUNCTION                                            SIZE OR OUTPUT       OF FACILITIES
------------------------------------------------------------  --------------------    -------------
Missouri:
  Sow Units.................................................    1,100  head units          74
                                                                2,500  head units           8
  Nursery Units.............................................   16,640  head units           2
                                                               11,800  head units           1
                                                                9,000  head units           1
                                                               20,800  head units           1
  Finishing Units...........................................    9,200  head units          87
                                                                4,200  head units           2
                                                                7,700  head units           1
                                                                6,900  head units           1
  Processing Facility (Milan)...............................  260,000  square feet          1
  Genetic Improvement.......................................      780  head units           1
  Maintenance Support Facilities............................  100,000  square feet
  Truck Maintenance (Milan).................................   22,000  square feet
  Truck Maintenance (Coffey)................................    8,700  square feet
  Truck Maintenance (Princeton).............................   42,000  square feet
  Feed Mill (Princeton).....................................  180,000  tons/year
  Feed Mill (Coffey)........................................  180,000  tons/year
  Feed Mill (Lucerne).......................................  600,000  tons/year
  Training Facility.........................................   28,500  square feet
  Headquarters Office.......................................   12,400  square feet
  Gallatin Office...........................................    4,000  square feet
  Missouri Production Office (Princeton)....................   38,120  square feet
  Developed Land............................................   45,000  acres*
North Carolina:
  Sow Units.................................................    3,400  head units           2
                                                                2,400  head units           2
                                                                2,000  head unit            1
                                                                1,700  head unit            1
                                                                1,200  head units           2
  Nursery Units.............................................   10,400  head unit**          1
                                                                2,940  head unit            1
  Finishing Units...........................................    7,920  head unit            1
                                                               12,960  head unit**          1
                                                                4,320  head unit            1
  Feed Mill.................................................  224,000  tons/year            1
  Rail Unloading............................................  200,000  tons/year            1
  Production Office and Med Storage (Clinton)...............   11,000  square feet

                                                                                         NUMBER
LOCATION AND FUNCTION                                            SIZE OR OUTPUT       OF FACILITIES
------------------------------------------------------------  --------------------    -------------
  Truck Maintenance (Tarboro)...............................   10,615  square feet
  Developed Land (production)...............................      295  acres
  Developed Land (processing)...............................      105  acres
  Undeveloped Land..........................................      873  acres
  Lundy Packing Plant.......................................  601,000  square feet
  Lundy construction-in-progress............................  113,300  square feet          1
  Boneless Ham Plant........................................   32,000  square feet          1
  Tomahawk Farms Plant......................................   47,000  square feet          1
Georgia
  Sow Units.................................................      600  head unit            1
  Nursery Units.............................................    2,450  head unit            1
  Finishing Units...........................................    3,200  head unit            1
  Developed Land............................................      138  acres
Texas:
  Sow Units.................................................    1,375  head units          12
                                                                2,000  head unit            1
                                                                1,100  head units           9
                                                                3,300  head unit            1
  Nursery Units.............................................   14,000  head units           4
                                                                1,500  head unit            1
                                                               10,500  head unit            1
  Finishing Units...........................................   20,400  head units           5
                                                               13,600  head unit            1
                                                                4,500  head unit            1
                                                               23,800  head unit            1
  Wean to Finish Units (under construction).................    2,088  head units          52
  Genetic Improvement.......................................      350  head unit            1
  Feed Mill.................................................  180,000  tons/year
  Office....................................................    5,000  square feet
  Maintenance Shop (Perico).................................    8,000  square feet
Maintenance Shop (HP).......................................   11,400  square feet
LRM Shop....................................................   12,000  square feet
Transportation Shop.........................................   10,000  square feet
Warehouse (HP, 7 Barns).....................................   92,600  square feet
Developed Land..............................................   14,000  acres
Partially Developed Land....................................   40,000  acres

---------------
 * Of these 45,000 acres, approximately 7,200 acres are owned by ContiGroup but the facilities located thereon are owned by us. See "Related Party Transactions."

** Capital lease facilities.

REGULATION

     Various federal, state and local laws and regulations apply to our operations, particularly in the health and environmental areas administered by the Occupational Safety and Health Administration (OSHA), the United States Department of Agriculture (USDA), the Food and Drug Administration (FDA), the federal Environmental Protection Agency (EPA) and corresponding state agencies such as the Missouri Department of Natural Resources (MDNR), the Texas Natural Resource Conservation Commission and the North Carolina Department of Environment and Natural Resources. We anticipate increased regulation by these agencies, including the USDA concerning food safety and the FDA regarding the use of medication in feed.

     Current environmental regulations impose standards and limitations on, among other things, our waste treatment lagoons, water treatment facilities and new construction projects. Animal waste from our hog production facilities is anaerobically digested and the resulting fluids are then applied to surrounding farm land. This process uses lagoons in Missouri and North Carolina and solid separators and aeration tanks in Texas.

     In North Carolina, the use of waste treatment lagoons and spray fields for the disposal of swine waste has recently become highly controversial. Certain areas of that state are prone to flooding, as well as exposed to hurricanes from time to time. Due in part to damage caused to waste lagoons by recent hurricanes, the state has issued a moratorium on construction of new hog lagoons and spray fields. It is anticipated that this moratorium will be extended until such time as more effective technologies are developed to protect the environment.

     On September 29, 2000, we voluntarily entered into an agreement with the Attorney General of North Carolina. Under this agreement, we committed to implement "Environmentally Superior Technologies" for the management of swine waste at our farms within three years after an independent panel has determined that such technologies are both effective and economically feasible to construct and operate. "Environmentally Superior Technologies" are generally identified as waste treatment technologies that meet certain performance standards with respect to release of materials into the environment. In addition, under the agreement, we were required to pay $2.5 million to a fund for the development of such technologies, for environmental enhancement activities and for the defrayal of costs incurred by the state related thereto. We have met all of our commitments to date under this agreement and continue to work closely with the state's designated representative at North Carolina State University in the development of "Environmentally Superior Technologies." See also "Litigation."

     Our North Carolina processing plant has been under scrutiny from the USDA. During the due diligence process for the acquisition of that plant, we noted that the plant had a high number of USDA-FSIS Non-Compliance Reports. Since the acquisition, we have outsourced plant sanitation and pest control functions to recognized professional service companies. We have also begun the process of physically renovating the plant to address food safety issues, as well as to make the plant an efficient modern facility. We believe we have established a proactive relationship with local USDA personnel to provide an opportunity to identify and improve plant facility issues which had previously been the primary source of Non-Compliance Reports. In addition, we have reviewed and revised all regulatory programs in place for those facilities. As a result, there has already been a significant reduction in Non-Compliance Reports at the plant since the acquisition.

     Based on information currently available, we believe that the cost of achieving and maintaining compliance with these health and environmental laws and regulations will not have a material adverse effect on our business or financial position. However, future events, such as changes in existing laws and regulations or enforcement policies, could give rise to additional compliance costs which could have a material adverse effect on our financial condition.

     Several states have enacted "corporate farming laws" that restrict the ability of corporations to engage in farming activities. Missouri is among these states, but Texas and North Carolina currently are not. Missouri's corporate farming law in many cases bars corporations from owning agricultural land and engaging in farming activities. Our operations have been structured to comply with the Missouri corporate farming law and its existing exemptions. The Missouri laws, however, could be subject to challenge or amendment by Missouri governmental bodies in the future. Further, even with the exemptions, the corporate farming laws restrict our ability to expand beyond the counties in which we currently operate.

     At the time of ContiGroup's acquisition of its interest in us in 1998, ContiGroup submitted the proposed ownership structure to the Office of the Attorney General of the State of Missouri for its review.

At that time, the Office of the Attorney General indicated that it had no objection to our current structure under the corporate farming laws. There can be no assurance, however, that this position will be maintained in the future as our operations continue and develop.

LITIGATION

     We are a defendant in a citizen's action suit seeking to enforce alleged violations of the Clean Air Act, Clean Water Act and CERCLA. The same plaintiff has filed a parallel action against ContiGroup with respect to North Missouri farms. To the extent that ContiGroup incurs any liability in this suit, we have assumed that liability pursuant to the terms of our 1998 ContiGroup transaction. The plaintiffs are seeking injunctive relief, civil penalties and attorneys' fees. The federal Environmental Protection Agency has also intervened in the case. We believe we have meritorious defenses, and are defending the action.

     We have settled a suit filed by the Attorney General of the State of Missouri against our company and ContiGroup. We assumed ContiGroup's liability in this action in connection with the 1998 ContiGroup transaction. The settlement required us and ContiGroup to enter into a consent judgement pursuant to which we are obligated to spend $25 million over the course of five years for researching, installing and operating improved technology to control wastewater, air and odor emissions from our Missouri farms. We are currently nearing the end of the second year of that five year period and have spent $6.7 million to satisfy the settlement. In addition, pursuant to the consent judgment our company and ContiGroup were issued a $1 million civil penalty. Of this, $650,000 has been paid and $350,000 is suspended pending certain conditions.

     We were a successor to a nuisance suit brought by neighbors of our northern Missouri pork operations in which ContiGroup was the defendant. On April 30, 1999, based upon allegations that odors from our operations interfered with the plaintiffs' use and enjoyment of their properties, the jury returned a verdict in favor of 52 of the 109 plaintiffs in the amount of $100,000 each for a total of $5.2 million. ContiGroup appealed the verdict and on May 3, 2001, we satisfied the judgment. At March 31, 2001, we had accrued a liability for the verdict and interest. In addition, on November 30, 2000 certain of the neighbors who were plaintiffs in the nuisance suit filed notice that they intend to sue us for property damage and personal injuries stemming from alleged groundwater and air contamination associated with our operations. We believe their allegations are without merit, and we intend to vigorously defend any claims that these plaintiffs may bring.

     We have received notices of violation from the federal Environmental Protection Agency alleging violations of permitting and reporting requirements under the Clean Air Act that are separate from the agency's intervention in the citizen's suit discussed above. In addition, separate from the suit discussed above, we have received notices of violations from the Attorney General of the State of Missouri alleging releases of wastewater. We have responded to these notices in an effort to resolve these matters. If we do not successfully resolve these matters we may be required to obtain additional permits and expend capital resources to comply with those permits and we may also be subject to fines. We may receive similar notices in the future.

     In addition, we are involved from time to time in routine litigation incidental to our business. Although no assurance can be given as to the outcome or expense associated with any of these routine proceedings, we believe that none of such proceedings currently pending should, individually or in the aggregate, have a material adverse effect on our financial statements.

                                   MANAGEMENT

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and officers of Premium Standard Farms and PSF Group Holdings:

NAME                             AGE                         POSITION(S)
----                             ---                         -----------
John M. Meyer..................  39    Chief Executive Officer and Director of Premium
                                       Standard Farms, PSF Group Holdings, The Lundy Packing
                                       Company, Lundy International, Inc., and Premium
                                       Standard Farms of North Carolina, Inc.
Robert W. Manly................  48    President of Premium Standard Farms and PSF Group
                                       Holdings, President and Director of The Lundy Packing
                                       Company, Lundy International, Inc., and Premium
                                       Standard Farms of North Carolina, Inc.
Stephen A. Lightstone..........  55    Executive Vice President, Chief Financial Officer and
                                       Treasurer of Premium Standard Farms and PSF Group
                                       Holdings; Executive Vice President, Chief Financial
                                       Officer and Treasurer and Director of The Lundy Packing
                                       Company, Lundy International, Inc., and Premium
                                       Standard Farms of North Carolina, Inc.
J. Michael Townsley............  41    Senior Vice President, Sales and Marketing of Premium
                                       Standard Farms, The Lundy Packing Company, Lundy
                                       International, Inc., and Premium Standard Farms of
                                       North Carolina, Inc.
David H. James.................  46    Vice President, Production Operations of Premium
                                       Standard Farms, The Lundy Packing Company, Lundy
                                       International, Inc., and Premium Standard Farms of
                                       North Carolina, Inc.
Gerard J. Schulte..............  51    General Counsel and Secretary of Premium Standard
                                       Farms, PSF Group Holdings, The Lundy Packing Company,
                                       Lundy International, Inc., and Premium Standard Farms
                                       of North Carolina, Inc.
Dennis D. Rippe................  47    Vice President, Controller and Assistant Secretary of
                                       Premium Standard Farms, PSF Group Holdings, The Lundy
                                       Packing Company, Lundy International, Inc. and Premium
                                       Standard Farms of North Carolina, Inc.
Michael J. Zimmerman...........  50    Chairman of the Board and Director of Premium Standard
                                       Farms and PSF Group Holdings
Ronald E. Justice..............  56    Director of Premium Standard Farms and PSF Group
                                       Holdings
Dean Mefford...................  60    Director of Premium Standard Farms and PSF Group
                                       Holdings
Mark R. Baker..................  46    Director of Premium Standard Farms and PSF Group
                                       Holdings
Maurice L. McGill..............  64    Director of Premium Standard Farms and PSF Group
                                       Holdings
Michael A. Petrick.............  39    Director of Premium Standard Farms and PSF Group
                                       Holdings
Paul J. Fribourg...............  47    Director of Premium Standard Farms and PSF Group
                                       Holdings
Vart K. Adjemian...............  58    Director of Premium Standard Farms and PSF Group
                                       Holdings
John Rakestraw.................  40    Director of Premium Standard Farms
Annabelle Lundy Fetterman......  80    Director of Premium Standard Farms

     John M. Meyer has been a Director and the Chief Executive Officer of Premium Standard Farms and PSF Group Holdings since May 1998 and a Director and Chief Executive Officer of The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc., since 2000. Prior to May 1998, he spent 15 years with ContiGroup Companies, most recently as Vice President and General Manager of ContiGroup's pork division. While with ContiGroup, Mr. Meyer served in the sales, credit and financial services functions.

     Robert W. Manly has been President of Premium Standard Farms since October 1996. He has been President of PSF Group Holdings since May 1998 and President and a Director of The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc., since 2000. From April 1986 to October 1996, Mr. Manly served as Executive Vice President of Smithfield Foods, Inc. He also served as President and Chief Operating Officer of the Smithfield Packing Company subsidiary from June 1994 to June 1995. Mr. Manly held the position of Assistant to the President of IBP, Inc. from January 1981 to April 1986.

     Stephen A. Lightstone has been Executive Vice President, Chief Financial Officer and Treasurer of Premium Standard Farms and PSF Group Holdings since August 1998 and Vice President, Chief Financial Officer and Treasurer and a Director of The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc., since 2000. From 1983 to 1998, Mr. Lightstone was with Payless Cashways, Inc., a building materials retailer, most recently serving as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Lightstone was an officer of Payless Cashways, Inc. when it filed for Chapter 11 bankruptcy in 1997. From 1978 to 1983, Mr. Lightstone was Vice President -- Finance and Treasurer with Butler Manufacturing Company, a manufacturer of engineered buildings and construction materials.

     J. Michael Townsley has been Senior Vice President, Sales and Marketing of Premium Standard Farms since April 1997. He has held these same positions at The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc. since 2000. From 1994 to 1997, Mr. Townsley served as Vice President Sales and Marketing, Fresh Meat with Smithfield Packing Company, Inc. Prior to that time, Mr. Townsley spent 11 years with IBP, Inc. in various sales positions and concluded his career with IBP as Director of Merchandising, Pork Division.

     David H. James is Vice President of Operations of Premium Standard Farms, The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc., having served in this capacity for Missouri since April 1999, adding North Carolina in August 2000, and adding Texas in March 2001. He is responsible for all of Premium Standard Farms' hog production. From June 1992 to July 1998, Mr. James served as Regional Manager for the 25,000-sow North Carolina operation for ContiGroup Companies at which time he joined our Missouri hog production operations team.

     Gerard J. Schulte has been General Counsel and Secretary of Premium Standard Farms and PSF Group Holdings since July 1998 and of The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc. since 2000. Mr. Schulte has been Vice President and General Counsel of ContiIndustries, an operating group of ContiGroup Companies, since 1990.

     Dennis D. Rippe has been Vice President, Controller and Assistant Secretary of Premium Standard Farms since January 1999 and of The Lundy Packing Company, Lundy International, Inc. and Premium Standard Farms of North Carolina, Inc. since 2000. Prior to that date, Mr. Rippe had been Vice President Finance and Administration-Operations (Missouri) of Premium Standard Farms since February 1997. From May 1995 to February 1997, Mr. Rippe was Vice President and Controller of Premium Standard Farms and was an officer of the company when it filed for Chapter 11 bankruptcy in 1996.

     Michael J. Zimmerman has been Chairman of the Board of Directors of Premium Standard Farms and PSF Group Holdings since May 1998. Mr. Zimmerman has been Executive Vice President and Chief Financial Officer of ContiGroup Companies since 1999. From 1996 to 1999, he served as Senior Vice President -- Investments and Strategy of ContiGroup Companies and President of its ContiInvestments subsidiary. Prior to joining ContiGroup in 1996, he was a Managing Director of Salomon Brothers.

     Ronald E. Justice has been a Director of Premium Standard Farms since September 1996. He has been a Director of PSF Group Holdings since May 1998. Prior to his retirement in April 2000, Mr. Justice served as Executive Vice President of Operations of Consolidated Container Company since September 1998. Mr. Justice was the Senior Vice President of Operations of Scotts Co. from July 1995 to September 1998 and from August 1992 to July 1995, Mr. Justice was the Corporate Vice President of Operations at Continental Baking.

     Dean Mefford has been a Director of Premium Standard Farms since September 1996. He has been a Director of PSF Group Holdings since May 1998. From January 1999 to February 2001, he served as Chairman of the Board of Doubletime Corporation and from October 1999 to May 2000 he served as the Interim President of Ocean Spray Corp. Mr. Mefford served as President and Chief Executive Officer of Viskase Corporation, a manufacturer of flexible packaging and meat casings, from 1994 to 1998, and as Corporate Vice President, President, and Chief Operating Officer of Ralston Purina International from 1988 to 1993.

     Mark R. Baker has been a Director of Premium Standard Farms and PSF Group Holdings since May 1998. Mr. Baker has been Executive Vice President, Chief Legal Officer and Secretary of ContiGroup Companies since 1999, and from 1998 to 1999, he served as Corporate Senior Vice President, Chief Legal Officer and Secretary. Prior to joining ContiGroup, Mr. Baker was a partner in the New York law firm of Dewey Ballantine LLP.

     Maurice L. McGill has been a Director of Premium Standard Farms since September 1996. He has been a Director of PSF Group Holdings since May 1998. Mr. McGill has served as the President of Wirmac Corp. since 1986 and as a general partner of McGill Partners since 1989. Mr. McGill has also served as a director of Bluebonnet Savings Bank since 1990 and Sitek, Inc., now Prodeo Technologies, Inc., since 1998.

     Michael A. Petrick has been a Director of Premium Standard Farms and PSF Group Holdings since May 1998. He is a Managing Director of Morgan Stanley & Co. Incorporated, and has been with Morgan Stanley since 1989. Mr. Petrick also serves as a Director of CHI Energy, Inc., Marvel Enterprises, Inc., TVN Entertainment Corporation and EarthWatch Incorporated.

     Paul J. Fribourg has been a Director of Premium Standard Farms and PSF Group Holdings since May 1998. He has served as Chairman, President and Chief Executive Officer of ContiGroup Companies since 1999. From 1997 to 1999, he served as Chairman, President and Chief Executive Officer of Continental Grain and, from 1996 to 1997, he served as Chief Operating Officer of Continental Grain.

     Vart K. Adjemian has been a Director of Premium Standard Farms and PSF Group Holdings since September 1999. Mr. Adjemian has been Executive Vice President and Chief Operating Officer of ContiGroup Companies since February 2001. From 1999 to February 2001 he served as Executive Vice President of ContiGroup and as Chief Executive Officer of the ContiIndustries, an operating group of ContiGroup Companies. From 1998 to 1999, he was Senior Vice President of ContiGroup Companies, and from 1996 to 1998, he was President of the Commodity Marketing Group of ContiGroup Companies.

     John Rakestraw has been a Director of Premium Standard Farms since February 2001. He had previously served as director of Premium Standard Farms and PSF Group Holdings between May 1998 and October 1999. Mr. Rakestraw has been President and Chief Executive Officer of ContiBeef, LLC since 2000 and served as Vice President and General Manager of the Cattle Feeding Division of ContiGroup Companies from 1995 to 2000.

     Annabelle Lundy Fetterman has been a Director of Premium Standard Farms since August 2000. From 1985 to August 2000, she served as Chairman of the Board and Chief Executive Officer of The Lundy Packing Company and was employed by that company from its inception in 1950.

COMPENSATION OF DIRECTORS

     Premium Standard Farms has agreed to pay each person who is a member of the Board of Directors $1,000 per meeting, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the performance of duties as a Director. In addition, each director who is not affiliated with ContiGroup Companies or Morgan Stanley receives $20,000 per year in exchange for his or her services. Members of the Audit and Compensation Committees of Premium Standard Farms receive an additional $1,000 per meeting.

     Directors of PSF Group Holdings receive no separate compensation for service on that company's Board of Directors.

     PSF Group Holdings has adopted an Equity Incentive Plan that permits options, stock appreciation rights, restricted stock, performance units and performance shares to be granted to the employees, non-employee directors and consultants of PSF Group Holdings and its affiliates (including Premium Standard Farms). As of the date of this prospectus, there have been no grants to non-employee directors of Premium Standard Farms or PSF Group Holdings under the Equity Incentive Plan.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors of PSF Group Holdings has not established any committees. The Board of Directors of Premium Standard Farms has established two committees: a Compensation Committee and an Audit Committee. Each such committee has two or more members, who serve at the pleasure of the Board of Directors.

     The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors with respect to compensation of executive officers, other compensation matters and awards under the Equity Incentive Plan. Currently, Messrs. Zimmerman, Fribourg and Mefford serve on the Compensation Committee.

     The Audit Committee is responsible for reviewing our financial statements, audit reports, internal financial controls and the services performed by Premium Standard Farms' independent public accountants, and for making recommendations with respect to those matters to the Board of Directors. Currently, Messrs. Baker, Adjemian and McGill serve on the Audit Committee.

TERMS OF DIRECTORS AND OFFICERS

     Directors of Premium Standard Farms are elected annually by PSF Group Holdings, as sole stockholder, to hold office for one-year terms and until their successors are duly elected and qualified.

     Officers of Premium Standard Farms are appointed by the Board of Directors and serve at the pleasure of the Board.

     Directors of PSF Group Holdings are nominated and placed for election at the annual meeting of members to hold office for a one-year term and until their successors are duly elected and qualified. There are two classes of Directors. Four Class A Directors are elected by holders of Class A Common Stock voting as a separate class. Messrs. Justice, McGill, Mefford and Petrick are the current Class A Directors. Five Class B Directors are elected by holders of Class B Common Stock voting as a separate class. Messrs. Baker, Fribourg, Meyer, Adjemian and Zimmerman are the current Class B Directors.

     Officers of PSF Group Holdings are appointed by, and serve at the pleasure of, the Board of Directors of PSF Group Holdings.

EXECUTIVE COMPENSATION

     The following summary compensation table summarizes compensation information with respect to the Chief Executive Officer and the four other most highly compensated executive officers of both PSF Group Holdings and Premium Standard Farms for its fiscal year 2001 ended March 31, 2001.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM COMPENSATION
                                                                 -----------------------
                                                ANNUAL           NUMBER OF
                                             COMPENSATION        SECURITIES   LONG-TERM
                               FISCAL   ----------------------   UNDERLYING   INCENTIVE       ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)    BONUS($)    OPTIONS(1)   PAYOUTS($)   COMPENSATION($)
-----------------------------  ------   ----------   ---------   ----------   ----------   ---------------
John M. Meyer................   2001     $283,269    $340,600     2,142.86     $471,260       $7,565(2)
  Chief Executive Officer
Robert W. Manly..............   2001      265,385     311,000     1,714.29      428,130        7,517(3)
  President
Stephen A. Lightstone........   2001      245,769     259,000     1,571.43      373,090        7,464(4)
  Executive Vice President,
  Chief Financial Officer and
  Treasurer
J. Michael Townsley..........   2001      166,916     123,010       571.43      204,820        7,251(5)
  Senior Vice President,
  Sales and Marketing
David H. James...............   2001      165,289     130,020       571.43      209,820        7,246(6)
  Vice President,
  Production Operations

---------------
(1) Options to acquire shares of Class B Common Stock of PSF Group Holdings.

(2) Consists of employer contributions to the 401(k) plan for calendar year 2000 of $6,800 and premiums for group-term life and accidental death and dismemberment insurance for fiscal year 2001 of $765.

(3) Consists of employer contributions to the 401(k) plan for calendar year 2000 of $6,800 and premiums for group-term life and accidental death and dismemberment insurance for fiscal year 2001 of $717.

(4) Consists of employer contributions to the 401(k) plan for calendar year 2000 of $6,800 and premiums for group-term life and accidental death and dismemberment insurance for fiscal year 2001 of $664.

(5) Consists of employer contributions to the 401(k) plan for calendar year 2000 of $6,800 and premium for group-term life and accidental death and dismemberment insurance for fiscal year 2001 of $451.

(6) Consists of employer contributions to the 401(k) plan for calendar year 2000 of $6,800 and premiums for group-term life and accidental death and dismemberment insurance for fiscal year 2001 of $446.

     The following table sets forth certain information with respect to options to acquire PSF Group Holdings Class B Common Stock granted to each of the above named executives during fiscal year 2001:

                     OPTION GRANTS DURING FISCAL YEAR 2001

                                                                                 POTENTIAL REALIZABLE
                                        PERCENT OF                                 VALUE AT ASSUMED
                         NUMBER OF     TOTAL OPTIONS                             ANNUAL RATES OF STOCK
                         SECURITIES     GRANTED TO                                PRICE APPRECIATION
                         UNDERLYING      EMPLOYEES                  EXERCISE        FOR OPTION TERM
                          OPTIONS        IN FISCAL     EXPIRATION     PRICE     -----------------------
NAME                      GRANTED         YEAR(2)         DATE      ($/SH)(3)     5%($)        10%($)
-----------------------  ----------    -------------   ----------   ---------   ----------   ----------
John M. Meyer..........   2,142.86(1)      27.78%       12/31/05    $1,666.48   $1,118,969   $2,347,182
Robert W. Manly........   1,714.29(1)      22.22        12/31/05     1,666.48      895,168    1,877,748
Stephen A.
  Lightstone...........   1,571.43(1)      20.37        12/31/05     1,666.48      820,569    1,721,266
J. Michael Townsley....     571.43(1)       7.41        12/31/05     1,666.48      298,389      625,916
David H. James.........     428.57(1)       5.56        12/31/05     1,666.48      223,791      469,434
                            142.86(4)       1.85        12/31/07     1,666.48       96,920      230,150

---------------
(1) Option grant was made on June 2, 2000, and 33% of the shares were vested at grant, 33% of the shares vested on December 31, 2000, and the remaining shares will vest on December 31, 2001.

(2) A total of 7,714.29 options were granted in fiscal year 2001.

(3) The exercise price is the value of the stock on the date of grant.

(4) Option grant was made on January 2, 2001, and 33% of the shares will vest on December 31, 2001, an additional 33% of the shares will vest on December 31, 2002, and the remaining shares will vest on December 31, 2003.

     None of the named executive officers exercised any options during fiscal year 2001. The following table sets forth information regarding exercisable and unexercisable options held as of March 31, 2001, by each of the named executive officers:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED
                                                              OPTIONS AT MARCH 31, 2001(1)
                                                              ----------------------------
NAME                                                          EXERCISABLE    UNEXERCISABLE
------------------------------------------------------------  -----------    -------------
John M. Meyer...............................................   1,414.29         728.57
Robert W. Manly.............................................   1,131.43         582.86
Stephen A. Lightstone.......................................   1,037.14         534.29
J. Michael Townsley.........................................     377.14         194.29
David H. James..............................................     285.71         285.72

---------------
(1) All options are options to acquire shares of Class B Common Stock of PSF Group Holdings.

EQUITY INCENTIVE PLAN

     PSF Group Holdings adopted its 1999 Equity Incentive Plan in April 2000. The plan was established to attract, motivate and retain employees of that company and its affiliates, including Premium Standard Farms, and to further the growth and financial success of that company and its affiliates by aligning the interests of participants with the interests of the company's stockholders.

     The plan is administered by a committee of non-employee directors appointed by the Board. The plan provides for awards in the form of stock options, stock appreciation rights, restricted stock, performance units and performance shares, as determined by the committee. All employees and non-employee directors, as well as certain non-employee advisors and consultants, are eligible to receive awards under the plan. A total of 15,000 shares of PSF Group Holdings Class A or Class B Common Stock may be issued pursuant to the plan. Awards vest upon a change in control of PSF Group Holdings, as defined in the plan.

     Options granted under the 1999 Equity Incentive Plan may be either incentive stock options or nonqualified stock options, as determined by the committee. No participant can be granted options with respect to more than 3,000 shares in any fiscal year. The terms of any option will be determined by the committee, but no stock option may be exercised later than 10 years after the date of grant. The award agreement may provide that PSF Group Holdings has the right to repurchase the stock if the grantee terminates employment.

     The committee may also grant stock appreciation rights, restricted stock, performance units, or performance shares to eligible individuals, from time to time, in amounts as it may determine. Each stock appreciation right or performance share relates to one share of PSF Group Holdings Class A or Class B Common Stock. No participant can be granted stock appreciation rights covering more than 3,000 shares in any fiscal year, and no participant can be awarded more than 3,000 performance shares or restricted shares, or performance units with an initial value of more than $500,000 in any fiscal year. The value of a performance unit will be at the discretion of the committee.

LONG-TERM INCENTIVE PLAN

     During our three fiscal years ended March 31, 2001, a long-term incentive plan was in place for key executives selected by the Compensation Committee. Those generally eligible for the plan were senior managers with responsibility for leadership and accountability for long term growth and earnings as determined by the Compensation Committee. The plan included both a formula-based incentive pool and a discretionary awards pool. Incentive pool awards were determined at the plan's inception, and discretionary pool awards were determined at the end of the performance period. Awards were made in cash. Participants had the option to defer awards into the Deferred Compensation Plan discussed below. The plan was administered by the Compensation Committee.

     For the four year period commencing April 1, 2001, we intend to put in place a second long-term incentive plan. Those generally eligible for the plan will be senior managers with responsibility for leadership and accountability for long-term growth and earnings as determined by the Compensation Committee. The plan will establish both a formula-based incentive pool and a discretionary awards pool. Incentive pool awards will be determined at the plan's inception, and discretionary pool awards will be determined at the end of the performance period. Awards will be made in cash. Participants will have the option to defer awards into the Deferred Compensation Plan discussed below. The plan will be administered by the Compensation Committee.

DEFERRED COMPENSATION PLAN

     The Deferred Compensation Plan for executives was adopted by our Board of Directors in January 2001. Participation in the plan is restricted to a select group of management and highly paid employees. Under this plan, participating executives are allowed to defer payment of compensation awarded as long-term incentive plan compensation until a date elected by the executive in accordance with the plan. The plan generally allows payment in the form of a single lump sum or ten substantially equal annual installments following the date of payment. A.G. Edwards Trust Company acts as trustee for the plan, which is administered by the Compensation Committee.

401(K) PLAN

     Our 401(k) Plan is a qualified defined contribution plan. Employees may elect to have contributed to their 401(k) Plan account up to 20% of their salaries as of the first of the calendar month following 60 days of employment with Premium Standard Farms. Premium Standard Farms makes matching contributions of up to 4% of an employee's base pay. Employees may direct the investment of their Premium Standard Farms' contributions among a group of investment options selected by Premium Standard Farms.

SEVERANCE PLANS

     In addition, we have established an Executive Level Severance Pay Plan covering our executive employees, which can be terminated by our Board at any time. The purposes of the Plan is to provide eligible employees with base severance pay, supplemental severance pay and supplemental severance benefits for a specified period of time in the event that their employment is involuntarily terminated other than for good reason. Under the Plan dated December 1, 1999, those persons serving as Chief Executive Officer, President and Chief Financial Officer are entitled to receive the following benefits upon termination of the employment:

     - Base severance pay equal to two weeks pay

     - Supplemental severance pay equal to fifty weeks of pay

     - Continuation of health benefits coverage for fifty-two weeks following termination.

     Severance pay under the Plan is generally payable in a lump sum following the date of termination. Supplemental severance pay and continuation of health benefits, however, are conditioned upon the employee's execution of a general waiver and release agreement, and supplemental severance pay will be paid only after execution of that agreement.

SPECIAL EXECUTIVE RETIREMENT PLAN

     We have adopted a nonqualified, unfunded special executive retirement plan. The following table shows the approximate annual retirement benefits that Mr. Townsley and Mr. James are expected to receive based on their pay and years of credited service. Mr. Meyer, Mr. Manly and Mr. Lightstone are expected to receive approximately twice the annual retirement benefits shown below based on their pay and years of credited service.

                    SPECIAL EXECUTIVE RETIREMENT PLAN TABLE

                                YEARS OF SERVICE
              ----------------------------------------------------
REMUNERATION     15         20         25         30         35
------------  --------   --------   --------   --------   --------
  $125,000    $ 37,500   $ 50,000   $ 62,500   $ 75,000   $ 87,500
   150,000      45,000     60,000     75,000     90,000    105,000
   175,000      52,500     70,000     87,500    105,000    122,500
   200,000      60,000     80,000    100,000    120,000    140,000
   225,000      67,500     90,000    112,500    135,000    157,500
   250,000      75,000    100,000    125,000    150,000    175,000
   300,000      90,000    120,000    150,000    180,000    210,000
   400,000     120,000    160,000    200,000    240,000    280,000

     The benefits in the above table are annual amounts payable in monthly installments as single life annuities starting at age 62, the plan's normal retirement age. Benefits are payable as an annuity or a lump sum. Benefits are based on the executive's final three calendar years' base salary, including amounts deferred to the 401(k) plan or cafeteria plan. An executive must complete five years of service after January 1, 2000, to be entitled to a benefit. Benefits vest upon a change in control of Premium Standard Farms. Benefits shown above are offset by one-half of the Social Security benefits paid or payable at age 62 attributable to years of service with us and by any retirement benefits paid or payable under any ContiGroup qualified defined benefit pension plan.

     Credited service for benefit determination purposes as of March 31, 2001, is shown below for each of the executive officers named in the summary compensation table above:

                                                              YEARS OF
NAME                                                          SERVICE
------------------------------------------------------------  --------
John M. Meyer...............................................     2
Robert W. Manly.............................................     4
Stephen A. Lightstone.......................................     2
J. Michael Townsley.........................................     3
David H. James..............................................     2

                             PRINCIPAL STOCKHOLDERS

     All of the issued and outstanding capital stock of Premium Standard Farms is owned by PSF Group Holdings. We own all of the issued and outstanding capital stock of The Lundy Packing Company, Lundy International, Inc., and Premium Standard Farms of North Carolina, Inc.

     The following table sets forth certain information regarding ownership of the common stock of PSF Group Holdings as of the date of this prospectus by (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of each class of stock, (ii) each director of Premium Standard Farms and PSF Group Holdings, (iii) each of the executive officers set forth in the Summary Compensation table above and (iv) all directors and named executive officers of Premium Standard Farms and PSF Group Holdings as a group.

                                                                   SHARES BENEFICIALLY OWNED(3)
                                                                -----------------------------------
                                                                               PERCENT     PERCENT
TITLE OF CLASS(1)    NAME AND ADDRESS OF BENEFICIAL OWNER(2)      NUMBER       OF CLASS    OF TOTAL
-----------------    ---------------------------------------    -----------    --------    --------
Class B Common       ContiGroup Companies, Inc. ............     113,300.64     100.0        53.1
                     277 Park Avenue
                     New York, NY 10172
Class A Common       Putnam Funds...........................      37,663.89(4)   37.7        17.7
                     14 Wall Street, Fourth Floor
                     New York, NY 10005
Class A Common       Morgan Stanley Dean Witter & Co. ......    39,562.4861(5)   34.1        17.2
                     1221 Avenue of the Americas
                     New York, NY 10020
Class A Common       Oaktree Capital Management, LLC........      16,387.49(6)   16.4         7.7
                     550 South Hope Street, 22nd Floor
                     Los Angeles, CA 90071
Class A Common       Prudential Funds.......................      10,795.39(7)   10.8         5.1
                     c/o State Street Bank & Trust
                     1 Heritage Drive
                     Quincy, MA 02171
Class A Common       Continental Assurance Company Pension
                     Investment Fund........................       7,422.47       7.4         3.5
                     CNA Plaza, 235
                     Chicago, IL 60685
Class B Common       John M. Meyer..........................       1,414.29(8)    1.2           *
Class B Common       Robert W. Manly........................       1,131.43(8)      *           *
Class B Common       Stephen A. Lightstone..................       1,037.14(8)      *           *
Class B Common       J. Michael Townsley....................         377.14(8)      *           *
Class B Common       David H. James.........................         285.71(8)      *           *
                     Michael J. Zimmerman...................              0         *           *
                     Ronald E. Justice......................              0         *           *
                     Dean Mefford...........................              0         *           *
                     Mark R. Baker..........................              0         *           *
                     Maurice L. McGill......................              0         *           *
                     Michael A. Petrick.....................              0         *           *
                     Paul J. Fribourg.......................              0(9)      *           *
                     Vart K. Adjemian.......................              0         *           *
                     John Rakestraw.........................              0         *           *
                     Annabelle Lundy Fetterman..............              0         *           *
                     All directors and executive officers as
                     a group (17 persons)...................       4,245.71(9)    3.6         1.9

---------------
 *  Signifies less than 1%.

(1) PSF Group Holdings is authorized by its certificate of incorporation to issue 250,000 shares of Class A Common Stock, 300,000 shares of Class B Common Stock and 10,000 shares of preferred stock. Each class of stock has a par value of $1 per share. As of the date of this prospectus, PSF Group Holdings has issued 100,000 shares of Class A Common Stock, 113,300.64 shares of Class B Common Stock and no shares of preferred stock. Holders of Class A Common Stock and Class B Common Stock participate equally in all distributions. With the exception of electing Directors, holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters presented for a stockholder vote. The holders of Class A Common Stock vote as a separate class to elect four of the nine members of the Board of Directors of PSF Group Holdings. The holders of Class B Common Stock vote as a separate class to elect five of the nine members of the Board of Directors. PSF Group Holdings cannot take a number of actions without the approval of a "supermajority" of the Board. A "supermajority" is defined as a majority that includes at least one Director elected by holders of Class A Common Stock and one Director elected by holders of Class B Common Stock.

(2) Unless otherwise indicated, the business address of the persons named in the above table is care of Premium Standard Farms, Inc., 423 West 8th Street, Suite 200, Kansas City, Missouri 64105.

(3) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares listed in the table, subject to applicable community property laws. For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our shareholders may differ.

(4) Consists of Class A Common Stock held: (a) by the following Putnam funds:
    Asset Allocation Funds -- Balanced Portfolio (128.85), Asset Allocation Funds -- Growth Portfolio (33.05), Asset Allocation Funds -- Conservative Portfolio (41.86), Diversified Income Portfolio/Smith Barney/ Travelers Series Fund (22.03), Capital Management Trust -- PCM Diversified Income Fund (528.10), Equity Income Fund (11.01), High Yield Advantage Fund (7,071.86), Global Governmental Income Trust (113.27), Premier Income Trust (2,502.48), Convertible Opportunities and Income Trust (220.25), High Income Convertible and Bond Fund (334.30), Master Intermediate Income Trust (715.33), Managed High Yield Trust (575.79), Diversified Income Trust (9,799.68), Master Income Trust (1,003.86), Capital Management Trust -- PCM High Yield Fund (1,578.53), High Yield Trust (11,857.08), Income Fund (440.51), Balanced Retirement Fund (110.13) and High Yield Managed Trust (354.29), (b) by The George Fund of Boston (220.25) and (c) by Bost & Co., Nominee for Ameritech Pension Trust (1.38).

(5) Consists of 23,481.9661 shares of Class A Common Stock and 16,080.52 shares of Class A Common Stock issuable upon exercise of presently exercisable warrants but does not include 749.16 shares of Class A Common Stock that Morgan Stanley Dean Witter & Co. and its affiliates are in the process of registering in the stock ledger of PSF Group Holdings. The shares of Class A Common Stock are held by: Morgan Stanley Dean Witter & Co. (21,126.64), the Morgan Stanley Leveraged Equity Fund II, L.P. (1,056.8054), Morgan Stanley Capital Investors, L.P. (44.4981), Morgan Stanley Capital Partners III, L.P. (1,113.1667), MSCP III 892 Investors, L.P. (140.8559). The warrants are held by Morgan Stanley Leveraged Equity Funds and Morgan Stanley Capital III Partners.

(6) Consists of shares of Class A Common Stock held by OCM Opportunities Fund, L.P. (11,210.87), Hare & Co. (4,709.52) and Columbia/HCA Master Retirement Trust (467.10).

(7) Consists of shares of Class A Common Stock held by Gimlet & Co. (9,517.17), Deerway & Co. (279.24), Greatwhale & Co. (778.73) and IFTCO (220.25).

(8) Consists of shares of Class B Common Stock issuable upon exercise of presently exercisable options.

(9) Excludes shares owned by ContiGroup Companies, Inc.

                           RELATED PARTY TRANSACTIONS

     In 2000, we agreed to pay ContiGroup $5.0 million in consulting fees for work done in reaching our settlement with the Attorney General of Missouri over environmental matters. This amount was payable in annual installments of $1 million a year for five years. The first two annual installments were paid in our fiscal years 2000 and 2001.

     On September 22, 2000, we acquired the Carolina Farms hog production operations of ContiGroup Companies through the purchase of all of the outstanding stock of Premium Standard Farms of North Carolina. The purchase price for the stock was $32.3 million, of which half was payable in cash and half was payable in Class B Common Stock of PSF Group Holdings. This transaction increased ContiGroup's ownership of PSF Group Holdings from approximately 51 percent to approximately 53.1 percent. We received an opinion of an investment banking firm stating that the purchase price was fair to us from a financial point of view.

     In connection with our acquisition of The Lundy Packing Company, we entered into consulting agreements with Annabelle Lundy Fetterman, who is one of our directors, and members of her family on August 25, 2000. Pursuant to those agreements, Mrs. Fetterman and her family were entitled to receive a total of $1.2 million, payable in weekly installments commencing on the date of agreement, with the last payments due on August 25, 2001. In addition, we lease farm land and hog production buildings from Goshen Ridge Farms, LLC, a company owned by Mrs. Fetterman and members of her family, under a capital lease agreement that existed prior to our acquisition of The Lundy Packing Company. The capital lease obligation as of March 31, 2001 was $2.5 million.

     We have entered into a contract grower agreement with ContiGroup related to approximately 7,200 acres of farms used in our Missouri operations. Under that agreement, ContiGroup owns the real property at the farms. ContiGroup serves as an independent contractor in breeding and growing our hogs to market weight. In exchange, we pay to ContiGroup a fee for labor and services incurred by ContiGroup in performing its obligations under the agreement. For fiscal year 2001, the amount paid for obligations under this agreement was approximately $3.7 million; for fiscal year 2000, the amount paid was approximately $3.7 million; and for fiscal year 1999, the amount paid was approximately $3.2 million. The agreement will generally continue in effect so long as ContiGroup continues to own an equity interest in our company. Upon termination of the agreement, we have an option to acquire the real property at the farms from ContiGroup, which can be assigned to third parties.

     We receive the services of Mr. Schulte and other personnel through an agreement with ContiGroup. Mr. Schulte, as well as other personnel, are employees of ContiGroup but provide services to us as well as other affiliates of ContiGroup. Other services from ContiGroup include the assistance of purchasing and risk management staff, environmental consulting, treasury and strategic planning. We pay ContiGroup a monthly fee for these services. We negotiate the fee annually. In addition, we reimburse ContiGroup for a portion of Mr. Schulte's annual bonus and long-term incentive payment. For fiscal year 2001, the total amount paid for all services was $2.8 million; for fiscal year 2000, the total amount paid for all services was $7.4 million; and for fiscal year 1999, the total amount paid for all services was $12.1 million. We also provide Mr. Schulte with the use of a rental car, and since in July 2000, we provide him with an annual allowance of $15,000 for travel and housing.

     We make certain services available to ContiGroup in connection with ContiGroup's pork operations, including management, human resources, hog and feed production and environmental consulting services. ContiGroup pays us a fee for these services based on the weight of hogs marketed. For fiscal year 2001, the fee was $568,000.

     Morgan Stanley & Co. Incorporated acted as placement agent for the old notes. Morgan Stanley Dean Witter & Co. and certain of its affiliates beneficially own 23,481.9661 shares of Class A Common Stock of PSF Group Holdings. See "Principal Stockholders." Morgan Stanley Leveraged Equity Funds and Morgan Stanley Capital III Partners currently hold 1,608,052 warrants to purchase 16,080.52 additional shares of Class A Common Stock of PSF Group Holdings. In addition, Michael A. Petrick, one of the directors of Premium Standard Farms and PSF Group Holdings is a Managing Director of Morgan Stanley.

                      DESCRIPTION OF THE CREDIT AGREEMENT

     We and our direct and indirect wholly owned subsidiaries (collectively, the "Borrower") have entered into an amended Credit Agreement (the "Credit Agreement") with U.S. Bancorp Ag Credit, Inc., as Agent, and certain other financial institutions (the "Lenders"). A copy of the Credit Agreement may be obtained from Premium Standard Farms. The Credit Agreement provides for up to a $100.0 million revolving credit facility (with the actual credit limit determined monthly by reference to a borrowing base formula) and a $125.0 million term loan facility. Letters of credit may be issued under the revolving credit facility up to a sublimit of $10.0 million.

INTEREST AND FEES

     In addition to customary fees payable under credit facilities of this type, amounts borrowed under the Credit Agreement bear interest, payable monthly in arrears, at one of two rates selected by us. The available rates are:

     - a "Base Rate" calculated as the greater of (x) the reference rate determined by U.S. Bank National Association or (y) the Federal Funds Rate plus one half of one percent, plus in either case an "Applicable Margin;" or

     - a "Eurodollar Rate" calculated as the London interbank offered rate determined by U.S. Bank, plus an "Applicable Margin."

     The "Applicable Margin" is determined by reference to the Borrower's "Leverage Ratio," which is, for any period of determination, the ratio of interest bearing debt outstanding at the end of the period over EBITDA (as defined) for the prior four fiscal quarters. The "Applicable Margin" ranges from zero to 1.125% for Base Rate Loans, and from 1.50% to 2.625% for Eurodollar Rate Loans. A non-use fee is likewise assessed for unused credit under the revolving credit facility.

     As of March 31, 2001, the outstanding principal amount under the revolving credit facility was $10.0 million, the outstanding principal amount under the term loan facility was $112.5 million and letters of credit in the amount of $7.5 million were outstanding. The unused availability under the revolving credit facility and interest rate as of that date were $82.5 million and 8.25%, respectively.

GUARANTEES AND COLLATERAL

     PSF Group Holdings unconditionally guarantees the Borrower's obligations under the Credit Agreement. The obligations are secured by first priority perfected liens on substantially all of the Borrower's assets.

AMORTIZATION AND PREPAYMENT

     During the term of the Credit Agreement, the Borrower is required to make quarterly payments of principal under the term loan facility in the amount of $6.25 million. Principal payments under the revolving credit facility are not required during the term of the Credit Agreement unless the Borrowing Base (as defined) or the $100.0 million limit is exceeded, in which case the excess must be repaid within 3 business days. All loans under the Credit Agreement mature on the earlier of (i) August 21, 2003 (in the case of the revolving credit facility) or August 21, 2005 (in the case of the term loan facility); or (ii) the date of termination of the loan commitments, or acceleration, by the Lenders as a consequence of default.

     Upon notice, the Borrower may prepay any loan at any time in whole or in part without premium or penalty, subject to payment of any funding losses incurred by the Lenders upon prepayment of Eurodollar

Rate loans. The Borrower also may terminate the commitments in whole, but not in part, subject to payment of an early termination fee if the commitments are terminated prior to February 21, 2002.

REPRESENTATIONS AND WARRANTIES AND COVENANTS

     The Credit Agreement contains customary representations, warranties and covenants. The covenants are subject to certain exceptions set forth in the Credit Agreement, and the Borrower's compliance may be waived by approval of Lenders having at least 51% of the aggregate amount of the Lenders' "Pro Rata Percentages" (as defined). Among other things, the covenants require the Borrower to maintain consolidated Tangible Net Worth (as defined) at certain levels; minimum levels of consolidated Working Capital (as defined); minimum levels of rolling four quarter EBITDA; a maximum Leverage Ratio; and a minimum Cash Interest Coverage Ratio (as defined). The covenants also include provisions restricting the Borrower's ability to encumber or dispose of its assets; merge or consolidate with, or acquire substantially all of the assets of, other entities; incur additional indebtedness; exceed certain levels of capital investment; pay subordinated debt; and construct new hog production facilities.

EVENTS OF DEFAULT

     Events of default under the Credit Agreement include, but are not limited to: (i) the Borrower's failure to pay principal, interest or other amounts owed to the Agent or Lenders; (ii) covenant defaults; (iii) a change of control of Premium Standard Farms; (iv) the inaccuracy of any representation or warranty;
(v) monetary judgment defaults; (vi) events of bankruptcy; and (vii) cross-defaults to other indebtedness.

                            DESCRIPTION OF THE NOTES

     The old notes were, and the exchange notes will be, issued under an Indenture between PSF Group Holdings, Inc., Premium Standard Farms, Inc., The Lundy Packing Company, Lundy International, Inc., Premium Standard Farms of North Carolina, Inc., and Wilmington Trust Company. The terms of the exchange notes are identical in all material respects to the old notes, except that upon completion of the exchange offer, the exchange notes will be:

     - registered under the Securities Act; and

     - free of any covenants regarding exchange registration rights.

     You can find the definitions of certain capitalized terms used in this summary under the subheading "-- Definitions." We urge you to read the Indenture because it, and not this summary, defines your rights as a holder of the notes. For purposes of this "Description of the Notes," the term "Premium Standard Farms" means Premium Standard Farms, Inc. and its successors under the Indenture, in each case excluding its subsidiaries. We use the term "notes" in this section to refer to the exchange notes and the old notes, in each case outstanding at any given time and issued under the Indenture.

GENERAL

     The notes will be unsecured unsubordinated obligations of Premium Standard Farms, initially limited to $175.0 million aggregate principal amount. The notes will mature on June 15, 2011. Subject to the covenants described below under "-- Covenants" and applicable law, Premium Standard Farms may issue additional notes ("Additional Notes") under the Indenture. The old notes, the exchange notes and any Additional Notes would be treated as a single class for all purposes under the Indenture.

     Each note will initially bear interest at the rate per annum shown on the cover page of this prospectus from June 7, 2001 or from the most recent interest payment date to which interest has been paid. Interest on the notes will be payable semiannually on June 15 and December 15 of each year, commencing December 15, 2001. Interest will be paid to Holders of record at the close of business on the June 1 or December 1 immediately preceding the Interest Payment Date. Interest is computed on the basis of a 360-day year of twelve 30-day months on a U.S. corporate bond basis.

     If by December 7, 2001, Premium Standard Farms has not consummated a registered exchange offer for the old notes or caused a shelf registration statement with respect to resales of the old notes to be declared effective, the annual interest rate on the old notes will increase by .5% until the earlier of
(a) the consummation of a registered exchange offer or the effectiveness of a shelf registration statement and (b) the expiration of the period set forth in Rule 144(k) under the Securities Act of 1933 with respect to such old notes.

     The notes may be exchanged or transferred at the office or agency of Premium Standard Farms in The Borough of Manhattan, The City of New York. Initially, Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, New York, New York 10005 will serve as such office. If you give Premium Standard Farms wire transfer instructions, Premium Standard Farms will pay all principal, premium and interest on your notes in accordance with your instructions. If you do not give Premium Standard Farms wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless Premium Standard Farms elects to make interest payments by check mailed to the Holders.

     The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000. See
"-- Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of notes, but Premium Standard Farms may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

     Premium Standard Farms may redeem the notes at any time on or after June 15, 2006. The redemption price for the notes (expressed as a percentage of principal amount), will be as follows, plus accrued interest to the redemption date:

                                                              REDEMPTION
IF REDEEMED DURING THE 12-MONTH PERIOD COMMENCING               PRICE
-------------------------------------------------             ----------
June 15, 2006...............................................   104.625%
June 15, 2007...............................................   103.083%
June 15, 2008...............................................   101.542%
June 15, 2009 and thereafter................................   100.000%

     In addition, at any time prior to June 15, 2004, Premium Standard Farms may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds received by Premium Standard Farms from one or more sales of its Capital Stock (other than Disqualified Stock) or a capital contribution to Premium Standard Farms' common equity at a redemption price (expressed as a percentage of principal amount) of 109.250%, plus accrued interest to the redemption date; provided that at least 65% of the aggregate principal amount of notes originally issued on June 7, 2001 remains outstanding after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock or capital contribution.

     Premium Standard Farms will give not less than 30 days' nor more than 60 days' notice of any redemption. If less than all of the Notes are to be redeemed, selection of the notes for redemption will be made by the Trustee:

     - in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed, or,

     - if the notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

However, no note of $1,000 in principal amount or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original note.

GUARANTEES

     Payment of the principal of, premium, if any, and interest on the notes will be Guaranteed, jointly and severally, on an unsecured unsubordinated basis by the Initial Subsidiary Guarantors which are the only Restricted Subsidiaries existing on June 7, 2001, and by PSF Group Holdings. In addition, each future Restricted Subsidiary, other than a Foreign Subsidiary, will Guarantee the payment of the principal of, premium if any and interest on the notes. On June 7, 2001, all Subsidiaries of Premium Standard Farms other than L&S Farms were Restricted Subsidiaries.

     The obligations of each Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Each Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Guarantor.

     The Note Guarantee of any Subsidiary Guarantor may be released as provided under the "Limitation on Issuances of Guarantees by Restricted Subsidiaries" covenant.

RANKING

     The notes will be equal in right of payment with all existing and future unsubordinated indebtedness of Premium Standard Farms and senior in right of payment to all future subordinated indebtedness of Premium Standard Farms. The Note Guarantees will be equal in right of payment with all unsubordinated indebtedness of the Guarantors and senior in right of payment to all future subordinated indebtedness of the Guarantors.

     Assuming the offering and the application of the proceeds therefrom had been completed as of March 31, 2001, Premium Standard Farms would have had $274.5 million of consolidated indebtedness outstanding, $92.7 million of which would have been outstanding under the Credit Agreement. The Credit Agreement is secured by substantially all of the assets of Premium Standard Farms and its subsidiaries. The notes will be effectively subordinated to such indebtedness to the extent of such security interests. Assuming the offering and the application of the proceeds therefrom had been completed as of March 31, 2001, the Guarantors would have $4.7 million of indebtedness, all of which was secured, outstanding other than their Guarantee of the notes and their obligations under the Credit Agreement.

SINKING FUND

     There will be no sinking fund payments for the notes.

COVENANTS

OVERVIEW

     In the Indenture, Premium Standard Farms has agreed to covenants that limit its and its Restricted Subsidiaries' ability, among other things, to:

     - incur additional debt;

     - pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

     - place limitations on distributions from Restricted Subsidiaries;

     - issue or sell capital stock of Restricted Subsidiaries;

     - issue guarantees;

     - sell or exchange assets;

     - enter into transactions with shareholders and affiliates;

     - create liens; and

     - effect mergers.

     In addition, if a Change of Control occurs, each Holder of notes will have the right to require Premium Standard Farms to repurchase all or a part of the Holder's notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

LIMITATION ON INDEBTEDNESS

     (a) Premium Standard Farms will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the notes, the Note Guarantees and other Indebtedness existing on June 7, 2001); provided that Premium Standard Farms or any Subsidiary Guarantor may Incur Indebtedness, and any Restricted Subsidiary may Incur Acquired Indebtedness, if, after giving effect to such Incurrence and the receipt and application of the proceeds therefrom, the Interest Coverage Ratio would be greater than 2:1.

     Notwithstanding the foregoing, Premium Standard Farms and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

          (1) Indebtedness of Premium Standard Farms or any Subsidiary Guarantor outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the greater of (A) $225 million, less any amount of such Indebtedness permanently repaid as provided under the

     "Limitation on Asset Sales" covenant and (B) the sum of (x) 85% of the consolidated book value of the accounts receivable of Premium Standard Farms and its Restricted Subsidiaries (other than any Foreign Subsidiaries) plus (y) 80% of the consolidated book value of the inventory of Premium Standard Farms and its Restricted Subsidiaries (other than any Foreign Subsidiaries), in each case determined in accordance with GAAP as of the most recent fiscal quarter for which reports have been filed with the SEC or provided to the Trustee;

          (2) Indebtedness owed (A) to Premium Standard Farms or any Subsidiary Guarantor or (B) to any other Restricted Subsidiary; provided that (x) any subsequent event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Premium Standard Farms or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if Premium Standard Farms or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness must be expressly subordinated in right of payment to the notes, in the case of Premium Standard Farms, or the Note Guarantee, in the case of a Subsidiary Guarantor;

          (3) Indebtedness issued in exchange for, or the net proceeds of which are used to redeem, defease, refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (2) or (5)) and any extensions, renewals and refinancings thereof in an amount not to exceed the amount so redeemed, defeased, refinanced or refunded (plus premiums, accrued interest, fees, costs and expenses incurred in connection with any such exchange, refinancing, redemption, defeasance or refunding); provided that (a) Indebtedness the proceeds of which are used to redeem, defease, refinance or refund the notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the notes are redeemed, defeased or refinanced in part or the Indebtedness to be redeemed, defeased or refinanced is pari passu with the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining notes or a Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes or a Note Guarantee at least to the extent that the Indebtedness to be redeemed, defeased or refinanced is subordinated to the notes or a Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be redeemed, defeased, refinanced or refunded (or, if earlier the Stated Maturity of the notes), and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded (or, if less, the remaining Average Life of the notes) and (c) such new Indebtedness is Incurred by Premium Standard Farms or a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

          (4) Indebtedness of Premium Standard Farms, to the extent the net proceeds thereof are promptly (A) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control in accordance with the Indenture or (B) deposited to defease the notes as described under "Defeasance";

          (5) Guarantees of the notes and Guarantees of Indebtedness of Premium Standard Farms or any Subsidiary Guarantor by any Restricted Subsidiary provided the Guarantee of such Indebtedness is permitted by and made in accordance with the "Limitation on Issuance of Guarantees by Restricted Subsidiaries" covenant;

          (6) Indebtedness of Premium Standard Farms or any Subsidiary Guarantor with respect to industrial revenue bonds, pollution control bonds and other tax favored or tax exempt bonds, and documents or instruments delivered in connection therewith in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $25.0 million;

          (7) Indebtedness of Foreign Subsidiaries outstanding at any time in an aggregate principal amount (together with refinancings thereof) not to exceed the sum of (x) 85% of the consolidated book value of the accounts receivable of the Foreign Subsidiaries of Premium Standard Farms plus (y) 80% of the consolidated book value of the inventory of the Foreign Subsidiaries of Premium Standard Farms, in each case determined in accordance with GAAP as of the most recent fiscal quarter for which reports have been filed with the SEC or provided to the Trustee; and

          (8) Indebtedness of Premium Standard Farms, or any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (7) above) in an aggregate principal amount outstanding at any time (together with refinancings thereof) not to exceed $75.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant; provided, however, that the aggregate principal amount of Indebtedness that may be incurred under this clause (8) by Restricted Subsidiaries that are not Subsidiary Guarantors shall not exceed $10.0 million;

     (b) Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

     (c) For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness" covenant, (x) Indebtedness Incurred under the Credit Agreement on or prior to June 7, 2001 shall be treated as Incurred pursuant to clause (1) of the second paragraph of clause (a) of this "Limitation on Indebtedness" covenant, (y) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (z) any Liens granted pursuant to the equal and ratable provisions referred to in the "Limitation on Liens" covenant shall not be treated as Indebtedness. For purposes of determining compliance with this "Limitation on Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above (other than Indebtedness referred to in clause (x) of the preceding sentence), including under the first paragraph of part (a), Premium Standard Farms, in its sole discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount of such Indebtedness in one of such classes.

     (d) Premium Standard Farms will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the notes to the same extent, provided that the foregoing shall not apply to distinctions between categories of Indebtedness that exist solely by reason of Liens or Guarantees.

LIMITATION ON RESTRICTED PAYMENTS

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on Common Stock of Restricted Subsidiaries (other than Subsidiary Guarantors) held by minority stockholders) held by Persons other than Premium Standard Farms or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) Premium Standard Farms, any Subsidiary Guarantor or any direct or indirect parent of Premium Standard Farms (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary other than a Subsidiary Guarantor (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Premium Standard Farms or any direct or indirect parent of Premium Standard

Farms (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 5% or more of the Capital Stock of Premium Standard Farms or any direct or indirect parent of Premium Standard Farms, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Premium Standard Farms that is subordinated in right of payment to the notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

          (A) a Default or Event of Default shall have occurred and be continuing,

          (B) Premium Standard Farms could not Incur at least $1.00 of additional Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness" covenant or

          (C) the aggregate amount of all Restricted Payments made after June 7, 2001 shall exceed the sum of

             (1) 50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter immediately following June 7, 2001 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee plus

             (2) the aggregate Net Cash Proceeds received by Premium Standard Farms after June 7, 2001 as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person who is not a Subsidiary of Premium Standard Farms, including an issuance or sale permitted by the Indenture of Indebtedness of Premium Standard Farms for cash subsequent to June 7, 2001 upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Premium Standard Farms, or from the issuance to a Person who is not a Subsidiary of Premium Standard Farms of any options, warrants or other rights to acquire Capital Stock of Premium Standard Farms (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the notes) plus

             (3) an amount equal to the net reduction in Investments (other than Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Premium Standard Farms or any Restricted Subsidiary or from the Net Cash Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Premium Standard Farms or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

     The foregoing provision shall not be violated by reason of:

             (1) the payment of any dividend, distribution or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

             (2) the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes or any Note Guarantee including premium, if any, and accrued interest, fees, costs and expenses with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness" covenant;

             (3) the repurchase, redemption or other acquisition of Capital Stock of Premium Standard Farms, a Subsidiary Guarantor or any direct or indirect parent of Premium Standard Farms (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Premium Standard Farms (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes;

             (4) the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness which is subordinated in right of payment to the notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Premium Standard Farms (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the notes;

             (5) payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of (i) Premium Standard Farms, that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Premium Standard Farms and (ii) any Subsidiary Guarantor, that complies with the provisions of the Indenture applicable to mergers and consolidations of such Subsidiary Guarantor; provided, in the case of this clause (ii), that immediately after giving effect to such merger or consolidation, on a pro forma basis, such Subsidiary Guarantor or the surviving person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately prior to such merger or consolidation, without giving effect to any capital contributions by Premium Standard Farms or any Restricted Subsidiary made in anticipation of such merger or consolidation to satisfy this clause (ii);

             (6) Investments acquired as a capital contribution to, or in exchange for, or out of, or the payment of any dividend from, the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of, Premium Standard Farms;

             (7) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

             (8) payment of dividends, other distribution or other amounts by Premium Standard Farms to PSF Group Holdings in amounts required for PSF Group Holdings to pay fees required to maintain its existence and provide for all other operating costs of PSF Group Holdings, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses of being a public company, including all costs and expenses with respect to filings with the SEC of up to $500,000 per fiscal year;

             (9) the payment of dividends or other distributions by Premium Standard Farms to PSF Group Holdings in amounts required to pay the tax obligations of PSF Group Holdings attributable to Premium Standard Farms and its Subsidiaries determined as if Premium Standard Farms and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that (x) the amount of dividends paid pursuant to this clause (9) to enable PSF Group Holdings to pay federal and state income taxes (and franchise taxes based on income) at any time shall not exceed the amount of such federal and state income taxes (and franchise taxes based on income) actually owing by PSF Group Holdings at such time to the respective tax authorities for the respective period and (y) any refunds received by PSF Group Holdings or any of its Subsidiaries shall promptly be returned by PSF Group Holdings to Premium Standard Farms through a capital contribution or purchase of Capital Stock (other than Disqualified Stock) of Premium Standard Farms;

             (10) the purchase, repurchase, acquisition, cancellation or other retirement for value by Premium Standard Farms or any Restricted Subsidiary of, or dividends, distributions or advances to PSF Group Holdings to allow PSF Group Holdings to purchase, repurchase, acquire, cancel or otherwise retire for value Capital Stock (including options, warrants or other rights to acquire such Capital Stock) of PSF Group Holdings or Premium Standard Farms from employees of PSF Group Holdings, Premium Standard Farms or any Restricted Subsidiary upon the death, disability, retirement or termination of employment of such employees or to the extent required pursuant to employee benefit plans, employment agreements or other arrangements with employees in an aggregate amount not to exceed (a) $3.0 million in any calendar year (with up to two years in unused amounts being carried over to any succeeding year) or
        (b) $15.0 million in the aggregate; or

             (11) Restricted Payments in an aggregate amount not to exceed $10.0 million;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

     Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (9) or (10) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) or (6), shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments. In the event the proceeds of an issuance of Capital Stock of Premium Standard Farms are used for the redemption, repurchase or other acquisition of the notes, or Indebtedness that is pari passu with the notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.

     For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this "Limitation on Restricted Payments" covenant, Premium Standard Farms, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Premium Standard Farms or any other Restricted Subsidiary, (2) pay any Indebtedness owed to Premium Standard Farms or any other Restricted Subsidiary,
(3) make loans or advances to Premium Standard Farms or any other Restricted Subsidiary or (4) transfer any of its property or assets to Premium Standard Farms or any other Restricted Subsidiary.

     The foregoing provisions shall not restrict any encumbrances or restrictions:

          (1) existing on June 7, 2001 under the Credit Agreement, the Indenture, the notes or any other agreements in effect on June 7, 2001, and any amendments, extensions, refinancings, renewals or replacements of such agreements; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, extended, refinanced, renewed or replaced;

          (2) existing under or by reason of applicable law;

          (3) existing with respect to any Person or the property or assets of such Person acquired by Premium Standard Farms or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any amendments, extensions, refinancings, renewals or replacements of thereof; provided that the encumbrances and restrictions in any such amendments, extensions, refinancings, renewals or replacements taken as a whole are no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being amended, extended, refinanced, renewed or replaced;

          (4) in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

             (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

             (B) existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Premium Standard Farms or any Restricted Subsidiary not otherwise prohibited by the Indenture or

             (C) arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Premium Standard Farms or any Restricted Subsidiary in any manner material to Premium Standard Farms or any Restricted Subsidiary;

          (5) with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

          (6) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; or

          (7) with respect to a Foreign Subsidiary and imposed pursuant to any agreement or instrument governing Indebtedness (whether or not outstanding) of such Foreign Subsidiary permitted to be Incurred under the "Limitation on Indebtedness" covenant so long as (1) such encumbrance or restriction is not applicable to any Person or the property or assets of any Person other than such Foreign Subsidiary or the property or assets of such Foreign Subsidiary and its Foreign Subsidiaries and (2) not more than 20% of such Foreign Subsidiary's assets are located in the United States.

Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Premium Standard Farms or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or
(2) restricting the sale or other disposition of property or assets of Premium Standard Farms or any of its Restricted Subsidiaries that secure Indebtedness of Premium Standard Farms or any of its Restricted Subsidiaries.

LIMITATION ON THE ISSUANCE AND SALE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     Premium Standard Farms will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

          (1) to Premium Standard Farms or a Wholly Owned Restricted Subsidiary;

          (2) issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of Foreign Subsidiaries, to the extent required by applicable law;

          (3) if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

          (4) sales of Common Stock (including options, warrants or other rights to purchase shares of such Common Stock) of a Restricted Subsidiary by Premium Standard Farms or a Restricted Subsidiary, provided that Premium Standard Farms or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

LIMITATION ON ISSUANCES OF GUARANTEES BY RESTRICTED SUBSIDIARIES

     Premium Standard Farms will cause each Restricted Subsidiary other than a Foreign Subsidiary to execute and deliver a supplemental indenture to the Indenture providing for an unsubordinated Guarantee (a "Subsidiary Guarantee") of payment of the notes by such Restricted Subsidiary.

     Premium Standard Farms will not permit any Foreign Subsidiary, directly or indirectly, to Guarantee any Indebtedness ("Guaranteed Indebtedness") of Premium Standard Farms or any Subsidiary Guarantor, unless (a) such Foreign Subsidiary simultaneously executes and delivers a Subsidiary Guarantee and (b) such Foreign Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Premium Standard Farms or any other Restricted Subsidiary as a result of any payment by such Foreign Subsidiary under its Subsidiary Guarantee until the notes have been paid in full. If the Guaranteed Indebtedness is (A) pari passu in right of payment with the notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be pari passu in right of payment with, or subordinated to, the Subsidiary Guarantee or (B) subordinated in right of payment to the notes or any Subsidiary Guarantee, then the Guarantee of such Guaranteed Indebtedness shall be subordinated in right of payment to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes or any Subsidiary Guarantee.

     Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary may provide by its terms that it shall be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer (including by way of merger or consolidation), to any Person not an Affiliate of Premium Standard Farms, of all of Premium Standard Farms' and each Restricted Subsidiary's Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or upon the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of the Indenture; or (2) solely in the case of a Subsidiary Guarantee by a Foreign Subsidiary issued in connection with the immediately preceding paragraph, the release or discharge of the Guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such Guarantee.

LIMITATION ON TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 5% or more of any class of Capital Stock of Premium Standard Farms or PSF Group Holdings or with any Affiliate of Premium Standard Farms or any Restricted Subsidiary, except upon fair and reasonable terms no less favorable to Premium Standard Farms or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

     The foregoing limitation does not limit, and shall not apply to:

          (1) transactions (A) approved by a majority of the disinterested members of the Board of Directors of Premium Standard Farms or (B) for which Premium Standard Farms or a Restricted Subsidiary delivers to the Trustee a written opinion of an investment banking, accounting, valuation or appraisal firm of recognized standing stating that the transaction is fair to Premium Standard Farms or such Restricted Subsidiary from a financial point of view;

          (2) any transaction solely between (a) Premium Standard Farms and any of its Wholly Owned Restricted Subsidiaries or solely among Wholly Owned Restricted Subsidiaries and (b) Premium Standard Farms and any of its other Restricted Subsidiaries or solely among other Restricted Subsidiaries in the ordinary course of business; provided that solely for the purposes of this clause (b) no Affiliate of Premium Standard Farms (other than its Restricted Subsidiaries) owns any Capital Stock of any such Restricted Subsidiary;

          (3) the payment of reasonable and customary compensation to directors of Premium Standard Farms who are not employees of Premium Standard Farms and reasonable indemnification arrangements entered into by Premium Standard Farms;

          (4) any payments or other transactions pursuant to any tax-sharing agreement between Premium Standard Farms and any other Person with which Premium Standard Farms files a consolidated tax return or with which Premium Standard Farms is part of a consolidated group for tax purposes;

          (5) any sale of shares of Capital Stock (other than Disqualified Stock) of Premium Standard Farms;

          (6) any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

          (7) the payment of fees to Morgan Stanley & Co. Incorporated or its Affiliates for financial, advisory, consulting, commercial banking or investment banking services and related expenses that the Board of Directors deems advisable or appropriate (including, without limitation, the payment of any underwriting discounts or commissions or placement agency fees in connection with the issuance and sale of securities);

          (8) the payment of reasonable fees to ContiGroup for legal, hedging and other services in an aggregate amount not to exceed $1.0 million in any fiscal year;

          (9) the payment to ContiGroup for consulting fees for work done in reaching a settlement of certain environmental matters in an aggregate amount not to exceed $3.5 million; or

          (10) the reimbursement for reasonable expenses incurred by ContiGroup in connection with contract grower services provided in accordance with past practice.

Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through
(10) of this paragraph, (a) the aggregate amount of which exceeds $2.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

LIMITATION ON LIENS

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Subsidiary, without making effective provision for all of the notes and all other amounts due under the Indenture to be directly secured equally and ratably with (or, if the obligation or liability to be secured by such Lien is subordinated in right of payment to the notes, prior
to) the obligation or liability secured by such Lien.

     The foregoing limitation does not apply to:

          (1) Liens existing on June 7, 2001, including Liens securing obligations under the Credit Agreement;

          (2) Liens granted after June 7, 2001 on any assets or Capital Stock of Premium Standard Farms or its Restricted Subsidiaries created in favor of the Trustee for its benefit and for the benefit of the Holders;

          (3) Liens with respect to the assets of a Restricted Subsidiary granted by such Restricted Subsidiary to Premium Standard Farms or a Wholly Owned Restricted Subsidiary to secure Indebtedness owing to Premium Standard Farms or such other Restricted Subsidiary;

          (4) Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of the "Limitation on Indebtedness" covenant; provided that such Liens do not extend to or cover any property or assets of Premium Standard Farms or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced; or

          (5) Liens to secure Indebtedness (including Indebtedness under the Credit Agreement) Incurred under clause (1) or (8) of the second paragraph of the "Limitation on Indebtedness" covenant;

          (6) Liens (including extensions and renewals thereof) upon real or personal property (including Capital Stock) acquired or constructed after June 7, 2001; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness" covenant, to finance or refinance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost (including transaction costs relating to such purchase, construction or improvement) and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

          (7) Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose; or

          (8) Permitted Liens.

LIMITATION ON SALE-LEASEBACK TRANSACTIONS

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, enter into any sale-leaseback transaction involving any of its assets or properties, whether now owned or hereafter acquired, whereby Premium Standard Farms or a Restricted Subsidiary sells or transfers such assets or properties more than six months after acquiring or completion of construction of such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which Premium Standard Farms or such Restricted Subsidiary, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

     The foregoing restriction does not apply to any sale-leaseback transaction if:

          (1) the lease is for a period, including renewal rights, of not in excess of three years;

          (2) the lease secures or relates to industrial revenue bonds, pollution control bonds or other tax favored or tax exempt bonds;

          (3) the transaction is solely between Premium Standard Farms and any Wholly Owned Restricted Subsidiary or solely between Wholly Owned Restricted Subsidiaries;

          (4) Premium Standard Farms or such Restricted Subsidiary, within 12 months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from such sale in accordance with clause (A) or (B) of the second paragraph of the "Limitation on Asset Sales" covenant; or

          (5) the lease secures or relates to any vehicle; provided that the aggregate fair market value of such vehicles subject to such lease does not exceed $15.0 million.

LIMITATION ON ASSET SALES

     Premium Standard Farms will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by Premium Standard Farms or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of and (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of Premium Standard Farms or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to Premium Standard Farms or any Affiliate of Premium Standard Farms), provided that Premium Standard Farms, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, (c) Replacement Assets. For the purposes of this covenant only, cash shall include any securities, notes or other obligations received by Premium Standard Farms or any such Restricted Subsidiary that are converted, sold or exchanged by Premium Standard Farms or any such Restricted Subsidiary into cash within 90 days of the related Asset Sale to the extent of the cash received in that conversion.

     In the event and to the extent that the Net Cash Proceeds received by Premium Standard Farms or any of its Restricted Subsidiaries from one or more Asset Sales occurring on or after June 7, 2001 in any period of 12 consecutive months exceed 10% of Adjusted Consolidated Net Tangible Assets (determined as of the date closest to the commencement of such 12-month period for which a consolidated balance sheet of Premium Standard Farms and its Subsidiaries has been filed with the SEC or provided to the Trustee), then Premium Standard Farms shall or shall cause the relevant Restricted Subsidiary to:

          (1) within twelve months after the date Net Cash Proceeds so received exceed 10% of Adjusted Consolidated Net Tangible Assets,

             (A) apply an amount equal to such excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Premium Standard Farms or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary, in each case owing to a Person other than Premium Standard Farms or any Affiliate of Premium Standard Farms, or

             (B) invest an equal amount, or the amount not so applied pursuant to clause (A) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets, and

          (2) apply (no later than the end of the 12-month period referred to in clause (1)) such excess Net Cash Proceeds (to the extent not applied pursuant to clause (1) as extended in accordance with any definitive agreement referred to in subclause (B)) as provided in the following paragraphs of this "Limitation on Asset Sales" covenant.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in clause (1) of the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

     If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10.0 million, Premium Standard Farms must commence, not later than the fifteenth Business Day of such month, and consummate an Offer to Purchase from the Holders (and if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. If any Excess Proceeds remain after consummation of an Offer to Purchase, Premium Standard Farms or any Restricted Subsidiary may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture.

REPURCHASE OF NOTES UPON A CHANGE OF CONTROL

     Premium Standard Farms must commence, within 30 days after the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date.

     There can be no assurance that Premium Standard Farms will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of notes) required by the foregoing covenant (as well as may be contained in other securities or Indebtedness of Premium Standard Farms which might be outstanding at the time).

     The above covenant requiring Premium Standard Farms to repurchase the notes will, unless consents are obtained, require Premium Standard Farms to repay all indebtedness then outstanding which by its terms would prohibit such note repurchase, either prior to or concurrently with such note repurchase.

     Premium Standard Farms will not be required to make an Offer to Purchase upon the occurrence of a Change of Control, if a third party makes an offer to purchase the notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all notes validly tendered and not withdrawn in such offer to purchase.

SEC REPORTS AND REPORTS TO HOLDERS

     At all times from and after the earlier of (1) the date of the commencement of an Exchange Offer or the effectiveness of the Shelf Registration Statement (the "Registration") and (2) the date that is six months after June 7, 2001, in either case, whether or not Premium Standard Farms is then required to file reports with the SEC, Premium Standard Farms shall file with the SEC all such reports and other information as it would be required to file with the SEC by
Section 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject thereto. Premium Standard Farms shall supply to the Trustee and to each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information. In addition, at all times prior to the earlier of the date of the Registration and December 7, 2001, Premium Standard Farms shall, at its cost, deliver to the Trustee and each Holder who so requests quarterly and annual reports substantially equivalent to those which would be required by the Exchange Act. In addition, at all times prior to the Registration, upon the request of any Holder or any prospective purchaser of the notes designated by a Holder, Premium Standard Farms shall supply to such Holder or such prospective purchaser the information required under Rule 144A under the Securities Act.

     Notwithstanding the foregoing so long as PSF Group Holdings guarantees the notes, the reports, information and other documents required to be filed and provided as described above shall be those of PSF Group Holdings, rather than Premium Standard Farms, so long as such filings would satisfy the SEC's requirements.

EVENTS OF DEFAULT

     The following events will be defined as "Events of Default" in the
Indenture:

          (a) default in the payment of principal of (or premium, if any, on) any note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

          (b) default in the payment of interest on any note when the same becomes due and payable, and such default continues for a period of 30 days;

          (c) (i) default in the performance or breach of the provisions of the Indenture applicable to (A) mergers, consolidations and transfers of all or substantially all of the assets of Premium Standard Farms or PSF Group Holdings or (B) mergers or consolidations of any Subsidiary Guarantor or
     (ii) the failure by Premium Standard Farms to make or consummate an Offer to Purchase in accordance with the "Limitation on Asset Sales" or "Repurchase of Notes upon a Change of Control" covenant;

          (d) Premium Standard Farms, any Subsidiary Guarantor or PSF Group Holdings defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the notes;

          (e) there occurs with respect to any issue or issues of Indebtedness of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary having an outstanding principal amount of $7.5 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (A) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (B) the failure to make a principal payment at the final (but not any interim) fixed maturity and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

          (f) final judgments or orders (not covered by insurance) for the payment of money in excess of $7.5 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $7.5 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

          (g) a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary or for all or substantially all of the property and assets of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of Premium Standard Farms, any

     Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

          (h) Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary or for all or substantially all of the property and assets of Premium Standard Farms, any Subsidiary Guarantor, PSF Group Holdings or any Significant Subsidiary or
     (C) effects any general assignment for the benefit of creditors; or

          (i) any Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect.

     If an Event of Default (other than an Event of Default specified in clause
(g) or (h) above that occurs with respect to Premium Standard Farms) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the notes, then outstanding, by written notice to Premium Standard Farms (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Premium Standard Farms, PSF Group Holdings, any Subsidiary Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Premium Standard Farms or any Guarantor, the principal of, premium, if any, and accrued interest on the notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of at least a majority in principal amount of the outstanding notes by written notice to Premium Standard Farms and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "-- Modification and Waiver."

     The Holders of at least a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of notes. A Holder may not pursue any remedy with respect to the Indenture or the notes unless:

          (1) the Holder gives the Trustee written notice of a continuing Event of Default;

          (2) the Holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

          (3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

          (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

          (5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any Holder of a note to receive payment of the principal of, premium, if any, or interest on, such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the Holder.

     Officers of Premium Standard Farms must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Premium Standard Farms and its Restricted Subsidiaries and Premium Standard Farms' and its Restricted Subsidiaries' performance under the Indenture and that Premium Standard Farms has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Premium Standard Farms will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Neither Premium Standard Farms nor PSF Group Holdings will consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

          (1) it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets of (the "Surviving Person") shall be a corporation organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of Premium Standard Farms' or PSF Group Holdings' obligations, as the case may be, under the Indenture and the notes;

          (2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

          (3) if such transaction involves Premium Standard Farms, immediately after giving effect to such transaction on a pro forma basis, Premium Standard Farms or the Surviving Person, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Premium Standard Farms immediately prior to such transaction;

          (4) if such transaction involves Premium Standard Farms, immediately after giving effect to such transaction on a pro forma basis Premium Standard Farms, or the Surviving Person, as the case may be, could Incur at least $1.00 of Indebtedness under the first paragraph of the "Limitation on Indebtedness" covenant; provided that this clause (4) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of Premium Standard Farms if all Liens and Indebtedness of Premium Standard Farms or the Surviving Person, as the case may be, and its Restricted Subsidiaries outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of Premium Standard Farms and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

          (5) it delivers to the Trustee an Officers' Certificate (if such transaction involves Premium Standard Farms, attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4)) and Opinion of Counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with; and

          (6) each Guarantor, unless such Guarantor is the Person entering into such transaction under this "Consolidation, Merger and Sale of Assets", shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of Premium Standard Farms or the Surviving Person in accordance with the notes and the Indenture;

provided, however, that clauses (3) and (4) above do not apply (i) if in the good faith determination of the Board of Directors of Premium Standard Farms, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Premium Standard Farms and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations, or (ii) to any transaction solely between Premium Standard Farms and any Wholly Owned Restricted Subsidiary.

     Each Guarantor (other than any Subsidiary Guarantor whose Note Guarantee is to be released in accordance with the terms of the Indenture) will not, and Premium Standard Farms will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person other than Premium Standard Farms or any other Subsidiary Guarantor unless:

          (1) the entity formed by or surviving any such consolidated or merger (if other than the Subsidiary Guarantor) is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

          (2) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on its Note Guarantee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

          (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, Premium Standard Farms could satisfy the provisions of clause (4) of the first paragraph of this covenant.

DEFEASANCE

     Defeasance and Discharge. The Indenture will provide that Premium Standard Farms will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the notes (except for, among other matters, certain obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

          (A) Premium Standard Farms has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes,

          (B) Premium Standard Farms has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Premium Standard Farms' exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after June 7, 2001 such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned

     Opinion of Counsel and (2) an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law,

          (C) immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Premium Standard Farms or any of its Subsidiaries is a party or by which Premium Standard Farms or any of its Subsidiaries is bound and

          (D) if at such time the notes are listed on a national securities exchange, Premium Standard Farms has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of such deposit, defeasance and discharge.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further will provide that the provisions of the Indenture will no longer be in effect with respect to clauses (3) and (4) under "Consolidation, Merger and Sale of Assets" and all the covenants described herein under "Covenants," clause (c) under "Events of Default" with respect to such clauses
(3) and (4) under "Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by Premium Standard Farms to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event Premium Standard Farms exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, Premium Standard Farms will remain liable for such payments and each Note Guarantee with respect to such payments will remain in effect.

MODIFICATION AND WAIVER

     The Indenture may be amended, without the consent of any Holder, to:

          (1) cure any ambiguity, defect or inconsistency in the Indenture;

          (2) comply with the provisions described under "Consolidation, Merger and Sale of Assets" or "Limitation on Issuances of Guarantees by Restricted Subsidiaries";

          (3) comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

          (4) evidence and provide for the acceptance of appointment by a successor Trustee; or

          (5) make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder.

     Modifications and amendments of the Indenture may be made by Premium Standard Farms and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,

          (2) reduce the principal amount of, or premium, if any, or interest on, any note,

          (3) change the optional redemption dates or optional redemption prices of the notes from that stated under the caption "Optional Redemption,"

          (4) change the place or currency of payment of principal of, or premium, if any, or interest on, any note,

          (5) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any note,

          (6) waive a default in the payment of principal of, premium, if any, or interest on the notes,

          (7) release any Guarantor from its Note Guarantee, except as provided in the Indenture, or

          (8) reduce the percentage or aggregate principal amount of outstanding notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

NO PERSONAL LIABILITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS, DIRECTORS, OR EMPLOYEES

     No recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of Premium Standard Farms or PSF Group Holdings in the Indenture, or in any of the notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Premium Standard Farms or PSF Group Holdings or of any successor Person thereof. Each Holder, by accepting the notes, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

CONCERNING THE TRUSTEE

     Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

     The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Premium Standard Farms, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the notes will be issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, The Depository Trust Company ("DTC") for the accounts of Euroclear and Clearstream. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after July 17, 2001 upon certification that the beneficial interests in such global note are owned by non-U.S. persons. Prior to July 17, 2001, beneficial interests in the Temporary Regulation S Global Notes may only be held through Euroclear or Clearstream, and any resale or transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S.

     Notes sold in reliance on Rule 144A will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Notes, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

     Notes transferred to institutional "accredited investors" as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act (an "Institutional Accredited Investor") who are not qualified institutional buyers ("Non-Global Purchasers") will be in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note.

     Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in a Regulation S Global Note directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such system. On or after July 17, 2001, investors may also hold such interests through organizations other than Euroclear or Clearstream that are participants in the DTC system. Euroclear and Clearstream will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Note for all purposes under the Indenture and the notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Clearstream.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither Premium Standard Farms, PSF Group Holdings, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Premium Standard Farms expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. Premium Standard Farms also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Premium Standard Farms expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

     Premium Standard Farms understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies and certain other organizations that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Premium Standard Farms nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by Premium Standard Farms within 90 days, Premium Standard Farms will issue Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in exchange for the Global Notes. Holders of an interest in a Global Note may receive Certificated Notes, which may bear the legend referred to under "Transfer Restrictions," in accordance with the DTC's rules and procedures in addition to those provided for under the Indenture.

DEFINITIONS

     Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this "Description of the Notes" for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary; provided such Indebtedness was not Incurred in connection with or in contemplation of such Person becoming a Restricted Subsidiary or such Asset Acquisition.

     "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Premium Standard Farms and its Restricted Subsidiaries for such period determined in conformity with

GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

          (1) the net income (or loss) of any Person that is not a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to Premium Standard Farms or any of its Restricted Subsidiaries;

          (2) the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Premium Standard Farms or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Premium Standard Farms or any of its Restricted Subsidiaries;

          (3) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary;

          (4) any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of Premium Standard Farms and its Restricted Subsidiaries;

          (5) solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on Preferred Stock of Premium Standard Farms owned by Persons other than Premium Standard Farms and any of its Restricted Subsidiaries; and

          (6) all extraordinary gains and, solely for purposes of calculating the Interest Coverage Ratio, extraordinary losses.

     "Adjusted Consolidated Net Tangible Assets" means the total amount of assets of Premium Standard Farms and its Restricted Subsidiaries (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets (excluding write-ups in connection with accounting for acquisitions in conformity with GAAP), after deducting therefrom (1) all current liabilities of Premium Standard Farms and its Restricted Subsidiaries (excluding intercompany items) and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of Premium Standard Farms and its Restricted Subsidiaries, prepared in conformity with GAAP and filed with the SEC or provided to the Trustee.

     "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     "Asset Acquisition" means (1) an investment by Premium Standard Farms or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Premium Standard Farms or any of its Restricted Subsidiaries; provided that such Person's primary business is, in the judgment of the Board of Directors of Premium Standard Farms, related, ancillary or complementary to the businesses of Premium Standard Farms and its Restricted Subsidiaries on the date of such investment or (2) an acquisition by Premium Standard Farms or any of its Restricted Subsidiaries of the property and assets of any Person other than Premium Standard Farms or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person; provided that the property and assets acquired are, in the judgment of the Board of Directors of Premium Standard Farms, related, ancillary or complementary to the businesses of Premium Standard Farms and its Restricted Subsidiaries on the date of such acquisition.

     "Asset Disposition" means the sale or other disposition by Premium Standard Farms or any of its Restricted Subsidiaries (other than to Premium Standard Farms or another Restricted Subsidiary) of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of Premium Standard Farms or any of its Restricted Subsidiaries.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale-leaseback transaction) in one transaction or a series of related transactions by Premium Standard Farms or any of its Restricted Subsidiaries to any Person other than Premium Standard Farms or any of its Restricted Subsidiaries of:

          (1) all or any of the Capital Stock of any Restricted Subsidiary,

          (2) all or substantially all of the property and assets of an operating unit or business of Premium Standard Farms or any of its Restricted Subsidiaries, or

          (3) any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Premium Standard Farms or any of its Restricted Subsidiaries outside the ordinary course of business of Premium Standard Farms or such Restricted Subsidiary, and, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Premium Standard Farms; provided that "Asset Sale" shall not include:

          (a) sales or other dispositions of inventory, receivables and other current assets,

          (b) sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

          (c) sales, transfers or other dispositions of assets with a fair market value not in excess of $1.0 million in any transaction or series of related transactions, or

          (d) any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Premium Standard Farms or its Restricted Subsidiaries.

     "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

     "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on June 7, 2001 or issued thereafter, including, without limitation, all Common Stock and Preferred Stock.

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

     "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

     "Change of Control" means such time as:

          (1) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders and their Affiliates becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Premium Standard Farms, on a fully diluted basis; or

          (2) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) other than the Existing Stockholders and their Affiliates becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of PSF Group Holdings, on a fully diluted basis; or

          (3) individuals who on June 7, 2001 constitute the Board of Directors of Premium Standard Farms or PSF Group Holdings (together with any new directors whose election by the Board of Directors of Premium Standard Farms or PSF Group Holdings, as the case may be, or whose nomination by the Board of Directors of Premium Standard Farms or PSF Group Holdings, as the case may be, for election by Premium Standard Farms' or PSF Group Holdings' stockholders, as the case may be, was approved by a vote of at least a majority of the members of the Board of Directors of Premium Standard Farms or PSF Group Holdings, as the case may be, then in office who either were members of the Board of Directors of Premium Standard Farms or PSF Group Holdings, as the case may be, on June 7, 2001 or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of Premium Standard Farms or PSF Group Holdings, as the case may be, then in office.

     "Commodity Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

     "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

          (1) Consolidated Interest Expense,

          (2) income taxes,

          (3) depreciation expense,

          (4) amortization expense,

          (5) non-recurring fees and expenses incurred in connection with the consummation of any acquisition in an aggregate amount not to exceed 5% of the total consideration of such acquisition and

          (6) all other non-cash items reducing Adjusted Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), less all non-cash items increasing Adjusted Consolidated Net Income, all as determined on a consolidated basis for Premium Standard Farms and its Restricted Subsidiaries in conformity with GAAP;

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Premium Standard Farms or any of its Restricted Subsidiaries.

     "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs associated with Interest Rate Agreements (provided that if Interest Rate Agreements result in net benefits rather than costs, such benefits shall be credited in determining Consolidated Interest Expense unless, pursuant to GAAP, such net benefits are otherwise reflected in Consolidated Net Income); and Indebtedness that is Guaranteed or secured by Premium Standard Farms or any of its Restricted Subsidiaries) and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Premium Standard Farms and its Restricted Subsidiaries during such period; excluding, however,

(1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

     "Consolidated Net Worth" means with respect to any Person, at any date of determination, stockholders' equity as set forth on the most recently available quarterly or annual consolidated balance sheet of such Person and its Restricted Subsidiaries (which shall be as of a date not more than 90 days prior to the date of such computation, and which shall not take into account Unrestricted Subsidiaries), plus, to the extent not included, any Preferred Stock of such Person, less any amounts attributable to Disqualified Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of such Person or any of its Restricted Subsidiaries, each item to be determined in conformity with GAAP (excluding the effects of foreign currency exchange adjustments under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 52).

     "ContiGroup" means ContiGroup Companies, Inc., a Delaware corporation.

     "Credit Agreement" means the Credit Agreement between the Company, the lenders party thereto and U.S. Bancorp AG Credit, Inc. (formerly FBS Credit, Inc.), as Agent, dated August 27, 1997, together with all agreements, instruments and documents executed or delivered pursuant thereto and in connection therewith, in each case as amended, supplemented, extended, renewed, replaced (by one or more credit facilities or debt instruments supplemental thereto) or otherwise modified from time to time including, without limitation, any agreement increasing the amount of, extending the maturity of, refinancing (in whole or in part) or otherwise restructuring (including, but not limited to, by the inclusion of additional or different lenders thereunder, additional borrowers or guarantors thereof or by the addition of collateral or other credit enhancement to support the obligations thereunder) all or any portion of the Indebtedness under such agreement or any successor agreement or agreements (regardless of when incurred).

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Premium Standard Farms' repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants.

     "Existing Stockholders" means (1) PSF Group Holdings, (2) ContiGroup, (3) Mary Ann Fribourg, (4) each of the five children of Michel Fribourg and (5) any lineal descendants of any of the five children of Michel Fribourg; provided that any such descendant shall only be deemed to be an "Existing Stockholder" to the extent such descendant acquired beneficial ownership of stock of Premium Standard Farms or PSF Group Holdings directly or indirectly from Mary Ann Fribourg or any of the five children of Michel Fribourg.

     "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a Board Resolution.

     "Foreign Subsidiary" means any Restricted Subsidiary of Premium Standard Farms that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect as of June 7, 2001, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

     "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Guarantor" means collectively, PSF Group Holdings and each Subsidiary Guarantor.

     "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness.

     "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

          (1) all indebtedness of such Person for borrowed money;

          (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than, in the case of Premium Standard Farms and the Subsidiary Guarantors, any non-negotiable bonds, debentures or notes or similar instruments of Premium Standard Farms or any Subsidiary Guarantor issued to its insurance carriers in lieu of maintenance of policy reserves in connection with workers' compensation and liability insurance programs of Premium Standard Farms or any Subsidiary Guarantor);

          (3) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement);

          (4) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

          (5) all Capitalized Lease Obligations;

          (6) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

          (7) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; and

          (8) to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect Premium Standard Farms or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder).

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, assuming such contingency had occurred on such date provided

          (A) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

          (B) that money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest; provided that the release of such money to make such interest payments shall not constitute an Incurrence of Indebtedness and

          (C) that Indebtedness shall not include:

             (x) any liability for federal, state, local or other taxes,

             (y) performance, surety or appeal bonds provided in the ordinary course of business or

             (z) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Premium Standard Farms or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or

        Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Premium Standard Farms or any Restricted Subsidiary in connection with such disposition.

     "Initial Subsidiary Guarantors" means The Lundy Packing Company, Premium Standard Farms of North Carolina, Inc. and Lundy International, Inc.

     "Interest Coverage Ratio" means, on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee (the "Four Quarter Period") to (2) the aggregate Consolidated Interest Expense during such Four Quarter Period. In making the foregoing calculation:

          (A) pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit or similar arrangement to the extent of the commitment thereunder (or under any predecessor revolving credit or similar arrangement) in effect on the last day of such Four Quarter Period unless any portion of such Indebtedness is projected, in the reasonable judgment of the senior management of Premium Standard Farms, to remain outstanding for a period in excess of 12 months from the date of the Incurrence thereof), in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

          (B) Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

          (C) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period; and

          (D) pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Premium Standard Farms or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period;

provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Premium Standard Farms or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by Premium Standard Farms or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event Premium Standard Farms or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

     "L&H Farms" means L&H Farms, LLC, a North Carolina limited liability company.

     "L&S Farms" means L&S Farms, a North Carolina general partnership.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Cash Proceeds" means:

          (a) with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

             (1) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

             (2) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Premium Standard Farms and its Restricted Subsidiaries, taken as a whole;

             (3) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale;

             (4) all distributions and other payments required to be made to minority interest holders in any Restricted Subsidiary as a result of such Asset Sale, provided that such distributions and payments are made to such holders on a pro rata basis based on such holder's interest in such Restricted Subsidiary; and

             (5) appropriate amounts to be provided by Premium Standard Farms or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

          (b) with respect to a capital contribution or any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

     "Note Guarantee" means any Guarantee of the obligations of Premium Standard Farms under the Indenture and the notes by any Guarantor.

     "Offer to Purchase" means an offer to purchase notes by Premium Standard Farms from the Holders commenced by mailing a notice to the Trustee and each Holder stating:

          (1) the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

          (2) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Payment Date");

          (3) that any note not tendered will continue to accrue interest pursuant to its terms;

          (4) that, unless Premium Standard Farms defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

          (5) that Holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Payment Date;

          (6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of notes delivered for purchase and a statement that such Holder is withdrawing his election to have such notes purchased; and

          (7) that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

     On the Payment Date, Premium Standard Farms shall (a) accept for payment on a pro rata basis notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all notes or portions thereof so accepted together with an Officers' Certificate specifying the notes or portions thereof accepted for payment by Premium Standard Farms. The Paying Agent shall promptly mail to the Holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. Premium Standard Farms will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Premium Standard Farms will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that Premium Standard Farms is required to repurchase notes pursuant to an Offer to Purchase.

     "Permitted Investment" means:

          (1) an Investment in Premium Standard Farms or a Subsidiary Guarantor or a Person which will, upon the making of such Investment, become a Subsidiary Guarantor or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Premium Standard Farms or a Subsidiary Guarantor; provided that such person's primary business is related, ancillary or complementary to the businesses of Premium Standard Farms and its Restricted Subsidiaries on the date of such Investment;

          (2) Temporary Cash Investments;

          (3) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

          (4) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Premium Standard Farms or any Restricted Subsidiary pursuant to a work-out or similar arrangement or proceeding or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

          (5) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

          (6) Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect Premium Standard Farms or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

          (7) loans and advances to employees and officers of Premium Standard Farms and its Restricted Subsidiaries in an amount not to exceed $2.0 million outstanding at any time;

          (8) Investments existing on June 7, 2001; and

          (9) Investments having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), in an aggregate amount not to exceed 5% of Adjusted Consolidated Net Tangible Assets (determined as of the date of the last fiscal quarter for which a consolidated balance sheet of Premium Standard Farms and its Subsidiaries has been filed with the SEC or provided to the Trustee) at any time outstanding plus the net reduction in Investments made pursuant to this clause (9) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale or other disposition of any such Investment (except in each case to the extent of any gain on such sale or disposition that would be included in the calculation of Adjusted Consolidated Net Income for purposes of clause
     (C)(1) of the "Limitation on Restricted Payments" covenant) or from such Person becoming a Restricted Subsidiary (valued in each case as provided in the definition of "Investments") or the release of any guarantee; provided that the net reduction in any Investment shall not exceed the amount of such Investment.

     "Permitted Liens" means:

          (1) Liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (2) statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, agisters or other similar Liens arising in the ordinary course of business (including construction of facilities) and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

          (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security and other similar legislation;

          (4) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds, warranty obligations and other obligations of a similar nature incurred in the ordinary course of business (including to facilitate the purchase, shipment or storage of inventory or goods but exclusive of obligations for the payment of borrowed money);

          (5) easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Premium Standard Farms or any of its Restricted Subsidiaries;

          (6) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Premium Standard Farms and its Restricted Subsidiaries, taken as a whole;

          (7) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Premium Standard Farms or its Restricted Subsidiaries relating to such property or assets;

          (8) any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

          (9) Liens arising from filing Uniform Commercial Code financing statements regarding leases or consignments;

          (10) Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Premium Standard Farms or any Restricted Subsidiary other than the property or assets acquired;

          (11) Liens in favor of Premium Standard Farms or any Restricted Subsidiary;

          (12) Liens arising from the rendering of a final judgment or order against Premium Standard Farms or any Restricted Subsidiary that does not give rise to an Event of Default;

          (13) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (14) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (15) Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect Premium Standard Farms or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

          (16) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Premium Standard Farms or any of its Restricted Subsidiaries in the ordinary course of business;

          (17) Liens on shares of Capital Stock of any Unrestricted Subsidiary to secure Indebtedness of such Unrestricted Subsidiary;

          (18) Liens on or sales of receivables and the proceeds thereof;

          (19) Liens securing obligations to a trustee pursuant to the compensation and indemnity provisions of any indenture and Liens securing compensation and indemnity obligations to a trustee or agent with respect to any security interest granted in connection with any Indebtedness permitted under the terms of the Indenture; and

          (20) Liens on property or assets used to defease Indebtedness that was not incurred in violation of the Indenture.

     "PSF Group Holdings" means PSF Group Holdings Inc., a Delaware corporation and its successors.

     "Replacement Assets" means, on any date, property or assets (other than current assets) of a nature or type or that are used in a business (or an Investment in a company having property or assets of a nature or type, or engaged in a business) similar or related to the nature or type of the property and assets of, or the business of, Premium Standard Farms and its Restricted Subsidiaries existing on such date.

     "Restricted Subsidiary" means any Subsidiary of Premium Standard Farms other than an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

     "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of Premium Standard Farms, accounted for more than 10% of the consolidated revenues of Premium Standard Farms and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Premium Standard Farms and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Premium Standard Farms for such fiscal year.

     "Stated Maturity" means, (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

     "Subsidiary Guarantor" means any Initial Subsidiary Guarantor and any other Restricted Subsidiary which Guarantees Premium Standard Farms' obligations under the Indenture.

     "Temporary Cash Investment" means any of the following:

          (1) direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof;

          (2) time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof or demand deposits issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

          (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

          (4) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Premium Standard Farms) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the

     United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

          (5) securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

          (6) any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

          (7) in the case of Foreign Subsidiaries, in short term investments comparable to the foregoing.

     "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

     "Transaction Date" means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

     "Unrestricted Subsidiary" means (1) L&S Farms, (2) any other Subsidiary of Premium Standard Farms that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and (3) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Premium Standard Farms) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Premium Standard Farms or any Restricted Subsidiary; provided that (A) any Guarantee by Premium Standard Farms or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Premium Standard Farms or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant; and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness" and "Limitation on Restricted Payments" covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

     "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof at any time prior to the Stated Maturity of the notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

     "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

     "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

                IMPORTANT UNITED STATES FEDERAL TAX CONSEQUENCES

     The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, holders whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of notes are sold to the public for cash). Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of
Section 1221 of the Code.

     As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

     - An individual that is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

     - A corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     - An estate, the income of which is subject to United States federal income tax regardless of its source; or

     - A trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, has elected to continue to be treated as United States person.

     We have not sought and will not seek any rulings from the Internal Revenue Service (the "IRS") with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

     PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DISCUSSED BELOW TO THEIR PARTICULAR SITUATIONS AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

UNITED STATES HOLDERS

INTEREST

     Payments of stated interest on the notes generally will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

SALE OR OTHER TAXABLE DISPOSITION OF THE NOTES

     A United States Holder will recognize gain or loss on the sale, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted basis in a note generally will be the United States Holder's cost therefor, less any principal payments received by such holder. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss.

EXCHANGE OFFER AND LIQUIDATED DAMAGES

     The exchange of the old notes for the exchange notes will not constitute a taxable exchange. As a result, (1) a United States Holder will not recognize a taxable gain or loss as a result of exchanging such holder's old notes; (2) the holding period of the exchange notes received will include the holding period of the old notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the old notes exchanged therefore immediately before such exchange.

BACKUP WITHHOLDING

     A United States Holder may be subject to a 31% backup withholding tax when such holder receives interest and principal payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to this backup withholding tax if such holder is not otherwise exempt and such holder:

     - fails to furnish its taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

     - furnishes an incorrect TIN;

     - is notified by the IRS that it has failed to properly report payments of interest or dividends; or

     - fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the United States Holder that it is subject to backup withholding.

     United States Holders should consult their personal tax advisor regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability, which may entitle them to a refund, as long as they timely provide certain information to the IRS.

NON-UNITED STATES HOLDERS

DEFINITION OF NON-UNITED STATES HOLDERS; INTEREST PAYMENTS AND GAINS FROM DISPOSITIONS

     A non-United States Holder is a beneficial owner of the notes who is not a United States Holder.

     Interest paid to a non-United States Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

     - such holder does not directly or indirectly, actually or constructively own 10% or more of the total combined voting power of all of our classes of stock;

     - such holder is not a controlled foreign corporation that is related to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

     - either (1) the non-United States Holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name or address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States Holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-United States Holder, has received from the non-United States Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or our paying agent with a copy of such statement.

     The certification requirement described above may require a non-United States Holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its United States taxpayer identification number. The applicable regulations generally also require, in the case of a note held by a foreign partnership, that

     - the certification described above be provided by the partners; and

     - the partnership provide certain information.

     Further, a look-through rule will apply in the case of tiered partnerships. Special rules are applicable to intermediaries. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States persons.

     A non-United States Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States Holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

     If interest or gain from a disposition of the notes is effectively connected with a non-United States Holder's conduct of a United States trade or business, and if an income tax treaty applies and the non-United States Holder maintains a United States "permanent establishment" to which the interest or gain is generally attributable, the non-United States Holder may be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States Holder. If interest income received with respect to the notes is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States Holder of a note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge, or reason to know, that the holder is a United States person. Payments of the proceeds from a disposition by a non-United States Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

     - A United States person;

     - A controlled foreign corporation for United States federal income tax purposes;

     - A foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

     - A foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

     Payment of the proceeds from a disposition by a non-United States Holder of a note made to or through the United States office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding and the broker has no actual knowledge, or reason to know, that the holder or beneficial owner is not entitled to an exemption.

     Non-United States Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States Holder will be allowed as a credit against the holder's United States federal income tax liability and may entitle the holder to a refund, provided the required information is furnished timely to the IRS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus together with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in the resales of exchange notes received in exchange for old notes where those old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of up to 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in any such resale.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other persons. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that of those exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to our performance of, or compliance with, the registration rights agreement and will indemnify the holders of old notes including any broker-dealers, and certain parties related to such holders, against certain types of liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Blackwell Sanders Peper Martin LLP, Kansas City, Missouri.

                              INDEPENDENT AUDITORS

     The consolidated financial statements for PSF Group Holdings from inception (May 13, 1998, the date of the ContiGroup acquisition) through March 31, 2001 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein. The consolidated financial statements of The Lundy Packing Company as of and for each of the three years in the period ended July 1, 2000 included in this prospectus have been audited by KPMG LLP, independent public accountants, as stated in their report appearing herein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants..................   F-2
  Consolidated Balance Sheets as of March 31, 2001 and March
     25, 2000...............................................   F-3
  Consolidated Statements of Operations for the years ended
     March 31, 2001 and March 25, 2000 and the period from
     May 13, 1998 through March 27, 1999....................   F-4
  Consolidated Statements of Shareholders' Equity for the
     years ended March 31, 2001 and March 25, 2000 and the
     period from May 13, 1998 through March 27, 1999........   F-5
  Consolidated Statements of Cash Flows for the years ended
     March 31, 2001 and March 25, 2000 and the period from
     May 13, 1998 through March 27, 1999....................   F-6
  Notes to the Consolidated Financial Statements............   F-7

THE LUNDY PACKING COMPANY AND SUBSIDIARIES
  Independent Auditors' Report..............................  F-20
  Consolidated Balance Sheets as of July 1, 2000 and July 3,
     1999...................................................  F-21
  Consolidated Statements of Operations for the years ended
     July 1, 2000, July 3, 1999 and June 27, 1998...........  F-23
  Consolidated Statements of Stockholders' Equity for the
     years ended July 1, 2000, July 3, 1999 and June 27,
     1998...................................................  F-24
  Consolidated Statements of Cash Flows for the years ended
     July 1, 2000, July 3, 1999 and June 27, 1998...........  F-25
  Notes to the Consolidated Financial Statements............  F-27

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
PSF Group Holdings, Inc.

     We have audited the accompanying consolidated balance sheets of PSF Group Holdings, Inc. (a Delaware corporation) and Subsidiaries (the Company), as of March 31, 2001 and March 25, 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended March 31, 2001 and March 25, 2000, and the period from May 13, 1998 through March 27, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PSF Group Holdings, Inc. and Subsidiaries, as of March 31, 2001 and March 25, 2000, and the results of their operations and their cash flows for the years then ended and the period from May 13, 1998 through March 27, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Kansas City, Missouri
May 11, 2001

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       MARCH 31, 2001 AND MARCH 25, 2000
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                2001        2000
                                                              --------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  8,560    $  1,654
  Accounts receivable, less allowance of $664 and $183 in
    2001 and 2000, respectively.............................    25,749      12,453
  Inventories...............................................   127,827      67,598
  Federal income tax receivable.............................     2,954          --
  Deferred income taxes.....................................    14,448      15,404
  Prepaid expenses and other................................    12,753         959
                                                              --------    --------
         Total current assets...............................   192,291      98,068
PROPERTY, PLANT, EQUIPMENT AND BREEDING STOCK, at cost:
  Land and improvements.....................................    89,364      82,969
  Buildings.................................................   255,196     214,089
  Machinery and equipment...................................   215,598     179,139
  Breeding stock............................................    34,542      20,156
  Construction in progress..................................    23,437      10,271
                                                              --------    --------
                                                               618,137     506,624
  Less--Accumulated depreciation............................   121,255      78,962
                                                              --------    --------
         Total property, plant, equipment and breeding
          stock.............................................   496,882     427,662
GOODWILL, net of accumulated amortization of $6,242 and
  $3,805 in 2001 and 2000, respectively.....................    75,998      57,398
OTHER LONG-TERM ASSETS:
  Federal income tax receivable.............................     1,192         476
  Other.....................................................     7,077         894
                                                              --------    --------
         Total other long-term assets.......................     8,269       1,370
                                                              --------    --------
         Total assets.......................................  $773,440    $584,498
                                                              ========    ========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  8,243    $  4,012
  Accrued expenses..........................................    32,313      17,714
  Due to related party......................................     2,063         828
  Accrued interest..........................................     3,865       1,456
  Current maturities of long-term debt and capital leases...    26,043      22,360
                                                              --------    --------
         Total current liabilities..........................    72,527      46,370
LONG-TERM LIABILITIES:
  Long-term debt and capital leases, less current
    maturities..............................................   241,173     153,637
  Other long-term liabilities...............................    13,296       5,100
  Due to related party......................................     1,769       2,549
  Deferred income taxes.....................................    86,838      57,174
                                                              --------    --------
         Total long-term liabilities........................   343,076     218,460
                                                              --------    --------
         Total liabilities..................................   415,603     264,830
SHAREHOLDERS' EQUITY:
  Preferred stock, $1 par value, 10,000 shares authorized,
    no shares issued or outstanding.........................        --          --
  Class A common stock, $1 par value; 250,000 shares
    authorized, 100,000 shares issued and outstanding.......       100         100
  Class B common stock, $1 par value; 300,000 shares
    authorized, 113,301 and 104,082 shares issued and
    outstanding, respectively...............................       113         104
  Additional paid-in capital................................   373,442     357,296
  Accumulated deficit.......................................   (15,818)    (37,832)
                                                              --------    --------
         Total shareholders' equity.........................   357,837     319,668
                                                              --------    --------
         Total liabilities and shareholders' equity.........  $773,440    $584,498
                                                              ========    ========

The accompanying notes are an integral part of these consolidated balance sheets.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                           FOR THE FISCAL YEARS ENDED
                       MARCH 31, 2001 AND MARCH 25, 2000,
            AND THE PERIOD FROM MAY 13, 1998 THROUGH MARCH 27, 1999
                                 (IN THOUSANDS)

                                                               2001        2000        1999
                                                             --------    --------    --------
NET SALES..................................................  $540,576    $306,266    $237,090
COST OF GOODS SOLD.........................................   456,184     265,929     249,757
                                                             --------    --------    --------
          Gross profit (loss)..............................    84,392      40,337     (12,667)

OPERATING EXPENSES:
  Selling, general and administrative expenses.............    19,413      18,830      20,027
  Impairment of fixed assets...............................        --       5,000          --
  Amortization expense.....................................     3,180       2,320       1,945
  Other expense (income)...................................     1,210         (47)        682
                                                             --------    --------    --------
          Total operating expenses.........................    23,803      26,103      22,654
                                                             --------    --------    --------
          Operating income (loss)..........................    60,589      14,234     (35,321)

INTEREST (EXPENSE) INCOME:
  Interest expense.........................................   (24,141)    (21,265)    (17,883)
  Interest income..........................................       933          45         282
                                                             --------    --------    --------
          Interest expense, net............................   (23,208)    (21,220)    (17,601)
                                                             --------    --------    --------
          Earnings (losses) before income taxes............    37,381      (6,986)    (52,922)

INCOME TAX BENEFIT (EXPENSE):
  Current tax provision....................................     1,458        (175)         --
  Deferred tax provision...................................   (16,825)      1,874      20,377
                                                             --------    --------    --------
          Income tax (expense) benefit.....................   (15,367)      1,699      20,377
                                                             --------    --------    --------
          Net income (loss)................................  $ 22,014    $ (5,287)   $(32,545)
                                                             ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                           FOR THE FISCAL YEARS ENDED
                       MARCH 31, 2001 AND MARCH 25, 2000,
            AND THE PERIOD FROM MAY 13, 1998 THROUGH MARCH 27, 1999
                                 (IN THOUSANDS)

                                                      ADDITIONAL
                                            COMMON     PAID-IN      ACCUMULATED
                                            STOCK      CAPITAL        DEFICIT       TOTAL
                                            ------    ----------    -----------    --------
BALANCE, May 13, 1998.....................   $204      $357,296      $     --      $357,500
  Net loss................................     --            --       (32,545)      (32,545)
                                             ----      --------      --------      --------
BALANCE, March 27, 1999...................    204       357,296       (32,545)      324,955
  Net loss................................     --            --        (5,287)       (5,287)
                                             ----      --------      --------      --------
BALANCE, March 25, 2000...................    204       357,296       (37,832)      319,668
  Issuance of common stock................      9        16,146            --        16,155
  Net income..............................     --            --        22,014        22,014
                                             ----      --------      --------      --------
BALANCE, March 31, 2001...................   $213      $373,442      $(15,818)     $357,837
                                             ====      ========      ========      ========

The accompanying notes are an integral part of these consolidated financial statements.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           FOR THE FISCAL YEARS ENDED
                       MARCH 31, 2001 AND MARCH 25, 2000,
            AND THE PERIOD FROM MAY 13, 1998 THROUGH MARCH 27, 1999
                                 (IN THOUSANDS)

                                                              2001         2000        1999
                                                            ---------    --------    --------
OPERATING ACTIVITIES:
  Net income (loss).......................................  $  22,014    $ (5,287)   $(32,545)
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities--
     Depreciation and amortization........................     51,703      43,293      37,651
     Deferred income taxes................................     16,825      (1,874)    (20,377)
     Impairment of fixed assets...........................         --       5,000          --
     (Gain) loss on sale of fixed assets..................     (3,763)     (1,433)      2,787
     Senior note interest paid-in-kind....................         --       7,189       6,814
     Changes in operating assets and liabilities, net-
       Accounts receivable................................     (2,084)     (3,392)      2,357
       Inventories........................................     (6,463)      3,569       9,385
       Prepaid expenses and other assets..................    (15,978)      7,623       3,446
       Accounts payable, accrued expenses and other
          liabilities.....................................       (575)        834     (17,138)
                                                            ---------    --------    --------
          Net cash provided by (used in) operating
            activities....................................     61,679      55,522      (7,620)
INVESTING ACTIVITIES:
  Acquisition of Lundy, net of cash acquired..............    (98,206)         --          --
  Acquisition of PSFNC, net of cash acquired..............    (16,239)         --          --
  Purchases of property, plant, equipment and breeding
     stock................................................    (43,224)    (23,669)    (22,126)
  Proceeds from disposal of fixed assets..................     11,677       8,427       4,804
                                                            ---------    --------    --------
          Net cash used in investing activities...........   (145,992)    (15,242)    (17,322)
FINANCING ACTIVITIES:
  Proceeds from long-term debt............................    125,000         795      11,056
  Repayments on long-term debt............................    (33,781)    (43,472)    (11,283)
                                                            ---------    --------    --------
          Net cash provided by (used in) financing
            activities....................................     91,219     (42,677)       (227)
                                                            ---------    --------    --------
          Net increase (decrease) in cash and cash
            equivalents...................................      6,906      (2,397)    (25,169)
CASH AND CASH EQUIVALENTS, beginning of period............      1,654       4,051      29,220
                                                            ---------    --------    --------
CASH AND CASH EQUIVALENTS, end of period..................  $   8,560    $  1,654    $  4,051
                                                            =========    ========    ========
SUPPLEMENTAL DISCLOSURES:
  Interest paid...........................................  $  21,980    $ 12,610    $ 12,598
  Income tax (paid) received..............................       (716)      7,499       3,590
  Noncash financing activity--Increase to senior note
     principal for interest paid-in-kind..................         --       7,189       6,814

The accompanying notes are an integral part of these consolidated financial statements.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               MARCH 31, 2001, MARCH 25, 2000 AND MARCH 27, 1999

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF OPERATIONS

     PSF Group Holdings, Inc. (Group) is incorporated in the state of Delaware. Group has a wholly owned subsidiary, Premium Standard Farms, Inc. (PSF, Inc.). PSF, Inc., and its subsidiaries are an integrated business engaged principally in the business of hog production and pork processing and sell to domestic and international markets. Group and PSF, Inc., are collectively referred to as the Company which succeeded the Continental Grain Company North Missouri Pork Operations and PSF Holdings L.L.C. (Holdings) on May 13, 1998, pursuant to the stock purchase transaction described in Note 2.

  FISCAL YEAR-END

     The Company's fiscal year is the 52 or 53-week period, which ends on the last Saturday in March. The accompanying consolidated statements of operations, cash flows and changes in shareholders' equity include activity from the period of March 26, 2000, through March 31, 2001 (53 weeks), the period March 28, 1999, through March 25, 2000 (52 weeks), and the period from May 13, 1998, through March 27, 1999 (45.5 weeks).

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Group and its majority-owned subsidiaries. Entities in which the Company has ownership of 20 percent to 50 percent are accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenues from product sales are recorded when title of the goods are transferred to the customer, generally upon shipment. Net sales reflect units shipped at selling prices reduced by certain sales allowances.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates market value.

  INVENTORIES

     Inventories are valued at the lower of cost, determined on a first-in, first-out (FIFO) basis, or market.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

     Inventories consist of the following at March 31 and March 25 (in thousands):

                                                            2001       2000
                                                          --------    -------
Hogs....................................................  $112,998    $61,976
Processed pork and pork products........................     9,420      2,699
Packaging and supplies..................................     2,131        621
Grain, feed additives and other.........................     3,278      2,302
                                                          --------    -------
                                                          $127,827    $67,598
                                                          ========    =======

  PROPERTY, PLANT, EQUIPMENT AND BREEDING STOCK

     Depreciation of property, plant, equipment and breeding stock is computed using the straight-line method over the estimated useful lives of the assets as follows:

                                                              YEARS
                                                             --------
Land improvements..........................................  15 to 20
Buildings..................................................  20 to 40
Machinery and equipment....................................   3 to 10
Breeding stock.............................................         3

     Property, plant and equipment leases have been capitalized and included in the property, plant and equipment accounts. Maintenance, repairs and minor renewals are charged to operations while major renewals and improvements are capitalized.

     Depreciation expense relating to the Company's fixed assets and breedstock amounted to $48,523,000, $40,975,000 and $35,775,000 for the periods ended March 31, 2001, March 25, 2000 and March 27, 1999, respectively.

  IMPAIRMENT OF FIXED ASSETS

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value less costs to sell.

     During fiscal 2000, certain assets under construction which were originally being constructed for an expansion in Texas were determined to be unrecoverable due to a change in expansion plans. An impairment loss of $5,000,000 was recorded in the consolidated statements of operations.

  PRICE-RISK MANAGEMENT INSTRUMENTS

     The Company uses price-risk management techniques to enhance sales and reduce the effect of adverse price changes on the Company's profitability. The Company's price-risk management and hedging activities currently are utilized in the areas of forward sales and hog production margin management. Gains and losses on these instruments designated as hedges, which qualify when there is high correlation between changes in the value of the instrument and changes in the value of the hedged commodity, are deferred and recorded in revenue or cost of sales when the anticipated transactions are fulfilled. Commodity instruments that do not qualify as hedges for financial reporting purposes are marked to market and included in revenue or cost of sales in the consolidated statements of operations.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

     For the periods ended March 31, 2001, March 25, 2000 and March 27, 1999, realized gains (losses) on commodity contracts recognized in revenue and cost of sales were $1,720,000, ($2,150,000) and ($2,406,000) respectively. At March 31,
2001, and March 25, 2000, net deferred realized hedging gains (losses) on commodity contracts included in inventory on the consolidated balance sheets were $135,000 and ($58,000), respectively. At March 31, 2001 and March 25, 2000, the unrealized gains (losses) on outstanding commodity contracts were ($7,406,000) and $53,000, respectively.

  SELF-INSURANCE PROGRAMS

     The Company is self-insured for certain levels of general and vehicle liability, workers' compensation and health care coverage. The cost of these self-insurance programs is accrued based upon estimated settlements for known and anticipated claims incurred through the balance sheet date. Any resulting adjustments to previously recorded reserves are reflected in current operating results.

  INCOME TAXES

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on the difference between financial reporting and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or credits are based on changes in the asset or liability from period to period.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of long-term debt and capital leases is determined using valuation techniques that consider cash flows discounted at current market rates for debt with similar terms and maturities. At March 31, 2001 and March 25, 2000, the fair value of the Company's debt was $270,200,000 and $170,274,000, respectively, with a carrying value of $267,216,000 and $175,997,000, respectively.

     Accounts receivable, accounts payable and cash equivalents are carried at historical cost which approximates fair value.

  GOODWILL

     Costs in excess of net assets acquired are amortized on a straight-line basis over a period of 30 years. The carrying value of goodwill is reviewed at each balance sheet date to determine if facts and circumstances suggest that it may be impaired. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the business units' undiscounted cash flows over the remaining life of the goodwill in measuring whether goodwill is recoverable.

  RISK FACTORS

     There are certain risk factors that can materially impact the Company's business, financial condition and results of operations. These risks include sensitivity to pork and hog prices, sensitivity to grain commodity prices, environmental factors and legislation, changes in herd productivity and feed efficiency, impact of disease, international market risks, competition, restrictions under corporate farming laws, dependence on favorable labor relations, pork product contamination and product liability claims, distribution channels and consumer preferences.

  RECLASSIFICATIONS

     Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the 2001 presentation.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

2.  BUSINESS ACQUISITIONS

     On May 13, 1998, ContiGroup Companies, Inc. (CGC or ContiGroup), formerly known as Continental Grain Company purchased 51 percent ownership in PSF, Inc. for $182,325,000. In exchange, PSF, Inc. purchased the North Missouri Farms hog production operations owned by ContiGroup for $75,000,000. The proceeds from the Agreement were distributed to the holders of the 10,000,000 outstanding units of Holdings. The Agreement also called for both CGC and Holdings to contribute their interests in PSF, Inc., to Group, which had been newly formed. Concurrent with the contributions from CGC and Holdings, Holdings was merged into Group. All Holdings operations were continued by the Company.

     This transaction was accounted for as a reverse acquisition in accordance with Accounting Principles Board (APB) Opinion No. 16. The former CGC North Missouri Pork Operations have been considered the acquirer (or predecessor) for accounting purposes, and as such, their assets have been transferred to the Company's opening balance sheet at their previous carrying value. The former Holdings' assets have been written up to their fair values under the purchase accounting method. Excess purchase price over the fair value of net assets acquired of $61,204,000 has been recorded as goodwill and is being amortized over 30 years.

     On August 25, 2000, the Company completed the stock acquisition of The Lundy Packing Company (Lundy) and its affiliated companies for $67,200,000 in cash and the assumption of approximately $31,000,000 in debt. Lundy is located in Clinton, North Carolina, and operates a 6,500 head per day processing plant and owns approximately 41,000 sows, the offspring of which are finished in a combination of company-owned, contract and joint venture facilities.

     On September 22, 2000, the Company completed the stock acquisition of Premium Standard Farms of North Carolina, Inc. (PSFNC) for total purchase price of $32,300,000, of which $16,150,000 was payable in cash and $16,150,000 was payable by delivery of 9,219 shares of Class B common stock. A fairness opinion was received from a third party related to the value of the transaction. PSFNC was formerly a division of CGC and owned approximately 25,000 sows, the offspring of which are finished in company-owned, contract and joint venture facilities. This stock issuance increased CGC's ownership in Group from 51 percent to 53.1 percent. Subsequent to the PSFNC acquisition, Lundy contributed its production operations to PSFNC.

     Both the Lundy and PSFNC transactions were accounted for under the purchase accounting method with the corresponding assets and liabilities written to fair value. Excess purchase price over the fair value of net assets acquired of $21,036,000 for the transactions have been recorded as goodwill and is being amortized over 30 years.

  PRO FORMA OPERATING RESULTS

     The following unaudited pro forma financial information assumes that both the Lundy and PSFNC acquisitions described above occurred at the beginning of each of the respective periods (in thousands):

                                                        UNAUDITED YEAR-END
                                                      ----------------------
                                                      MARCH 31,    MARCH 31,
                                                        2001         2000
                                                      ---------    ---------
Net sales...........................................  $680,076     $616,911
Net income (loss)...................................    19,260      (19,124)

     The pro forma results are not necessarily indicative of the actual results that would have been obtained had the acquisitions been made at the beginning of the respective periods or of results which may occur in the future.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

3.  SHAREHOLDERS' EQUITY

  COMMON STOCK

     There are two classes of common stock, which Group can issue. Class A common stock was issued to the holders of the outstanding units of Holdings. Class B common stock was issued to CGC. Class A holders have the sole right to vote in the election or for removal, without cause, of four Class A directors. Class B holders have the sole right to vote in the election or for removal, without cause, of five Class B directors. All distributions, dividends and liquidation preferences are equal between the two classes of stock.

  COMMON REVERSE STOCK SPLIT

     On September 16, 1999, the shareholders of Group approved an amendment effecting a one-for-one hundred reverse stock split. The accompanying consolidated statements have been retroactively adjusted to reflect the reverse stock split.

  PREFERRED STOCK

     The Company has authorized 10,000 shares at $1 par value of preferred stock. No shares have been issued or are outstanding. Terms of the preferred stock including voting rights, dividend preference and other limitations or restrictions have yet to be assigned.

  STOCKHOLDER WARRANTS

     The Company has warrants outstanding entitling the holders to purchase 2,048,192 shares of common stock of Group. Subsequent to the reverse stock split, these warrants now entitle the holders to purchase 20,481.92 shares of Class A common stock at an exercise price of $2,205 per share. As of March 31, 2001, all warrants were exercisable and none have been exercised. All unexercised warrants expire on September 17, 2006. Warrant holders are entitled to certain registration rights associated with their ownership.

  STOCK-BASED COMPENSATION

     In fiscal year ended March 31, 2001, the Company's board of directors authorized an equity incentive plan whereby options have been granted to senior management for the purchase of 7,714 shares of class B common stock at an exercise price of $1,666.48 per share. The options granted have a three-year vesting period and expire 7 years from the beginning of the respective vesting periods (7,000 shares expire December 31, 2005, and 714 shares expire December 31, 2007). No options have been exercised as of March 31, 2001.

     The Company records stock compensation in accordance with Accounting Principles Board Opinion No. 25 (APB 25). The fair value of stock options granted was calculated using the minimum value method as defined in the Statement of Financial Accounting Standards No. 123 (SFAS 123). Under SFAS 123, the pro forma net income is disclosed as if it reflected the estimated fair value of options as compensation at the date of grant or issue. For the year ended March 31, 2001, our pro forma net income would have been decreased by approximately $2,683,000.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

4.  ACCRUED EXPENSES

     Accrued expenses are comprised of the following at March 31 and March 25 (in thousands):

                                                            2001       2000
                                                           -------    -------
Salaries and benefits payable............................  $12,901    $10,216
Workers' compensation payable............................    4,429      1,436
Grain and feed...........................................    2,068      1,269
Claims reserves..........................................    1,738      1,898
Accrued payables and other...............................   11,177      2,895
                                                           -------    -------
                                                           $32,313    $17,714
                                                           =======    =======

5.  LONG-TERM DEBT AND CAPITAL LEASES

     Long-term debt consists of the following at March 31 and March 25 (in thousands):

                                                           2001        2000
                                                         --------    --------
Senior secured notes, due on September 17, 2003,
  interest (partial pay-in-kind (PIK)) at 11%, payable
  semiannually.........................................  $137,894    $137,894
Revolving loan, due August 21, 2003, interest at
  variable rate (8.25% at March 31, 2001)..............    10,000      17,205
Term loan, due in quarterly installments of $6,250,000,
  balance due on August 21, 2005, interest based on
  LIBOR rates plus 1.875% (ranging from 8.125% through
  8.625% at March 31, 2001)............................   112,500      19,250
Note payable, due December 31, 2002, interest at prime
  rate plus 1.5% per annum (9.5% at March 31, 2001)....     1,335          --
Capital leases.........................................     5,487       1,648
                                                         --------    --------
          Total debt and capital leases................   267,216     175,997
Less- Current portion..................................    26,043      22,360
                                                         --------    --------
          Long-term debt and capital leases............  $241,173    $153,637
                                                         ========    ========

     Future maturities of long-term debt and capital leases are as follows (in thousands):

                                                          FISCAL YEAR
                                                          -----------
2002....................................................   $ 26,043
2003....................................................    174,530
2004....................................................     25,762
2005....................................................     25,826
2006....................................................     13,407
Thereafter..............................................      1,648
                                                           --------
                                                           $267,216
                                                           ========

     The Company has a credit agreement that includes a term loan and revolving loans. The revolving loans are not to exceed $100,000,000 of total borrowings. The credit agreement provides for up to $10,000,000 in letters of credit. Fees of 2 percent per annum are paid quarterly only on outstanding letter-of-credit amounts. At March 31, 2001 and March 25, 2000, the Company had $7,495,000 and $3,900,000 outstanding letters of credit, respectively. Interest rates on the revolving loan are based on a formula that either uses the U.S. bank's reference rate or a LIBOR rate, whichever results in the lower rate.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

     The bank credit agreement is secured by virtually all of the Company's assets. The amount available under the revolving loan facility is determined by a borrowing base formula determined from the sum of eligible accounts receivable and a formula value for inventory based on current book value. The Company amended the credit agreement in fiscal 2001. The borrowing base at March 31, 2001 and March 25, 2000, was approximately $100,000,000 and $80,709,000, respectively, and accordingly, unused available borrowing was $82,505,000 and $59,604,000, respectively (net of outstanding letters of credit and revolving loans). The agreement contains various restrictive covenants which, among others, substantially limit additional borrowings, prohibit payment of dividends and restrict capital additions and sale of assets. The amendment also contains covenants regarding earnings before interest, taxes, depreciation and amortization (EBITDA) and a fixed cash interest coverage ratio. Annual EBITDA, as defined in the bank credit agreement (calculated on a rolling four-quarter basis), cannot be less than $80,000,000 through March 31, 2001. As of March 31, 2001, the cash interest coverage ratio (calculated on a rolling 12-month basis) as of the end of each fiscal quarter cannot be less than a 2.5-to-1 ratio. As of March 31, 2001, the Company was in compliance with all restrictive debt covenants relating to the agreement.

     The 11 percent senior secured notes were issued at an initial amount of $117,500,000. The notes require certain prepayment premiums. The notes are secured by a secondary interest, subordinated to the bank credit agreement, in virtually all of the Company's assets. Pursuant to the new amendment to the Company's credit agreement, interest on the notes is payable through issuance of additional notes in principal amounts equal to the interest due. During the year ended March 25, 2000, $7,188,758 of accrued interest was paid in kind through the issuance of additional notes. During the year ended March 31, 2001, no accrued interest was paid in kind through the issuance of additional notes. The terms of these additional notes are identical to the senior secured notes. The note indenture contains covenants that either mirror or are less restrictive than those of the bank credit agreement.

  SUBSEQUENT DEBT OFFERING

     In fiscal year 2002, the Company plans to offer to sell $175,000,000 of senior unsecured notes maturing in 2011. The Company intends to use the funds of this offering to retire the 11 percent senior secured PIK notes and $25,000,000 principal amount of its bank term loan. A prepayment penalty of 1 percent will be assessed on the prepayment of the PIK notes prior to September 1, 2001.

     Morgan Stanley & Co. Incorporated and certain funds owned, controlled and managed by it and its affiliates, beneficially own approximately 17.2 percent of the outstanding common stock of Group and is represented on the board of directors. Morgan Stanley & Co. Incorporated is acting as a placement agent for this offering.

     In connection with PSF, Inc.'s offer to sell $175,000,000 of senior unsecured notes, its parent, Group, and PSF, Inc.'s wholly owned subsidiaries will fully and unconditionally guarantee PSF, Inc.'s obligation to pay principal and interest on these notes. Supplemental consolidating financial information is not presented as the parent company has no independent assets or operations and less than 3 percent of the total assets exist in non-guarantor subsidiaries.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

6.  INCOME TAXES

     A reconciliation of statutory federal income tax and income tax expense is shown below (in thousands):

                                                          2001       2000      1999
                                                        --------    ------    -------
Amount based on federal statutory rate................  $(13,083)   $2,445    $18,523
State income taxes, net of federal....................    (1,503)      211      2,485
Other.................................................      (781)     (957)      (631)
                                                        --------    ------    -------
  Income tax (expense) benefit........................  $(15,367)   $1,699    $20,377
                                                        ========    ======    =======

     Components of the net deferred tax balances at March 31 and March 25, are as follows (in thousands):

                                                          2001         2000
                                                        ---------    --------
Net current deferred tax assets--
  Claims reserves.....................................  $     120    $    549
  Goodwill............................................      1,537          --
  Inventory...........................................        953         681
  Other reserves......................................     11,838       2,174
  Net operating loss carryforwards....................         --      12,000
                                                        ---------    --------
     Net current deferred tax assets..................  $  14,448    $ 15,404
                                                        =========    ========
Net long-term deferred tax liabilities--
  Fixed asset.........................................  $(105,631)   $(89,194)
  Net operating loss carryforwards....................     11,026      18,901
  Construction in progress............................      9,160       5,560
  Goodwill............................................         --       1,900
  Claims reserve......................................         --       2,040
  Other...............................................     (1,393)      3,619
                                                        ---------    --------
     Net long-term deferred tax liability.............  $ (86,838)   $(57,174)
                                                        =========    ========

     At March 31, 2001, the Company's net operating loss carryforwards (gross) will expire as follows: $1,761,470 in 2018, $20,981,259 in 2019 and $4,821,083
in 2020. The Company believes that its future taxable income will be sufficient for full realization of the deferred tax assets.

7.  INVESTMENTS IN PARTNERSHIPS

     The Company's wholly owned subsidiary, Lundy, has a 50 percent ownership interest in the L&H Farms partnership. The L&H Farms partnership is in the business of breeding and raising hogs. The Company accounts for the earnings and losses of the partnership using the equity method of accounting. As of March 31, 2001, the investment in the L&H Farms partnership was $1,251,000, included in other long-term assets in the consolidated balance sheets. The Company's share of the partnership's earnings was $340,000 from August 25, 2000 (date of Lundy acquisition) through March 31, 2001. These amounts are included in other operating expense in the consolidated statements of operations.

     In addition, Lundy has a 60 percent ownership in L&S Farms LLC, a limited liability company, in the business of breeding and raising hogs. The Company accounts for this partnership under the full consolidation method. Minority interest of $99,000 was charged to other income, net. The minority interest

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES obligation of $281,000 is recorded in other long-term liabilities. Lundy has guaranteed $1,335,000 of bank borrowings of its L&S Farms subsidiary that bears interest at prime plus 1.5 percent (9.5 percent at March 31, 2001). Lundy has guaranteed a portion of the bank borrowings of a hog production operation owned by the partner in the L&S Farms partnership. The maximum amount guaranteed is $2,000,000 and expires on the earlier of July 15, 2002, or the date the bank borrowing has been reduced to $3,000,000 or less.

8.  RELATED PARTIES

     The Company has contracted with ContiGroup to provide certain services pursuant to an amended and restated services agreement and a contract grower finish agreement. Under these agreements ContiGroup provides purchasing assistance, legal services, employee benefits, payroll, and grow finishing services to the Company. For periods ended March 31, 2001, March 25, 2000 and March 27, 1999, the total amount of these expenses and other related-party expenses with CGC were $6,523,000, $11,098,000 and $15,314,000, respectively. At March 31, 2001 and March 25, 2000, the Company recorded amounts due to related party for these purchases of $415,000 and $110,000, respectively, included in the consolidated balance sheets.

     The Company provides ContiGroup management and human resources services with respect to pork operations, hog and feed production services and environmental and other business consulting services. The total charges for the periods ended March 31, 2001, March 25, 2000 and March 27, 1999, amounted to $568,000, $977,000 and $782,000, respectively. At March 31, 2001 and at March
25, 2000, a receivable relating to the management fees from ContiGroup in the amount of $12,000 and $149,000, respectively, was recorded.

     During fiscal 2000, an agreement was entered into with CGC to pay $5,000,000, $1,000,000 annually for five years, in consulting fees to CGC for work done in the settlement agreement with the attorney general of Missouri (Note 11). The Company paid the first two of five annual installments in fiscal years 2000 and 2001, respectively. The Company discounted the liability at its current borrowing rate and as of March 31, 2001, has recorded a liability of $2,549,000, of which $780,000 is classified as current. Liabilities are reflected in the due to related party in the consolidated balance sheets.

     The amount due to related party in the March 31, 2001 consolidated balance sheet includes $868,000 payable to former owners of Lundy, one of which is currently a board member of PSF, Inc. In addition, the Company leases farmland and hog production buildings from this board member under a capital lease agreement that existed prior to the acquisition. The capital lease obligation as of March 31, 2001, was $2,529,000 and is included in long-term debt and capital leases in the consolidated balance sheet.

9.  COMMITMENTS

     The Company enters into forward grain purchase contracts with market risk in the ordinary course of business. In the opinion of management, settlement of such commitments, which were open at March 31, 2001, March 25, 2000 and March 27, 1999, will have no adverse impact on the financial position or results of operations of the Company.

     The Company utilizes forward contracts, as well as futures and options contracts, to establish adequate supplies of future grain purchasing requirements and minimize the risk of market fluctuations. These contracts may result in off-balance-sheet market risk, which is dependent on fluctuations in the grain, hog and pork commodity markets. Market risk resulting from a position in a particular contract may be offset by other on or off-balance-sheet transactions. The Company continually monitors its overall

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES market position. Gross contract or notional amounts of futures, options and forward contracts in place as of March 31 and March 25 are as follows (in thousands):

                                                            2001       2000
                                                          --------    -------
Forward contracts to purchase grain.....................  $  7,538    $ 2,860
Futures contracts--
  corn..................................................    34,929      8,266
  soybean meal..........................................     6,721         --
  lean hogs.............................................    65,376     21,212
                                                          --------    -------
          Total.........................................  $114,564    $32,338
                                                          ========    =======

     The Company leases rolling stock and certain equipment under noncancelable operating leases. Rental expense under operating leases was approximately $3,656,000, $2,650,000 and $2,030,000 in the periods ended March 31, 2001, March
25, 2000 and March 27, 1999, respectively. Future minimum rental commitments at March 31, 2001, are as follows (in thousands):

2002........................................................  $3,549
2003........................................................   2,545
2004........................................................   1,266
2005........................................................     443
2006........................................................     208
Thereafter..................................................     143
                                                              ------
                                                              $8,154
                                                              ======

10.  EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) plan covering substantially all employees meeting certain minimum service requirements. The plan allows all qualifying employees to contribute up to 20 percent of employee compensation limited to the tax deferred contribution allowable by the Internal Revenue Code. The Company matches 100 percent of the employee's contribution up to 3 percent of employee compensation and 50 percent of the employee's next 2 percent of employee compensation, for a maximum company match of 4 percent of employee compensation. Effective January 1, 2000, the Company amended its 401(k) plan from a three-year cliff-vesting period to a 100 percent immediate vesting. Employer contribution expense related to the plan was approximately $1,407,000, $873,000 and $407,000 for the periods ended March 31, 2001, March 25, 2000 and March 27, 1999, respectively.

     During the three fiscal years ended March 31, 2001, a long-term incentive plan with performance thresholds tied to EBITDA was in place for key executives selected by the compensation committee. As of March 31, 2001, the Company has recorded $3,106,000 in accrued expense toward the long-term incentive plan. The Company expensed $2,106,000 and $1,000,000 in the periods ended March 31, 2001 and March 25, 2000, respectively. Payment is expected in fiscal year 2002.

     The Company has adopted a nonqualified, unfunded special executive retirement plan as of January 1, 2000, for certain key executives. The Company expensed and accrued $354,000 in fiscal 2001 related to this plan.

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

11.  LITIGATION

  ENVIRONMENTAL MATTERS

     The Company is a defendant in a citizens' action suit seeking to enforce alleged violations of the Clean Air Act, Clean Water Act and CERCLA. The same plaintiff has filed a parallel action against CGC from which any liability is also an assumed liability of the Company pursuant to the May 13, 1998, transaction. The plaintiffs are seeking injunctive relief, civil penalties and attorneys' fees. The Environmental Protection Agency has also intervened in the case. The Company has accrued a liability for the anticipated settlement and legal fees associated therewith, which is included in accrued liabilities.

     The Company settled a suit filed by the attorney general of Missouri against the Company and CGC. Any liability of CGC from this action was an assumed liability of the Company pursuant to the May 13, 1998, transaction. The settlement required the Company and CGC to enter into a consent judgement pursuant to which the Company is required to spend $25 million over the course of five years for researching, installing and operating improved technology to control wastewater, air and odor emissions from its Missouri farms. As of March 31, 2001, the Company is nearing the end of the second year of the settlement period and has spent in total, approximately $6,700,000.

     The Company was a successor to a nuisance suit brought by neighbors of its northern Missouri pork operations in which CGC was the defendant. On April 30, 1999, the jury returned a verdict in favor of 52 of the 109 plaintiffs in the amount of $100,000 each for a total of $5,200,000. CGC appealed the verdict and on May 3, 2001, the Company satisfied the judgment. At March 31, 2001, the Company has accrued a liability for the verdict and interest.

  OTHER LEGAL MATTERS

     The Company is subject to various other legal proceedings related to the normal conduct of its business. In the opinion of management, none of these actions are expected to result in a judgment having a material adverse effect on the consolidated financial statements of the Company.

12.  SEGMENT INFORMATION

     The Company operates a vertically integrated business with two operating segments, Pork Processing and Hog Production. The Pork Processing segment sells fresh and value-added pork products to food retailers, distributors, wholesalers, further processors, pharmaceutical and animal feed manufacturers in both domestic and international markets. The Hog Production segment supplies a majority of the live hogs used in the Pork Processing segment and sells the excess production to other hog processing operations. Intersegment live hog sales are based on market prices. The following tables present specific financial information about each segment as reviewed by the Company's management. The Corporate and Other classification in the following tables represent unallocated corporate expenses and assets, deferred taxes and income tax expense, Group's goodwill and goodwill amortization, interest expense and intersegment elimination (in thousands):

                                                PORK          HOG        CORPORATE
                                             PROCESSING    PRODUCTION    AND OTHER     TOTAL
                                             ----------    ----------    ---------    --------
Fiscal 2001--
  Net sales................................   $475,673      $359,149     $(294,246)   $540,576
  Intersegment sales.......................     (1,857)     (292,389)          --           --
  Operating income.........................     16,276        62,681      (18,368)      60,589
  Asset....................................    179,126       502,371       91,943      773,440
  Depreciation and amortization............      9,476        38,715        3,512       51,703
  Capital expenditure......................     12,213        30,343          668       43,224

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES

                                                PORK          HOG        CORPORATE
                                             PROCESSING    PRODUCTION    AND OTHER     TOTAL
                                             ----------    ----------    ---------    --------
Fiscal 2000--
  Net sales................................    266,680       220,876     (181,290)     306,266
  Intersegment sales.......................     (2,293)     (178,997)          --           --
  Operating income.........................     26,668         6,082      (18,516)      14,234
  Assets...................................     89,489       419,414       75,595      584,498
  Depreciation and amortization............      6,694        33,842        2,757       43,293
  Capital expenditures.....................      1,568        21,108          993       23,669
Fiscal 1999--
  Net sales................................    204,377       157,048     (124,335)     237,090
  Intersegment sales.......................     (1,699)     (122,636)          --           --
  Operating income.........................     31,774       (46,717)     (20,378)     (35,321)
  Assets...................................     92,183       445,182       80,090      617,455
  Depreciation and amortization............      5,289        29,755        2,607       37,651
  Capital expenditure......................      4,878        12,741        4,507       22,126

  GEOGRAPHIC INFORMATION

     No individual foreign country accounts for 10 percent or more of sales to external customers. The following table provides a geographic summary of the Company's net sales based on the location of product delivery (in thousands):

                                                       2001        2000        1999
                                                     --------    --------    --------
United States......................................  $496,461    $275,444    $219,172
Far East...........................................    33,815      28,405      15,750
Europe and Russia..................................     1,758         276         337
Canada.............................................     7,056       1,199         457
Mexico and South America...........................     1,486         942       1,374
                                                     --------    --------    --------
          Totals...................................  $540,576    $306,266    $237,090
                                                     ========    ========    ========

     All of the Company's assets are located within the United States.

13.  NEW ACCOUNTING STANDARD

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments and hedging activities requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company has adopted SFAS 133, as amended, effective April 1, 2001.

     The Company believes that its current derivative instruments are economic hedges, however, as a result of the extensive record keeping requirements of SFAS 133, management has elected not to

                   PSF GROUP HOLDINGS, INC. AND SUBSIDIARIES designate and account for these derivatives as hedges. Accordingly, these instruments will be marked to market through earnings. Upon adoption on April 1, 2001, the company will record an unrealized loss of approximately $7,300,000 as a liability and a decrease to shareholders' equity of $4,380,000, net of $2,920,000 of deferred taxes. The $7,300,000 liability will be recorded into costs of goods sold as the related contracts expire. Changes in the fair value of the existing contracts and those contracts entered into subsequent to April 1, 2001 will be recorded in the period in which they occur.

14.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED IN THOUSANDS):

                                                    FIRST      SECOND      THIRD       FOURTH
                                                   -------    --------    --------    --------
2001--
  Net Sales......................................  $87,920    $111,912    $168,958    $171,786
  Gross profit...................................   24,237      25,187      15,190      19,778
     Net income..................................    9,519       9,081       1,414       2,000
2000--
  Net Sales......................................   70,833      71,906      82,136      81,391
  Gross profit...................................    6,666       8,711       9,061      15,899
     Net income (loss)...........................   (1,636)     (1,414)     (6,365)      4,128

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
The Lundy Packing Company:

     We have audited the accompanying consolidated balance sheets of The Lundy Packing Company and subsidiaries as of July 1, 2000 and July 3, 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended July 1, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Lundy Packing Company and subsidiaries as of July 1, 2000 and July 3, 1999 and the results of their operations and their cash flows for each of the years in the three-year period ended July 1, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG LLP

Raleigh, North Carolina
August 11, 2000

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                         JULY 1, 2000 AND JULY 3, 1999

                                                                  2000           1999
                                                              ------------    -----------
                                         ASSETS
Current assets:
  Cash and cash equivalents (note 2)........................  $     67,342      8,201,519
  Accounts receivable.......................................    10,657,695      9,039,895
  Investments...............................................         6,455          6,455
  Inventories (notes 3, 8 and 11)...........................    38,387,673     20,565,494
  Prepaid expenses..........................................       642,702         99,636
  Due from officers (note 4)................................     4,658,331             --
  Cash surrender value of life insurance....................       926,746             --
  Refundable income taxes...................................     1,536,917        609,997
  Deferred income taxes (note 5)............................     1,372,727      1,580,210
                                                              ------------    -----------
          Total current assets..............................    58,256,588     40,103,206
                                                              ------------    -----------
Property, plant and equipment, at cost (notes 7 and 8):
  Land......................................................     3,828,755      3,828,755
  Land improvements.........................................     2,168,245      2,155,595
  Buildings.................................................    28,200,843     27,967,017
  Machinery and equipment...................................    56,016,608     54,700,068
  Trucks and trailers.......................................     8,548,042      9,258,334
  Office furniture and equipment............................     1,912,642      1,849,623
  Breeding stock............................................     9,033,474      8,178,666
  Construction in progress..................................     1,234,986        744,671
                                                              ------------    -----------
                                                               110,943,595    108,682,729
  Less accumulated depreciation.............................    63,591,709     59,051,234
                                                              ------------    -----------
       Net property, plant and equipment....................    47,351,886     49,631,495
                                                              ------------    -----------
Other assets:
  Note receivable from related party (note 9)...............       121,554        128,706
  Due from officers (note 4)................................            --      4,243,820
  Cash surrender value of life insurance....................            --      1,224,786
  Investment in partnerships (note 9).......................     1,086,290        478,613
  Other.....................................................        78,913         96,162
                                                              ------------    -----------
          Total other assets................................     1,286,757      6,172,087
                                                              ------------    -----------
                                                              $106,895,231     95,906,788
                                                              ============    ===========

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                                                                  2000           1999
                                                              ------------    ----------
                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  9,757,520     4,524,172
  Current installments of notes payable and long-term debt
     (note 8)...............................................    12,312,114    13,811,117
  Capital lease obligations--current (note 7)...............       514,713       471,690
  Income taxes payable......................................            --            --
                                                              ------------    ----------
                                                                22,584,347    18,806,979
  Accrued liabilities:
     Salaries and wages.....................................     2,930,893     3,512,363
     Other expenses.........................................     3,719,093     2,035,430
                                                              ------------    ----------
          Total accrued liabilities.........................     6,649,986     5,547,793
                                                              ------------    ----------
          Total current liabilities.........................    29,234,333    24,354,772
                                                              ------------    ----------
Deferred income taxes (note 5)..............................     3,070,652     3,120,135
Accrued employees' sick leave...............................     3,344,515     3,376,869
Notes payable and long-term debt (note 8)...................    19,483,613     9,398,519
Capital lease obligations--long-term (note 7)...............     4,542,908     5,065,540
Other long-term liabilities (note 10).......................     2,635,091     2,171,730
                                                              ------------    ----------
          Total liabilities.................................    62,311,112    47,487,565
                                                              ------------    ----------
Stockholders' equity:
  Common stock of $2 par value per share. Authorized
     2,625,000 shares; issued 1,291,233 shares..............     2,582,466     2,582,466
  Additional paid-in capital................................     2,571,480     2,571,480
  Retained earnings.........................................    71,141,244    74,836,608
                                                              ------------    ----------
                                                                76,295,190    79,990,554
  Less cost of shares in treasury, 647,537, 645,893 and
     636,143 shares in 2000, 1999 and 1998, respectively....    31,711,071    31,571,331
                                                              ------------    ----------
       Net stockholders' equity.............................    44,584,119    48,419,223
                                                              ------------    ----------
Commitments and contingencies (notes 7, 9 and 12)
                                                              $106,895,231    95,906,788
                                                              ============    ==========

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
           YEARS ENDED JULY 1, 2000, JULY 3, 1999, AND JUNE 27, 1998

                                                       2000            1999            1998
                                                   ------------    ------------    ------------
Net sales........................................  $273,970,876     251,011,704     303,933,471
Cost of goods sold (note 11):....................   210,284,187     183,248,564     241,587,744
                                                   ------------    ------------    ------------
     Gross margin................................    63,686,689      67,763,140      62,545,727
Operating expenses...............................    68,322,260      64,939,459      60,361,418
                                                   ------------    ------------    ------------
     Operating income (loss).....................    (4,635,571)      2,823,681       2,184,309
Other income (expense), net (notes 6 and 9)......      (598,454)        254,474       2,082,120
                                                   ------------    ------------    ------------
     Earnings (loss) before income taxes.........    (5,234,025)      3,078,155       4,266,429
Income tax expense (benefit) (note 5)............    (1,829,000)      1,087,000       1,415,000
                                                   ------------    ------------    ------------
     Net income (loss)...........................  $ (3,405,025)      1,991,155       2,851,429
                                                   ============    ============    ============

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           YEARS ENDED JULY 1, 2000, JULY 3, 1999, AND JUNE 27, 1998

                                                         2000           1999           1998
                                                     ------------    -----------    -----------
Common stock, no change during the three years.....  $  2,582,466      2,582,466      2,582,466
                                                     ------------    -----------    -----------
Additional paid-in capital, no change during the
  three years......................................     2,571,480      2,571,480      2,571,480
                                                     ------------    -----------    -----------
Retained earnings:
  Amount at beginning of year......................    74,836,608     73,233,021     70,679,995
  Net income (loss)................................    (3,405,025)     1,991,155      2,851,429
  Dividends ($.45, $.60 and $.45 per share in 2000,
     1999 and 1998, respectively)..................      (290,339)      (387,568)      (298,403)
                                                     ------------    -----------    -----------
                                                       71,141,244     74,836,608     73,233,021
                                                     ------------    -----------    -----------
Treasury stock, at cost:
  Amount at beginning of year (645,893, 636,143 and
     625,869 shares in 2000, 1999 and 1998,
     respectively).................................   (31,571,331)   (30,637,430)   (29,762,432)
  Shares acquired, net (1,644, 9,750 and 10,274
     shares in 2000, 1999 and 1998,
     respectively).................................      (139,740)      (933,901)      (874,998)
                                                     ------------    -----------    -----------
  Amount at end of year (647,537, 645,893 and
     636,143 shares in 2000, 1999 and 1998,
     respectively).................................   (31,711,071)   (31,571,331)   (30,637,430)
                                                     ------------    -----------    -----------
     Net stockholders' equity......................  $ 44,584,119     48,419,223     47,749,537
                                                     ============    ===========    ===========

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           YEARS ENDED JULY 1, 2000, JULY 3, 1999, AND JUNE 27, 1998

                                                             2000          1999          1998
                                                         ------------   -----------   -----------
Cash flows from operating activities:
  Net income (loss)....................................  $ (3,405,025)    1,991,155     2,851,429
  Adjustments to reconcile net income (loss) to net
     cash provided (used) by operating activities:
     Depreciation......................................     7,921,042     6,079,435     5,275,767
     Amortization......................................            --        10,531        15,221
     Loss (gain) on property abandoned or sold.........        22,166      (260,299)       42,767
     Gain from insurance recovery for property
       destroyed
       by fire.........................................            --            --      (982,355)
     Decrease (increase) in cash surrender value of
       life insurance..................................       298,040       (91,885)       (3,775)
     Deferred income taxes.............................       158,000      (354,000)   (1,131,000)
     Equity share of loss (income) of partnerships.....      (607,677)      349,055       234,604
     Changes in assets and liabilities:
       Decrease (increase) in accounts receivable......    (1,617,800)    2,300,955     2,240,149
       Increase in inventories.........................   (17,822,179)   (1,213,571)     (307,088)
       Decrease (increase) in prepaid expenses.........      (543,066)      (13,876)        9,743
       Decrease (increase) in refundable income
          taxes........................................      (926,920)     (609,997)      696,000
       Increase (decrease) in accounts payable.........     5,233,348       (23,035)     (387,182)
       Increase (decrease) in income taxes payable.....            --    (1,235,717)    1,235,717
       Increase (decrease) in accrued sick leave.......       (32,354)       46,792       (36,857)
       Increase in accrued liabilities.................     1,102,193       763,152     1,292,255
       Increase in other long-term liabilities.........       306,409       334,580        10,624
       Decrease (increase) in other assets.............        17,249       (14,497)       20,403
                                                         ------------   -----------   -----------
          Total adjustments............................    (6,491,549)    6,067,623     8,224,993
                                                         ------------   -----------   -----------
          Net cash provided (used) by operating
            activities.................................    (9,896,574)    8,058,778    11,076,422
                                                         ------------   -----------   -----------
Cash flows from investing activities:
  Proceeds from sale of assets.........................     3,150,348       893,286     1,381,520
  Insurance recovery on property destroyed by fire.....            --            --       982,355
  Purchases of property, plant and equipment...........    (8,813,947)  (15,550,753)   (7,330,608)
  Capital investment in partnership....................            --       (70,000)           --
  Distributions from partnerships......................            --            --       680,000
  Repayment of note receivable from related party......         7,152        14,415        31,424
  Increase in due from officers........................      (414,511)     (530,021)     (530,022)
  Increase (decrease) in minority interest.............       156,952       (16,632)           --
                                                         ------------   -----------   -----------
          Net cash used by investing activities........    (5,914,006)  (15,259,705)   (4,785,331)
                                                         ------------   -----------   -----------

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                                                             2000          1999          1998
                                                         ------------   -----------   -----------
Cash flows from financing activities:
  Purchase of treasury stock...........................  $   (139,740)     (933,901)     (874,998)
  Payments of capital lease obligations................      (479,609)     (288,977)      (73,150)
  Repayment of notes payable and long-term debt........    (2,252,383)  (23,710,291)  (13,008,222)
  Proceeds from notes payable and long-term debt.......    10,838,474    32,466,696    14,921,707
  Dividends paid.......................................      (290,339)     (387,568)     (298,403)
                                                         ------------   -----------   -----------
          Net cash provided by financing activities....     7,676,403     7,145,959       666,934
                                                         ------------   -----------   -----------
          Net increase (decrease) in cash and cash
            equivalents................................    (8,134,177)      (54,968)    6,958,025
Cash and cash equivalents at beginning of year.........     8,201,519     8,256,487     1,298,462
                                                         ------------   -----------   -----------
Cash and cash equivalents at end of year...............  $     67,342     8,201,519     8,256,487
                                                         ============   ===========   ===========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest..........................................  $  2,608,224     1,180,714       901,460
                                                         ============   ===========   ===========
     Income taxes......................................  $     18,967     2,489,467     1,925,668
                                                         ============   ===========   ===========
Supplemental disclosures of investing activities:
  During 1999, the Company incurred a capital lease
     obligation of $3,849,357 for machinery and
     equipment.
  Assets and liabilities of L&S Farms prior to
     consolidation in 1999:
     Inventory.........................................  $         --     1,009,270            --
     Property, plant and equipment, net................            --     1,533,041            --
     Accounts payable..................................            --       448,836            --
     Accrued liabilities...............................            --       120,228            --
     Notes payable.....................................            --     1,988,275            --
  At consolidation, the Company owed $10,419 to the
     minority interest in L&S Farms.
  During 1998, the Company incurred a capital lease
     obligation of $2,050,000 for swine farms facility.

See accompanying notes to consolidated financial statements.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 JULY 1, 2000, JULY 3, 1999, AND JUNE 27, 1998

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The Lundy Packing Company is a vertically integrated packer and processor of pork products distributed along the eastern United States. The Company produces a variety of high quality products that are marketed to retail chains, distributors and food service operators.

     The Company's fiscal year ends on the Saturday closest to June 30. The fiscal year ended July 1, 2000, the fiscal year ended July 3, 1999, and the fiscal year ended June 27, 1998 each consisted of fifty-two weeks.

     The accounting principles that affect the more significant elements of the financial statements are summarized below.

  (a)  Principles of Consolidation

     The consolidated financial statements include the accounts of The Lundy Packing Company and its wholly-owned subsidiaries, Tomahawk Farms, Inc., Boneless Hams, Inc., Gold Banner Meats, Inc., Dogwood Farms, Inc., Dogwood Farms II, LLC, and Lundy International, Inc. (collectively referred to as the "Company"). All significant intercompany transactions and balances have been eliminated in consolidation.

     During December 1998, Lundy International contributed additional capital in its partnership of L&S Farms. As a result of the additional capital contribution, Lundy International's ownership in L&S Farms increased from 50% to 60%. As a result of the increased ownership, L&S Farms has been consolidated into Lundy International.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and the reported amounts of income and expenses for the periods presented. Actual results could differ from those estimates.

  (b)  Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents and classifies such accounts as cash.

  (c)  Depreciation

     The Company depreciates property, plant and equipment using declining balance and straight-line methods over the following estimated useful lives:

                                                               YEARS
                                                              --------
Land improvements...........................................  12 to 15
Buildings...................................................  10 to 40
Machinery and equipment.....................................   5 to 12
Trucks and trailers.........................................    4 to 7
Office furniture and equipment..............................   5 to 12
Breeding stock..............................................         3

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

  (d)  Inventories

     Inventories of supplies, livestock, and dressed hogs are valued at the lower of cost (first-in, first-out) or market. Meat products are stated at net selling price (see note 12).

  (e)  Accounts Receivable

     The Company writes off receivables when amounts are determined to be uncollectible. In the opinion of management, all uncollectible amounts have been written off.

  (f)  Investments

     Investments consist of silver coins valued at cost, which approximates market value.

  (g)  Income Taxes

     The Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

  (h)  Employee Benefits

     The Company sponsors The Lundy Packing Company Employee Stock Ownership and Savings Plan, a defined contribution plan established for the benefit of the eligible employees of The Lundy Packing Company. An employee who is at least age 21 and completes one year of service (12 consecutive months of employment with 1,000 hours of service during such 12-month period) is eligible to enter the Plan on January 1st or July 1st subsequent to completion of the service requirement.

     Effective April 1, 1997, the Plan was restated from an ESOP only plan to a plan that consists of two portions--an ESOP portion and a Savings portion. The ESOP primarily acquires shares of The Lundy Packing Company's common stock. Under the ESOP, the Company may make an annual contribution for the benefit of eligible employees. The amount of the contribution is at the discretion of the Board of Directors of the Company. No contributions were made to the ESOP portion in 2000, 1999, and 1998.

     The Savings portion of the Plan is pursuant to Section 401(k) of the Internal Revenue Code. The Company matches, at the discretion of the Board of Directors of the Company, a percentage of employee contributions to the Plan up to a certain percentage of the employee's annual base salary. For the Plan years ended June 30, 2000, 1999, and 1998 the Company matched 50% of the first 2% of the employee's annual base salary and 25% of the next 3%. The Company contributed approximately $164,000, $147,000, and $147,000 to the Savings portion of the Plan in 2000, 1999, and 1998 respectively.

     Upon retirement, disability or death, Plan members or their estates are entitled to receive the shares of stock and other income and contributions credited to their accounts during their years of service. Shares of stock distributed under the Plan may not be sold or transferred without first being offered to the Plan and the Company.

     The Company provides sick pay benefits for substantially all employees. The benefit is accrued at the rate of one week's salary each year for each employee who has completed at least one year of service prior to a fiscal year-end. Employees are fully vested in the amount accrued at the time the provisions are made.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     On June 28, 1998, the Company adopted Statement of Financial Accounting Standards No. 132 ("SFAS No. 132"), Employers' Disclosures about Pension and Other Postretirement Benefits. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the method of accounting for such plans, but does impact the financial statement disclosures made pursuant to such plans.

     The Company sponsors a defined benefit health care and life insurance plan for retirees and employees. The Company measures the cost of its obligation based on its best estimate. The net periodic costs are recognized as employees render the necessary service to earn the postretirement benefits.

  (i)  Deferred Compensation

     The Company has agreements with certain officers which provide that during each of the fifteen years after the termination of employment because of retirement, death or disability, each officer is to be paid deferred compensation. The deferred compensation is being accrued over the active term of employment of the officers.

  (j)  Investments in Debt Securities

     Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," requires segregation of the investment portfolio, with all debt securities classified as held to maturity, available for sale or held for trading purposes. Investment securities held to maturity are stated at cost adjusted for accretion of discount. Accreted discounts are included in interest income.

     All of the Company's investment securities are classified as held to maturity because the Company has the ability and the positive intent to hold its investment securities until maturity. As a result, the Company's investments in debt securities are stated at amortized cost.

  (k)  Reclassifications

     Certain accounts in the 1999 and 1998 financial statements have been reclassified to conform to the 2000 presentation. These reclassifications have no effect on net income or stockholders' equity as previously reported.

(2)  INVESTMENTS IN DEBT SECURITIES

     The Company has invested in various government-guaranteed, interest-bearing obligations. Since the investments are held to maturity, the Company carries these investments at amortized cost. These investments have maturities of three months or less at the time of purchase and, therefore, are classified as cash equivalents. The Company's policy is to hold the investments until maturity. At July 1, 2000, the Company did not hold any investments in debt securities. The following presents the aggregate cost and fair value of these investments held at July 3, 1999:

                                                                   JULY 3, 1999
                                                              -----------------------
                                                                 COST        MARKET
                                                              ----------    ---------
U.S. Treasury Bills.........................................  $4,942,875    5,000,000
                                                              ==========    =========

(3)  INVENTORIES

     Inventories include:

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

                                                                2000           1999
                                                             -----------    ----------
Processed and in-process meat products.....................  $ 3,486,077     2,902,460
Livestock..................................................   33,079,645    15,006,250
Packaging and processing supplies..........................    1,821,951     2,656,784
                                                             -----------    ----------
                                                             $38,387,673    20,565,494
                                                             ===========    ==========

(4)  DUE FROM OFFICERS

     At July 1, 2000 and July 3, 1999 non-interest bearing advances were due from certain officers of the Company in the amount of $4,658,331 and $4,243,820, respectively. These advances were used to purchase life insurance policies that insure the life of another officer. The officers who received the advances are the owners and beneficiaries of the policies, but the cash surrender value of the policies ($3,991,794 at July 1, 2000) has been assigned to the Company as collateral for the loans. The advances are due upon the termination of the policies. Subsequent to July 1, 2000, the policies were terminated by the officers and the outstanding due from officers amount at July 1, 2000 was paid in full.

(5)  INCOME TAXES

     Components of the provision (benefit) for income taxes are:

                                                    2000          1999          1998
                                                 -----------    ---------    ----------
Current income tax expense (benefit):
  Federal......................................  $(2,005,000)   1,385,000     2,431,000
  State........................................       18,000       56,000       115,000
                                                 -----------    ---------    ----------
                                                  (1,987,000)   1,441,000     2,546,000
                                                 -----------    ---------    ----------
Deferred income tax expense (benefit):
  Federal......................................      329,000     (372,000)     (945,000)
  State........................................     (171,000)      18,000      (186,000)
                                                 -----------    ---------    ----------
                                                     158,000     (354,000)   (1,131,000)
                                                 -----------    ---------    ----------
                                                 $(1,829,000)   1,087,000     1,415,000
                                                 ===========    =========    ==========

     The principal items that result in gross deferred tax assets totaling approximately $3,273,000 at July 1, 2000 and $3,818,000 at July 3, 1999 are
differences in capitalization of certain costs related to inventories for tax purposes, sick leave, deferred compensation and the obligation for postretirement benefits other than pensions which will be deducted for tax purposes when paid.

     The principal items that result in gross deferred tax liabilities totaling approximately $4,969,000 at July 1, 2000 and $5,357,000 at July 3, 1999 are
differences in depreciation and inventory valuation for financial statement and tax purposes and deferred gains for tax purposes resulting from involuntary conversion of assets destroyed by fire.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     The difference between the "expected" federal income tax expense (benefit) computed at the statutory rate of 34% and the actual income tax expense is as follows:

                                         2000                   1999                  1998
                                 --------------------    ------------------    ------------------
                                   AMOUNT        %         AMOUNT       %        AMOUNT       %
                                 -----------   ------    ----------   -----    ----------   -----
Federal income tax expense
  (benefit) at the statutory
  rate.........................  $(1,780,000)   (34.0)%  $1,047,000    34.0%   $1,451,000    34.0%
State income tax expense
  (benefit) net of federal tax
  effect.......................     (101,000)    (1.9)%      49,000     1.6%      (47,000)   (1.1)%
Other..........................       52,000      1.0%       (9,000)   (0.3)%      11,000     0.3%
                                 -----------   ------    ----------   -----    ----------   -----
Actual income tax expense
  (benefit)....................  $(1,829,000)   (34.9)%  $1,087,000    35.3%   $1,415,000    33.2%
                                 ===========   ======    ==========   =====    ==========   =====

     As of July 1, 2000, the Company had aggregate state net economic loss carryforwards of approximately $13,638,000 available to offset future earnings of certain subsidiaries. The carryforwards expire in varying amounts from 2000 through 2005. The valuation allowance related to state income tax carryforwards at July 1, 2000 totaled approximately $471,000, an increase of $43,000 from the amount at July 3, 1999.

(6)  OTHER INCOME, NET OF OTHER DEDUCTIONS

     Other income, net of other deductions, includes interest income of $8,978, $988,631, and $357,092 in 2000, 1999, and 1998 respectively, and interest expense of $2,495,829, $1,979,107, and $1,028,237 in 2000, 1999 and 1998,
respectively.

(7)  LEASES

     The Company has entered into capital lease obligations for certain machinery and equipment as well as certain farm land, finishing floors, lagoons and related physical facilities for periods up to 10 years. Assets held under capital lease obligations are included in property and equipment and amounted to $4,700,919, net of accumulated amortization of $1,198,438 at July 1, 2000 and $5,360,270, net of accumulated amortization of $539,087 at July 3, 1999.

     At July 1, 2000, the minimum annual lease payments under noncancellable leases are as follows:

FISCAL YEAR ENDING
------------------
2001........................................................  $   995,311
2002........................................................      995,311
2003........................................................      995,311
2004........................................................      995,311
2005........................................................      995,311
Thereafter..................................................    2,198,147
                                                              -----------
Total minimum lease payments................................    7,174,702
Less amount representing interest...........................   (2,117,081)
                                                              -----------
Total obligations under capital lease.......................    5,057,621
Less current portion of capital lease obligation............      514,713
                                                              -----------
Long-term obligation........................................  $ 4,542,908
                                                              ===========

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     The Company has entered into noncancelable operating leases for certain vehicles. Rent expense related to the operating leases for the years ended July 1, 2000, July 3, 1999 and June 27, 1998 was $1,024,688, $443,716 and $376,557,
respectively. Future minimum annual lease payments are as follows:

FISCAL YEAR ENDING
------------------
2001........................................................  $1,065,262
2002........................................................   1,065,262
2003........................................................     677,555
2004........................................................     321,212
                                                              ----------
                                                              $3,129,291
                                                              ==========

(8)  NOTES PAYABLE AND LONG-TERM DEBT

     Notes payable and long-term debt consist of the following:

                                                                2000           1999
                                                             -----------    ----------
Note payable under an unsecured line of credit to a Bank,
  advances available up to a maximum of $10,000,000,
  interest at LIBOR plus 2.5% (9.15% at July 1, 2000)
  interest payable monthly and principal payable on
  December 31, 2000........................................  $10,000,000            --
Note payable under an unsecured line of credit to a bank,
  advances available up to a maximum of $3,000,000,
  interest at prime (9.50% at July 1, 2000) interest
  payable monthly and principal payable on October 20,
  2000.....................................................      838,474            --
Note payable to a bank, interest at prime, with an average
  cap of 9.00% for a five year period, principal and
  interest of $41,000, payable monthly until final payment
  on April 10, 2004, collateralized by inventory, property,
  plant and equipment of L&S Farms (net book value of
  approximately $2,920,500 at July 1, 2000)................    1,556,517     1,876,305
Note payable under a secured line of credit to a bank,
  advances available up to a maximum of $11,000,000,
  interest at LIBOR plus 1.9% (8.55% at July 1, 2000)
  interest payable monthly and principal payable on
  November 30, 2001, secured by assets of Dogwood Farms,
  Inc. and Dogwood Farms II, LLC...........................    9,982,609    11,000,000
Note payable under a secured line of credit to a
  bank,advances up to a maximum of $7,000,000, interest at
  LIBOR plus 1.9% (8.55% at July 1, 2000), monthly
  principal payments of $61,275 until final payment on
  March 7, 2008, secured by assets of Dogwood Farms, Inc.
  and Dogwood Farms II, LLC................................    5,718,127     6,333,328
Note payable under a secured line of credit to a bank,
  interest at LIBOR plus 1.9%, 59 monthly principal
  payments of $33,333 plus interest, with a final payment
  of all unpaid principal and accrued interest due on
  September 7, 2004, secured by assets of the Dogwood
  Farms, Inc. and Dogwood Farms, II........................    3,700,000     4,000,000
                                                             -----------    ----------
                                                              31,795,727    23,209,636
Less current installments..................................   12,312,114    13,811,117
                                                             -----------    ----------
                                                             $19,483,613     9,398,519
                                                             ===========    ==========

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     Notes payable and long-term debt mature as follows:

FISCAL YEAR ENDING
------------------
2001........................................................  $12,312,114
2002........................................................    1,512,792
2003........................................................   11,958,594
2004........................................................    1,135,300
2005........................................................    1,135,300
Thereafter..................................................    3,741,627
                                                              -----------
                                                              $31,795,727
                                                              ===========

     The loan agreements contain certain covenants and restrictions of Dogwood Farms, Inc. and Dogwood Farms II, LLC relating to among other things, the inability to declare dividends and incur any new loans and the maintenance of certain financial ratios. At July 1, 2000, the Company was in compliance with all loan covenants.

     The carrying amounts of on-balance-sheet financial instruments, which are cash, trade and notes receivables, accounts payable, accrued expenses and short and long-term borrowings, approximate their fair values.

(9)  INVESTMENT IN PARTNERSHIPS

     The Company has a fifty percent ownership of two separate partnerships, L&H Farms, LLC and Quality Pork, Inc., which are in the business of breeding and raising hogs. The Company accounts for the earnings and losses of the partnerships using the equity method of accounting. The Company's share of the partnerships' earnings was $607,677 and $181,523 for the years ended July 1, 2000 and July 3, 1999, respectively. These amounts are included in other income, net of other deductions in the consolidated statements of operations.

     During 1998 the Company owned fifty percent of L&S Farms, a partnership, in the business of breeding and raising hogs. The Company accounted for the earnings and losses of the partnership using the equity method of accounting. The Company's share of the partnership's losses in 1998 was $248,989. In 1999, the Company made an additional $70,000 capital contribution to the partnership, increasing its ownership to sixty percent. Partnership losses prior to the capital contribution were accounted for using the equity method of accounting and amounted to $530,578. These earnings are included in other income, net of other deductions, in the consolidated statement of operations. Subsequent to the contribution, the Company accounted for earnings and losses under the full consolidation method.

     The Company has guaranteed $208,331 of the bank borrowings of one of its investee partnerships at July 1, 2000.

     The Company has a note receivable from a partner in one of the partnerships that bears interest at prime plus 1% (10.50% at July 1, 2000), and at July 1, 2000, July 3, 1999, and June 27,1998 the outstanding balances were $121,554, $128,706, and $143,121, respectively.

(10)  RETIREMENT BENEFITS

     The Company provides certain health care and life insurance benefits for retired employees. The Company's postretirement health care plan is not funded.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     The status of the Plan at July 1, 2000 and July 3, 1999 was as follows:

                                                                 2000         1999
                                                              ----------    ---------
Postretirement benefit obligation...........................  $  958,661    1,302,952
Unrecognized prior service cost.............................     (54,657)     (61,489)
Unrecognized net gain.......................................     470,592      198,461
                                                              ----------    ---------
Accrued postretirement benefit cost.........................  $1,374,596    1,439,924
                                                              ==========    =========
Weighted-average assumption:
  Discount rate.............................................        7.75%        7.75%

     For measurement purposes, a 9%, 7%, and 8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000, 1999, and 1998, respectively, declining gradually to 5.5% per year by 2006 and remaining at that level thereafter.

     The components of net periodic expense for postretirement benefits in 2000, 1999, and 1998 were as follows:

                                                         2000       1999       1998
                                                       --------    -------    -------
Service cost.........................................  $ 50,376     88,749     50,422
Interest cost........................................    70,788     78,651     91,514
Amortization of transition obligation................     6,832      6,832      6,832
Amortization of gain.................................   (41,526)        --         --
                                                       --------    -------    -------
Net periodic postretirement benefit cost.............  $ 86,470    174,232    148,768
                                                       ========    =======    =======

     Assumed health care cost trend rates can have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                        1-PERCENTAGE-    1-PERCENTAGE-
                                                            POINT            POINT
                                                          INCREASE         DECREASE
                                                        -------------    -------------
Effect on total of service and interest cost
  components..........................................     $ 7,519           (6,813)
Effect on postretirement benefit obligation...........      53,745          (48,921)

(11)  MARKET CONDITIONS

     The Company's costs to produce market swine, as well as the estimated costs to complete market swine in inventory may individually exceed market sales prices periodically during the year. Market prices of the total livestock inventory exceeded the estimated costs to produce total livestock inventory at July 1, 2000, but did not as of July 3, 1999 and June 27, 1998. Based on market prices and production costs at July 3, 1999 and June 27, 1998, the Company reduced the valuation of livestock by approximately $875,000 and 1,967,000, respectively, on a consolidated basis.

(12)  CONTINGENCY

     The Company is a party as plaintiff or defendant to various legal actions pending at July 1, 2000 which arose during the normal course of business. In the opinion of management and legal counsel, final disposition of these actions will not have a material effect on the Company's financial position or results of operations.

                   THE LUNDY PACKING COMPANY AND SUBSIDIARIES

     The Company utilizes third-party insurance subject to varying retention levels or self insurance. Such self insurance relates to losses and liabilities primarily associated with workers' compensation claims and general, health care and vehicle liability. Losses are accrued for as incurred based upon third-party estimates. During the year the Company incurred claims exceeding predetermined retention levels. The Company has appropriately accrued for these claims up to the stated retention levels.

(13)  SUBSEQUENT EVENTS

     On August 9, 2000, the shareholders of the Company approved an Acquisition Agreement as of July 12, 2000 with PSF Acquisition Corp., a wholly-owned subsidiary of Premium Standard Farms, Inc., whereby the Company will become a wholly-owned subsidiary of Premium Standard Farms, Inc. Under the Acquisition Agreement the aggregate consideration to be paid to the Company's shareholders is the difference of $68,000,000 less the amount of the Company's outstanding capital lease obligations and indebtedness in excess of $37,892,648 and certain expenses incurred by the Company in connection with the acquisition in excess of $1,500,000.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

PSF GROUP HOLDINGS, INC.
PREMIUM STANDARD FARMS, INC. AND
PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC.

     As permitted by the Delaware General Corporation Law (DGCL), the certificate of incorporation and by-laws of each of PSF Group Holdings, Inc., Premium Standard Farms, Inc. and Premium Standard Farms of North Carolina, Inc. (collectively the "Delaware Registrants") grant directors and officers certain immunities from liability and rights to indemnification. Directors and officers are not personally liable to a Delaware Registrant or its stockholders for monetary damages for breach of fiduciary duty except to the extent that exculpation from liability is not permitted under the DGCL at the time liability is determined.

     In addition, the certificate of incorporation requires each Delaware Registrant to indemnify directors and officers to the maximum extent permitted under the DGCL for costs incurred and amounts paid in connection with legal proceedings related to service as an officer, director or agent of such Delaware Registrant or affiliated entities. Each Delaware Registrant must also advance funds to officers, directors and agents for their use in their defense in those proceedings.

     Finally, the by-laws of each of the Delaware Registrants provide that the corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under the DGCL to indemnify such party. Premium Standard Farms, Inc. currently maintains directors' and officers' insurance policies covering directors and officers of the Delaware Registrants.

THE LUNDY PACKING COMPANY AND LUNDY INTERNATIONAL, INC.

     As permitted by the North Carolina Business Corporation Act (NCBCA), the articles of incorporation and by-laws of each of The Lundy Packing Company and Lundy International, Inc. (collectively, the "North Carolina Registrants") grant directors and officers certain immunities from liability and rights to indemnification. Pursuant to its articles of incorporation, directors and officers of The Lundy Packing Company are not personally liable to The Lundy Packing Company or its stockholders for monetary damages for breach of fiduciary duty except to the extent that exculpation from liability is not permitted under the NCBCA at the time liability is determined.

     In addition, the by-laws of each of the North Carolina Registrants generally require them to indemnify directors and officers to the maximum extent permitted under the NCBCA for costs incurred and amounts paid in connection with legal proceedings related to service as an officer, director or agent of the corporation or its affiliated entities. With respect to directors and officers serving prior to August 25, 2000, however, the North Carolina Registrants will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the corporation's Board of Directors. In addition, the North Carolina Registrants are not required to indemnify certain directors and officers who served prior to August 25, 2000 for specified third party claims relating to the activities of the North Carolina Registrants prior to August 25, 2000. Each of the North Carolina Registrants must also advance funds to officers, directors and agents for their use in their defense in proceedings for which indemnification is available.

     Finally, the by-laws of each of the North Carolina Registrants provide that the corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of such corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under the NCBCA to indemnify such party. Premium Standard Farms,

Inc. currently maintains directors' and officers' insurance policies covering directors and officers of the North Carolina Registrants.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following exhibits are filed with this registration statement.

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
 1.1       Placement Agreement, dated June 4, 2001, among PSF Group
           Holdings, Premium Standard Farms, Inc., The Lundy Packing
           Company, Lundy International, Inc., Premium Standard Farms
           of North Carolina, Inc., Morgan Stanley & Co. Incorporated
           and J.P. Morgan Securities, Inc.
 2.1       Articles of Merger of PSF Acquisition Corp. into The Lundy
           Packing Company, filed August 25, 2000.
 2.2       Stock Purchase Agreement, dated September 22, 2000, by and among Premium Standard Farms, Inc., PSF Group Holdings, Inc.
           and ContiGroup Companies, Inc. (see Exhibit 10.10)
 3.1(a)    Certificate of Incorporation of PSF Group Holdings, Inc.,
           filed May 8, 1998.
 3.1(b)    Certificate of Amendment of Certificate of Incorporation of
           PSF Group Holdings, Inc., filed September 16, 1994.
 3.2(a)    Certificate of Incorporation of Premium Standard Farms,
           Inc., filed August 16, 1996.
 3.2(b)    Certificate of Correction of Certificate of Incorporation of
           Premium Standard Farms, Inc., filed August 26, 1996
 3.3       Articles of Incorporation of The Lundy Packing Company,
           filed August 25, 2000 (see Exhibit 2.1).
 3.4       Articles of Incorporation of Lundy International, Inc.,
           filed September 17, 1981.
 3.5       Certificate of Incorporation of Premium Standard Farms of
           North Carolina, Inc., filed September 12, 2000.
 3.6       Amended and Restated By-laws of PSF Group Holdings, Inc.
 3.7       Amended and Restated By-laws of Premium Standard Farms, Inc.
 3.8       Restated By-laws of The Lundy Packing Company.
 3.9       Restated By-laws of Lundy International, Inc.
 3.10      Restated By-laws of Premium Standard Farms of North
           Carolina, Inc.
 4.1(a)    Indenture, dated as of June 4, 2001, among Premium Standard
           Farms, Inc., PSF Group Holdings, Inc., The Lundy Packing
           Company, Lundy International, Inc., Premium Standard Farms
           of North Carolina, Inc., and Wilmington Trust Company.
 4.1(b)    Specimen certificate of 9 1/4% Senior Notes due 2011.
 4.2       Registration Rights Agreement, dated June 4, 2001, among PSF
           Group Holdings, Inc., Premium Standard Farms, Inc., The
           Lundy Packing Company, Lundy International, Inc., Premium
           Standard Farms of North Carolina, Inc., Morgan Stanley & Co.
           Incorporated and J.P. Morgan Securities Inc.
 4.3(a)    Credit Agreement, dated August 27, 1997, by and between
           Premium Standard Farms, Inc. and FBS Ag Credit, Inc., as
           Agent for Itself and Certain Other Lenders.
 4.3(b)    First Amendment to Credit Agreement dated May 13, 1998.
 4.3(c)    Second Amendment to Credit Agreement, dated February 26,
           1999.
 4.3(d)    Third Amendment to Credit Agreement, dated August 1, 2000.
 4.3(e)    Fourth Amendment to Credit Agreement, dated August 21, 2000.
 4.3(f)    Fifth Amendment to Credit Agreement, dated September 22,
           2000.

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
 4.3(g)    Guaranty Agreement, dated May 13, 1998, by and between PSF
           Group Holdings, Inc. and U.S. Bancorp Ag Credit, Inc. as
           Agent for Itself and Certain Other Lenders.
 5.1       Opinion of Blackwell Sanders Peper Martin LLP
10.1       PSF Group Holdings, Inc. 1999 Equity Incentive Plan, dated
           December 1, 1999.
10.2       Premium Standard Farms, Inc. Long-Term Incentive Plan,
           effective April 1, 1998 through March 31, 2001.
10.3       Premium Standard Farms, Inc. Executive Level Severance Plan,
           dated December 1, 1999.
10.4       Premium Standard Farms, Inc. Vice President Level Severance
           Plan, dated December 1, 1999.
10.5       Premium Standard Farms, Inc. Special Executive Retirement
           Plan, dated January 1, 2000.
10.6(a)    Premium Standard Farms, Inc. Deferred Compensation Plan,
           dated December 29, 2000.
10.6(b)    Amendment Number One to the Premium Standard Farms Deferred
           Compensation Plan, dated June 8, 2001.
10.7       Consulting Agreement, dated August 25, 2000, by and between
           The Lundy Packing Company and Annabelle Lundy Fetterman.
10.8       Services Agreement, dated October, 1998, by and between
           Premium Standard Farms, Inc. and Continental Grain Company.
10.9       Consulting Agreement, dated December 9, 1999, by and between
           ContiGroup Companies, Inc. and Premium Standard Farms, Inc.
10.10      Stock Purchase Agreement, dated September 22, 2000, by and among Premium Standard Farms, Inc., PSF Group Holdings, Inc.
           and ContiGroup Companies, Inc.
10.11      Market Hog Contract Grower Agreement, dated May 13, 1998, by and between Continental Grain Company and CGC Asset
           Acquisition Corp.
12.1       Statement regarding Computation of Ratio of Earnings to
           Fixed Charges.
21.1       Subsidiaries of the Registrants.
23.1       Consent of Blackwell Sanders Peper Martin LLP (see Exhibit
           5.1)
23.2       Consent of Arthur Andersen LLP
23.3       Consent of KPMG LLP
24.1       Power of Attorney (see signature pages)
25.1       Statement of Eligibility and Qualification on Form T-1 of
           Wilmington Trust Company (with respect to the 9 1/4% senior notes due 2011).
25.2       Statement of Eligibility and Qualification on Form T-1 of
           Wilmington Trust Company (with respect to the guarantees).
99.1       Form of Letter from Premium Standard Farms, Inc. to
           Registered Holders and Depository Trust Company
           Participants.
99.2       Form of Letter of Transmittal.
99.3       Form of Notice of Guaranteed Delivery.
99.4       Form of Instructions From Beneficial Owners to Registered
           Holders and Depository Trust Company Participants.

EXHIBIT
 NUMBER                       DESCRIPTION OF EXHIBIT
-------                       ----------------------
99.5       Form of Letter to Clients.
99.6       Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9.

     (b) The following financial statement schedule is filed with this registration statement:

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

ITEM 22.  UNDERTAKINGS.

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

     (b) The undersigned co-registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This undertaking also includes documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned co-registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 29, 2001.

                                          PSF GROUP HOLDINGS, INC.

                                          By: /s/     JOHN M. MEYER
                                            ------------------------------------
                                                       John M. Meyer,
                                                  Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 29, 2001.

                                          PREMIUM STANDARD FARMS, INC.

                                          By: /s/     JOHN M. MEYER
                                            ------------------------------------
                                                       John M. Meyer,
                                                  Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 29, 2001.

                                          THE LUNDY PACKING COMPANY

                                          By: /s/     JOHN M. MEYER
                                            ------------------------------------
                                                       John M. Meyer,
                                                  Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 29, 2001.

                                          LUNDY INTERNATIONAL, INC.

                                          By: /s/     JOHN M. MEYER
                                            ------------------------------------
                                                       John M. Meyer,
                                                  Chief Executive Officer

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of the co-registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, State of Missouri, on June 29, 2001.

                                          PREMIUM STANDARD FARMS OF NORTH
                                          CAROLINA, INC.

                                          By: /s/     JOHN M. MEYER
                                            ------------------------------------
                                                       John M. Meyer,
                                                  Chief Executive Officer

                            PSF GROUP HOLDINGS, INC.

     Each individual whose signature appears below hereby designates and appoints John M. Meyer, Robert W. Manly, Stephen A. Lightstone and Gerard J. Schulte, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person an in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
              /s/ JOHN M. MEYER                Chief Executive Officer and Director      June 29, 2001
---------------------------------------------
                John M. Meyer

          /s/ STEPHEN A. LIGHTSTONE            Chief Financial Officer                   June 29, 2001
---------------------------------------------
            Stephen A. Lightstone

          /s/ MICHAEL J. ZIMMERMAN             Director                                  June 29, 2001
---------------------------------------------
            Michael J. Zimmerman

                                               Director                                  June   , 2001
---------------------------------------------
              Ronald E. Justice

                                               Director                                  June   , 2001
---------------------------------------------
                Dean Mefford

              /s/ MARK R. BAKER                Director                                  June 29, 2001
---------------------------------------------
                Mark R. Baker

            /s/ MAURICE L. MCGILL              Director                                  June 29, 2001
---------------------------------------------
              Maurice L. McGill

                                               Director                                  June   , 2001
---------------------------------------------
             Michael A. Petrick

            /s/ PAUL J. FRIBOURG               Director                                  June 29, 2001
---------------------------------------------
              Paul J. Fribourg

            /s/ VART. K. ADJEMIAN              Director                                  June 29, 2001
---------------------------------------------
              Vart. K. Adjemian

                          PREMIUM STANDARD FARMS, INC.

     Each individual whose signature appears below hereby designates and appoints John M. Meyer, Robert W. Manly, Stephen A. Lightstone and Gerard J. Schulte, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person an in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
              /s/ JOHN M. MEYER                Chief Executive Officer and Director      June 29, 2001
---------------------------------------------
                John M. Meyer

          /s/ STEPHEN A. LIGHTSTONE            Chief Financial Officer                   June 29, 2001
---------------------------------------------
            Stephen A. Lightstone

          /s/ MICHAEL J. ZIMMERMAN             Director                                  June 29, 2001
---------------------------------------------
            Michael J. Zimmerman

                                               Director                                  June   , 2001
---------------------------------------------
              Ronald E. Justice

              /s/ DEAN MEFFORD                 Director                                  June 29, 2001
---------------------------------------------
                Dean Mefford

              /s/ MARK R. BAKER                Director                                  June 29, 2001
---------------------------------------------
                Mark R. Baker

            /s/ MAURICE L. MCGILL              Director                                  June 26, 2001
---------------------------------------------
              Maurice L. McGill

                                               Director                                  June   , 2001
---------------------------------------------
             Michael A. Petrick

            /s/ PAUL J. FRIBOURG               Director                                  June 29, 2001
---------------------------------------------
              Paul J. Fribourg

            /s/ VART. K. ADJEMIAN              Director                                  June 29, 2001
---------------------------------------------
              Vart. K. Adjemian

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----


                                               Director                                  June   , 2001
---------------------------------------------
               John Rakestraw

        /s/ ANNABELLE LUNDY FETTERMAN          Director                                  June 26, 2001
---------------------------------------------
          Annabelle Lundy Fetterman

                           THE LUNDY PACKING COMPANY

     Each individual whose signature appears below hereby designates and appoints John M. Meyer, Robert W. Manly, Stephen A. Lightstone and Gerard J. Schulte, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person an in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
              /s/ JOHN M. MEYER                Chief Executive Officer and Director      June 29, 2001
---------------------------------------------
                John M. Meyer

          /s/ STEPHEN A. LIGHTSTONE            Chief Financial Officer and Director      June 29, 2001
---------------------------------------------
            Stephen A. Lightstone

             /s/ ROBERT W. MANLY               Director                                  June 29, 2001
---------------------------------------------
               Robert W. Manly

                           LUNDY INTERNATIONAL, INC.

     Each individual whose signature appears below hereby designates and appoints John M. Meyer, Robert W. Manly, Stephen A. Lightstone and Gerard J. Schulte, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person an in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
              /s/ JOHN M. MEYER                Chief Executive Officer and Director      June 29, 2001
---------------------------------------------
                John M. Meyer

          /s/ STEPHEN A. LIGHTSTONE            Chief Financial Officer and Director      June 29, 2001
---------------------------------------------
            Stephen A. Lightstone

             /s/ ROBERT W. MANLY               Director                                  June 29, 2001
---------------------------------------------
               Robert W. Manly

                 PREMIUM STANDARD FARMS OF NORTH CAROLINA, INC.

     Each individual whose signature appears below hereby designates and appoints John M. Meyer, Robert W. Manly, Stephen A. Lightstone and Gerard J. Schulte, and each of them, any one of whom may act without the joinder of the others, as such person's true and lawful attorney-in-fact and agents (the "Attorneys-in-Fact") with full power of substitution and re-substitution, for such person an in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, which amendments may make changes in this Registration Statement as any Attorney-in-Fact deems appropriate, and registration statements relating to the same offering filed pursuant to Rule 462(b) under the Securities Act of 1933 and requests to accelerate the effectiveness of such registration statements, and to file each such amendment with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto such Attorneys-in-Fact and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that such Attorneys-in-Fact or any of them, or their substitution or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                    TITLE                         DATE
                  ---------                                    -----                         ----
              /s/ JOHN M. MEYER                Chief Executive Officer and Director      June 29, 2001
---------------------------------------------
                John M. Meyer

          /s/ STEPHEN A. LIGHTSTONE            Chief Financial Officer and Director      June 29, 2001
---------------------------------------------
            Stephen A. Lightstone

             /s/ ROBERT W. MANLY               Director                                  June 29, 2001
---------------------------------------------
               Robert W. Manly

                       FINANCIAL STATEMENT SCHEDULE INDEX

                        DESCRIPTION                           PAGE
                        -----------                           -----
Report of Independent Public Accountants....................  II-17

Schedule II -- Valuation and Qualifying Accounts............  II-18

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of PSF Group Holdings, Inc.:

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of PSF Group Holdings, Inc. (the Company) included in this registration statement and have issued our report thereon dated May 11, 2001. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

Kansas City, Missouri
May 11, 2001

                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                    BALANCE AT   CHARGED                        BALANCE AT
                                                    BEGINNING       TO                LESS:        END
DESCRIPTION                                          OF YEAR     EARNINGS   OTHER   DEDUCTION    OF YEAR
-----------                                         ----------   --------   -----   ---------   ----------
Allowance for Losses on Accounts Receivable:
  2001............................................    183.5       180.2     416.9     117.0       663.6
  2000............................................    135.9        48.1        --       0.5       183.5
  1999............................................    138.5        39.8        --      42.4       135.9